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                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

                           NOTICE OF SPECIAL MEETING

                                   IN LIEU OF

                         ANNUAL MEETING OF STOCKHOLDERS


                               December 21, 2000



     Notice is hereby given that a Special Meeting in Lieu of Annual Meeting of Stockholders of GZA GeoEnvironmental Technologies, Inc., a Delaware corporation (the "Company"), will be held on Thursday, December 21, 2000 at 10 a.m., Eastern standard time, at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts (the "Special Meeting"), for the purpose of considering and voting upon the following matters:


          1. To approve the Agreement and Plan of Merger dated August 16, 2000 among the Company, Futureco Environmental, Inc. and its subsidiary GeoEnvironmental Acquisition, Inc. (the "Merger Agreement").


          2. To authorize the holder of any proxy solicited hereby to vote to adjourn the Special Meeting, and any adjournment thereof, to a date or dates not later than January 20, 2001, in order to permit the Board of Directors to solicit additional proxies in the event that the number of shares of GZA Common Stock present or represented at the Special Meeting and voting in favor of the foregoing merger is insufficient to approve the Merger Agreement.


          3. To elect three persons to the Board of Directors, each to serve as a Class II director for a three-year term in the event that the foregoing merger is not approved at the Special Meeting, including any adjournment thereof;

          4. To transact such further business as may properly come before the Special Meeting or any adjournment thereof.

     As of the date of this notice, the Board of Directors has no knowledge of any other business to be transacted at the Special Meeting.

     The Board of Directors has fixed the close of business on November 9, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments thereof.

                                          By order of the Board of Directors,

                                          ROBERT W. SWEET, JR.
                                          Secretary


November 21, 2000

Newton Upper Falls, Massachusetts

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

     IF MORE THAN ONE PROXY IS ENCLOSED, PLEASE COMPLETE AND RETURN ALL OF THEM.
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                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
                               320 NEEDHAM STREET
                    NEWTON UPPER FALLS, MASSACHUSETTS 02464

                                PROXY STATEMENT
     FOR THE SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 21, 2000.



     This Proxy Statement and the enclosed Notice of Meeting and form of proxy are being mailed to stockholders, on or about November 21, 2000, in connection with the solicitation of proxies by the Board of Directors of GZA GeoEnvironmental Technologies, Inc. ("GZA" or "the Company") for use at the Special Meeting in Lieu of Annual Meeting of the Company, to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts at 10 a.m., Eastern Standard Time, on Thursday, December 21, 2000, and at any and all adjournments thereof (the "Special Meeting").


     On November 9, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote 3,744,644 shares of the Company's common stock, $.01 par value ("Common Stock"). Each share of Common Stock entitles its record holder to one vote on each matter considered at the Special Meeting.

PROXIES

     Each copy of this Proxy Statement is accompanied by a form of proxy that is being solicited by the Board of Directors of the Company (sometimes referred to as the "Board" or the "Board of Directors"). Please complete the proxy form, sign it, date it, and return it promptly in the enclosed envelope. At the Special Meeting, the persons who are named as proxies in properly executed proxies in this form will vote the proxy shares in accordance with the instructions indicated in the proxies. If you do not specify a choice in your proxy, then the shares covered by the proxy will be voted as recommended by the Board of Directors: that is, FOR the approval of the merger, FOR the proposal to authorize management to adjourn the Special Meeting in order to solicit additional proxies if the number of shares of GZA Common Stock present or represented at the Special Meeting and voting in favor of the merger is insufficient to approve the Merger Agreement, and FOR the election of William S. Zoino, William R. Beloff and Lewis Mandell as the Class II directors of the Company.

     We do not expect to ask you to vote on any other matters at the Special Meeting. However, if any other matters are properly presented at the meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment.

     If you return a signed and dated proxy, you may revoke the proxy at any time before it is voted by (i) notifying the Company's Secretary in writing,
(ii) signing and duly delivering a proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The Company's principal executive offices are located at 320 Needham Street, Newton Upper Falls, Massachusetts 02464.

QUORUM AND TABULATION OF VOTES

     Under the Company's Amended and Restated By-Laws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to the matter presented for stockholder approval) will be counted for the purpose of determining whether a quorum exists at the Special Meeting. Holders of Common Stock are entitled to one vote for each share held on each matter submitted to a vote. The following shares will not be counted as votes cast in favor of a given matter: (i) shares that abstain from voting as to that matter; and (ii) shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to that matter ("broker non-votes"). Each matter will be tabulated separately. Votes will be tabulated by the Company's transfer agent and registrar, American Stock Transfer & Trust Company.

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                              PROPOSAL ONE: MERGER

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read this entire Proxy Statement carefully, including the appendices. When we refer to "GZA" or the "Company" in this Proxy Statement we mean to include (unless it doesn't fit the context), GZA GeoEnvironmental Technologies, Inc. and its direct and indirect subsidiaries, including GZA GeoEnvironmental, Inc. ("GZA GeoEnvironmental") and GZA Drilling, Inc. ("GZA Drilling").

     - Payment: In the merger, each share of GZA Common Stock owned by GZA's current stockholders (other than certain shares owned by participating employees and selling stockholders, as described in more detail later in this Proxy Statement) will be converted into the right to receive $6.40 in cash, without interest or other payment thereon. You will not own any GZA Common Stock after completion of the merger. See "THE MERGER AGREEMENT."

     - Stockholder vote: You are being asked to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, by which GeoEnvironmental Acquisition, Inc. will be merged with and into GZA (the "Merger Agreement"). See "THE MERGER AGREEMENT". The Merger Agreement must be approved and adopted by the affirmative vote of a majority of the outstanding shares of GZA Common Stock, as required by
       Section 251 of the Delaware General Corporation Law, and by the holders of at least 66 2/3% of the outstanding shares of GZA Common Stock that are not owned by Futureco Environmental, Inc., as required by Section 203 of the Delaware General Corporation Law). See "THE SPECIAL MEETING."

     - Parties: The parties to the Merger Agreement are GZA, Futureco Environmental, Inc. and GeoEnvironmental Acquisition, Inc., which is sometimes referred to in this Proxy Statement as the "Merger Subsidiary." The Merger Subsidiary is a newly-formed Delaware corporation wholly owned by Futureco Environmental, Inc., which is sometimes referred to in this Proxy Statement as "Futureco." Futureco is a newly-formed Delaware corporation whose officers, directors and stockholders are also officers, directors or stockholders of GZA. See "SUMMARY--The Companies," and "INFORMATION ABOUT FUTURECO."

     - Participating executives and employees: Five members of GZA's management, William R. Beloff, Joseph P. Hehir, Lawrence Feldman, William
       E. Hadge and M. Joseph Celi, are stockholders of Futureco. Messrs. Celi and Hadge are also directors of GZA. We refer to the members of GZA's management who are stockholders of Futureco as the "participating executives." We expect that up to 60 other management employees of GZA will be given the opportunity to invest in Futureco prior to the effective time of the merger. Futureco has no binding agreement or commitment from these other employees, and as a result, the number of participating employees could be greater or fewer than we currently expect. Futureco expects to issue between 650,000 and 1,250,000 shares of its common stock to the participating executives and other participating employees. Futureco's financing arrangements and business plan assume a minimum level of investment in Futureco by GZA employees, either through the exchange of shares of GZA Common Stock or options to purchase shares of GZA Common Stock for shares or options to purchase shares of Futureco common stock or the purchase of Futureco common stock for cash. If the aggregate number of shares of Futureco common stock that are subscribed for by participating employees is less than 650,000, there can be no assurance that Futureco will be able to complete the merger. Depending upon the number of shares of GZA Common Stock and options to acquire GZA Common Stock that each employee owns, he or she may elect to make the investment in Futureco at least in part by an exchange of GZA shares for Futureco shares and/or an exchange of GZA options for Futureco options. Those GZA shares that will be exchanged for Futureco shares are called "excluded shares" and the options that will be exchanged for Futureco options are referred to as "excluded options." Neither the excluded shares nor the excluded options will be converted into cash. Those employees who exchange GZA shares or options are referred to as "participating employees." Participating employees may own both excluded shares and excluded
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       options as well as shares and options which are converted into the cash merger consideration. The participating executives and participating employees may have interests that are different from, or in addition to, your interests as a GZA stockholder generally. See "SPECIAL
       FACTORS -- Interests of Certain GZA Directors, Officers and Stockholders in the Merger."

     - Selling stockholders: In addition, three GZA stockholders, including Donald T. Goldberg, who is the Chairman of our Board of Directors, William S. Zoino, who is a nominee for election as a Director at this Special Meeting, and John E. Ayres, who is an executive officer of GZA, have agreed to sell an aggregate of approximately 595,893 shares of GZA Common Stock to Futureco in connection with the merger at a purchase price equal to $5.76 per share, and have also agreed to vote their shares in favor of the merger. These stockholders are sometimes referred to in this Proxy Statement as the "selling stockholders." The selling stockholders may also have interests that are different from your interests as a GZA stockholder generally. See "SPECIAL
       FACTORS -- Interests of Certain GZA Directors, Officers and Stockholders in the Merger."

     - Tax consequences: Generally, the merger will be taxable for U.S. Federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $6.40 and your adjusted tax basis for each share of GZA Common Stock that you own that is exchanged for cash in the merger. See "SPECIAL FACTORS -- Material Federal Income Tax Consequences to GZA, Futureco Parties and Stockholders."

     - Conditions: The Merger Agreement and the transactions contemplated by the Merger Agreement are subject to GZA stockholder approval as well as other conditions, including Futureco's obtaining the necessary financing to complete the merger and the parties' obtaining necessary consents and approvals. See "THE MERGER AGREEMENT -- Closing Conditions."

     - After the merger: Upon completion of the merger, Futureco will own 100% of GZA. The participating executives are expected to own between 9% and 28% of Futureco, on a fully diluted basis. The other participating employees will own the remaining shares of Futureco. See "SPECIAL FACTORS -- Interests of Certain GZA Directors, Officers and Stockholders in the Merger."

QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers briefly address some commonly asked questions about the merger. You should still carefully read this entire Proxy Statement, including the attached appendices.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve and adopt a merger agreement that provides for the Merger Subsidiary to be merged with and into GZA. The Merger Subsidiary is a newly formed Delaware corporation wholly owned by Futureco. Futureco is a newly formed Delaware corporation whose officers, directors and stockholders are also officers, directors or stockholders of GZA. If the Merger Agreement is approved and adopted, we will no longer be a publicly-held corporation and you will no longer own GZA Common Stock.

Q:  WHAT WILL I RECEIVE FOR MY GZA COMMON STOCK IF THE MERGER IS COMPLETED?

A: You will be entitled to receive $6.40 per share in cash for each share of GZA Common Stock you hold at the time of the merger. If you have certificates for your GZA shares, you will be required to turn them in to qualify for the payment. The paying agent or the surviving corporation will be entitled to deduct and withhold certain taxes. If you hold shares in "street name," your broker should help you with the paperwork to obtain your payment. If you exercise your appraisal rights under Delaware law (see "WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?"), you may be entitled to the appraised value of your shares, which may be more or less than the merger price.

Q:  WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE
    MERGER AGREEMENT?
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A:  Acting upon the unanimous recommendation of a special committee of the Board of Directors consisting solely of directors who are not officers or employees of GZA and who have no financial interest in the proposed merger that is different from that of GZA stockholders generally (the "Special Committee"), the Board of Directors has unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, GZA stockholders. The Board of Directors and the Special Committee unanimously recommend that you vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Q:  WHAT WILL HAPPEN TO PRESENT MEMBERS OF MANAGEMENT?

A: We expect most members of our current management to continue to be employed by GZA. However, immediately following the merger, the officers of the Merger Subsidiary will become the officers of GZA, and the directors of the Merger Subsidiary will become the directors of GZA. Members of GZA management and other participating employees will be entitled to receive $6.40 per share in cash for each of their shares of GZA Common Stock, other than any excluded shares held by the participating executives and employees, and other than shares that the selling stockholders have agreed to sell to Futureco in connection with the merger. GZA employees will receive an amount equal to the difference, if any, between $6.40 per share and the per share exercise price for any outstanding options that they hold, other than excluded options, which will be converted into options to purchase Futureco common stock. The paying agent or the surviving corporation will be entitled to deduct and withhold certain taxes for those entitled to payment. Upon completion of the merger, Futureco will own 100% of GZA. The participating executives are expected to own between 9% and 28% of Futureco, and the other participating employees will own the remaining shares of Futureco.

Q. IS THE MERGER SUBJECT TO ANY CONDITIONS OTHER THAN RECEIVING THE REQUISITE STOCKHOLDER APPROVAL?

A: Yes. Before completion of the transactions contemplated by the Merger Agreement, GZA, Futureco and the Merger Subsidiary must fulfill or waive several closing conditions. These conditions include, among others, Futureco's obtaining all financing necessary to complete the transactions contemplated by the Merger Agreement, on terms acceptable to Futureco. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve and adopt the Merger Agreement. Futureco's financing arrangements and business plan assume a minimum level of investment in Futureco by GZA employees, either through the exchange of shares of GZA Common Stock or options to purchase shares of GZA Common Stock for shares or options to purchase shares of Futureco common stock or the purchase of Futureco common stock for cash. If the aggregate number of shares of Futureco common stock that are subscribed for by participating employees is less than 650,000, there can be no assurance that Futureco will be able to complete the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If the conditions to the merger are satisfied or waived, we hope to complete the merger in December 2000.

Q:  WILL I OWE ANY U.S. FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: The receipt of cash for shares of GZA Common Stock in the merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $6.40 per share and your tax basis for the shares of GZA Common Stock that you owned immediately before the merger. For U.S. Federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares as a capital asset. The receipt of cash for shares of GZA Common Stock acquired by GZA employees through the exercise of stock options may result in recognition by such employees of ordinary income depending on how long the shares have been held by the employee.

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    TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU
    WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHEN AND WHERE IS THE SPECIAL MEETING?


A: The Special Meeting of GZA stockholders will be held at 10:00 a.m., Eastern Standard Time, on Thursday, December 21, 2000 at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts.


Q:  WHO CAN VOTE ON THE MERGER AGREEMENT?

A: Holders of GZA Common Stock at the close of business on November 9, 2000, the record date for the Special Meeting, may vote in person or by proxy at the Special Meeting.

Q: WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT?

A: The Merger Agreement and the transactions contemplated by the Merger Agreement must be approved and adopted by the affirmative vote of at least a majority of the outstanding shares of GZA Common Stock, as required by
    Section 251 of the Delaware General Corporation Law, and also by at least
    66 2/3% of the outstanding shares of GZA Common Stock that are not owned by Futureco, as required by Section 203 of the Delaware General Corporation Law. At the record date for the Special Meeting, 3,744,644 shares of GZA Common Stock were outstanding, of which the affirmative vote of at least 1,872,323 is necessary to approve the Merger Agreement under Section 251 of the Delaware General Corporation Law.

Q:  HOW MANY SHARES ARE "OWNED" BY FUTURECO?

A: At the close of business on November 9 , 2000, the record date for the Special Meeting, 779,775 shares of GZA Common Stock were owned by Futureco within the meaning of Section 203 of the Delaware General Corporation Law. These include an aggregate of 595,893 shares that Futureco has the right to acquire pursuant to its agreements with three selling stockholders, and an aggregate of 183,882 shares that are owned by the five participating executives. See "INFORMATION ABOUT FUTURECO." Of the remaining 2,964,869 shares of GZA Common Stock outstanding at the record date that are not owned by Futureco, the affirmative vote of at least 66 2/3%, or 1,976,580, is necessary to approve the Merger Agreement.

Q: HAS ANYONE AGREED TO VOTE THEIR SHARES OF GZA COMMON STOCK IN FAVOR OF THE MERGER?

A: Three selling stockholders, Donald T. Goldberg, William S. Zoino and John E. Ayres, holding an aggregate of 595,893 shares of GZA Common Stock, have each agreed to vote their shares in favor of the merger. If voted in favor of the merger, these shares will be included for purposes of determining whether a majority of the outstanding shares of GZA Common Stock have approved the Merger Agreement as required by Section 251 of the Delaware General Corporation Law, but, because they are deemed to be "owned" by Futureco for purposes of Section 203 of the Delaware General Corporation Law, will not be included for purposes of determining whether at least 66 2/3% of the shares not owned by Futureco have approved the Merger Agreement.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully reviewed this Proxy Statement, including the attached appendices, please mark your vote on your proxy card and sign and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the Special Meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and FOR the proposal to authorize management to adjourn the Special Meeting in order to solicit additional proxies if
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    the number of shares of GZA Common Stock present or represented at the
    Special Meeting and voting in favor of the merger is insufficient to approve the Merger Agreement. If you do not vote by either sending in your proxy card or voting in person at the Special Meeting, it will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide your broker with written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted by your broker and the failure to vote will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. If you wish to attend the Special Meeting and vote in person, you must first obtain a legal proxy from your broker.

Q.  WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?

A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law summarized in "SPECIAL FACTORS--Dissenters' Rights of Appraisal" and attached as Appendix C of this Proxy Statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your GZA shares of Common Stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $6.40 per share to be paid in the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before the vote is taken at the Special Meeting. If you are the record holder of your shares, you can do this in one of the following three ways:

     - You can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy.

     - You can complete and submit a new proxy card dated later than your original proxy card.

       If you choose either of the above two methods, you must submit your notice of revocation or your new proxy card to the Secretary of GZA at 320 Needham Street, Newton Upper Falls, Massachusetts 02464. GZA must receive the notice or new proxy card before the vote is taken at the Special Meeting.

     - You can attend the Special Meeting and vote in person. Simply attending the Special Meeting and not voting, however, will not revoke your proxy.

     If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will promptly send you written instructions for how you should send in your stock certificates in exchange for the $6.40 per share cash payment for your shares.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: The information provided above in "question and answer" format is merely a summary of the information contained in this Proxy Statement. You should carefully read this entire Proxy Statement, including the attached appendices.

    If you have more questions about the merger or how to vote your shares you should contact our proxy solicitor:
     D.F. King & Co., Inc.
     Banks and brokers call: (212) 269-5500
     All others call toll-free: (800) 949-2583
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                                    SUMMARY

     This summary highlights selected information contained elsewhere in this Proxy Statement and may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement, including the attached appendices, and the other documents to which we refer in this Proxy Statement. See "WHERE YOU CAN FIND MORE INFORMATION".

THE COMPANIES

GZA GeoEnvironmental Technologies, Inc.
320 Needham Street
Newton Upper Falls, MA 02464
Telephone: (617) 969-0500

     GZA is a multidisciplinary consulting and engineering firm offering environmental, geo-civil and remediation services, as well as regulatory compliance, solid waste management, and various support services. Founded in 1964 as Goldberg-Zoino & Associates, Inc., GZA now employs approximately 425 engineers, scientists, and technical support staff in 17 offices nationwide. The firm has completed over 60,000 projects in all 50 states and in 21 foreign countries. GZA was reorganized as a Delaware corporation in 1989. GZA's corporate headquarters are located at 320 Needham Street, Newton Upper Falls, MA 02464. See "WHERE YOU CAN FIND MORE INFORMATION."

Futureco Environmental, Inc.
9 Bridie Lane
Norfolk, MA 02056

     Futureco was incorporated in Delaware on March 6, 2000 and is qualified as a foreign corporation in Massachusetts. Futureco has not carried on any activities to date other than those activities incident to its formation and in furtherance of the merger, including but not limited to, entering into certain stock purchase agreements and the Merger Agreement, as described herein. See "INFORMATION ABOUT FUTURECO."

GeoEnvironmental Acquisition, Inc.
9 Bridie Lane
Norfolk, MA 02056

     The Merger Subsidiary, a newly formed Delaware corporation, was formed solely for the purpose of completing the merger. The Merger Subsidiary is wholly owned by Futureco. It has not carried on any activities to date other than those activities incident to its formation and as contemplated by the Merger Agreement.

     We sometimes refer to Futureco, the Merger Subsidiary, and certain persons who may be considered to control these companies, identified in "INFORMATION ABOUT FUTURECO," collectively as the "Futureco Parties."

THE MERGER

     In the merger, each issued and outstanding share of GZA Common Stock will be canceled and converted automatically into the right to receive $6.40 in cash, without interest or any other payment thereon, with the following exceptions: shares of GZA Common Stock held by Futureco, including any such shares acquired from the participating employees and the selling stockholders, will remain outstanding; treasury shares and shares of GZA Common Stock owned by any of GZA's subsidiaries will be canceled; and shares held by dissenting stockholders will be subject to appraisal in accordance with Delaware law.

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OUR RECOMMENDATIONS TO STOCKHOLDERS; FAIRNESS OF THE MERGER

     The Board of Directors formed a special committee (the "Special Committee"), which was given exclusive authority, on behalf of those stockholders of GZA who are neither affiliated with Futureco nor will become investors in Futureco, whom we refer to as "unaffiliated stockholders," to evaluate acquisition and other proposals from Futureco or other parties that might enhance the value of GZA's common stock, to negotiate the terms of any proposed transaction, to advise the Board of Directors as to whether or not to engage in the transaction proposed by Futureco or any other transaction and to retain its own financial advisor and its own legal counsel. The Special Committee has unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, the unaffiliated GZA stockholders, and has recommended to the Board of Directors that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted. The Special Committee consists solely of directors who are not officers or employees of GZA, and who have no financial interest in the proposed merger that is different from that of GZA stockholders generally. The Board of Directors has also unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, the unaffiliated GZA stockholders. THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE TOGETHER UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. For additional information regarding these recommendations, including the factors upon which they were based, see "SPECIAL FACTORS -- Background of the Merger" and "-- Recommendations of the Special Committee and Board of Directors; Fairness of the Merger."

FAIRNESS OPINION

     The Special Committee engaged the investment banking firm of Houlihan Lokey Howard & Zukin Capital, sometimes referred to in this Proxy Statement as "Houlihan Lokey," as an unaffiliated representative to act solely on behalf of the unaffiliated stockholders, to advise the Special Committee in connection with the negotiation of the terms of the merger, and to prepare a report concerning the fairness of the merger, from a financial point of view, to the unaffiliated stockholders of GZA. On August 14, 2000, the Special Committee received an oral opinion from Houlihan Lokey that, based upon and subject to the limitations, assumptions and qualifications set forth in their opinion, as of the date of their opinion, the $6.40 per share cash consideration to be received in the merger by GZA stockholders was fair, from a financial point of view. This opinion was confirmed in writing on August 16, 2000. The full text of this opinion dated August 16, 2000, is attached as Appendix B to this Proxy Statement. We urge you to read this entire opinion carefully.

INTERESTS OF GZA DIRECTORS AND OFFICERS IN THE MERGER

     When considering the recommendation of GZA's Board of Directors with respect to the merger, you should be aware that some of GZA's directors and officers have interests that are different from, or in addition to, your interests as a GZA stockholder. For example, the participating executives are stockholders of Futureco and thus will retain an indirect equity interest in GZA after completion of the merger. After the merger, the participating executives and other participating employees are expected to own 100% of Futureco.

     Under the terms of the Merger Agreement, all outstanding stock options of GZA granted to employees, consultants or directors of GZA, except excluded options, will vest and, on completion of an option exercise agreement, each option holder will receive an amount of cash equal to the difference between $6.40 per share and the option exercise price. Excluded options held by the participating employees will be exchanged for options to purchase Futureco common stock.

     For more information on the interests of GZA officers and directors in the merger, which may be different from, or in addition to, your interests as a GZA stockholder, see "SPECIAL FACTORS -- Interests of Certain GZA Directors, Officers and Stockholders in the Merger."

FINANCING FOR THE MERGER

     Futureco estimates that between $19.2 million and $22.3 million of third-party financing will initially be required to complete the merger and to pay its related fees and expenses. Futureco has received and accepted a commitment letter to finance the merger from KeyBank National Association, in an aggregate amount sufficient to fund these requirements. The commitment is in the amount of $23.5 million, $9.5 million of which is structured as a term loan facility and $14 million of which is a revolving credit facility which can be borrowed, repaid and re-borrowed. The borrowers of the loans will initially be Futureco and the Merger Subsidiary. Upon the completion of the merger, GZA will assume these liabilities of the Merger Subsidiary. For additional information regarding the financing for the merger, see "SPECIAL FACTORS -- Financing for the Merger."

RECORD DATE; VOTING POWER


     At the Special Meeting to be held on December 21, 2000, you will be entitled to one vote for each share of GZA Common Stock you hold of record as of November 9, 2000.


     The Merger Agreement must be approved and adopted by the affirmative vote of at least a majority of the outstanding shares of GZA Common Stock, and of at least 66 2/3% of the outstanding shares of GZA Common Stock not owned by Futureco within the meaning of Section 203 of the Delaware General Corporation Law. On the record date, there were 3,744,644 shares of GZA Common Stock entitled to vote at the Special Meeting. GZA has been advised by Futureco that 779,775 of those shares are owned by Futureco within the meaning of Section 203. For additional information concerning the effect of Section 203 of the Delaware General Corporation Law on the merger, see "THE SPECIAL MEETING -- Delaware Law Considerations."

     Futureco has entered into a purchase agreement with each of the selling stockholders, Donald T. Goldberg, William S. Zoino, and John E. Ayres. As amended, the agreements give Futureco the right to purchase a total of 595,893 shares of GZA Common Stock from them (together the "Purchase Agreements"). The Purchase Agreements include commitments from the selling stockholders to vote in favor of any merger proposed by Futureco. As a result, these shares, together with the 183,882 shares held by the participating executives, are deemed to be "owned" by Futureco for purposes of Section 203 of the Delaware General Corporation Law, and will not be included for purposes of determining whether at least 66 2/3% of the shares not owned by Futureco have approved the Merger Agreement, as required by Section 203.

     All of the executive officers and directors of GZA other than the selling stockholders and the participating executives, have indicated that they intend to vote in favor of the merger. These persons held an aggregate of 46,078 shares of GZA Common Stock on the record date. Because none of these persons has any interest in Futureco or any agreement, arrangement or understanding with Futureco with respect to voting or acquisition of their shares, their shares will be included for purposes of determining whether the Merger Agreement has been approved under Section 203 of the Delaware General Corporation Law. All shares of GZA Common Stock outstanding at the record date, including shares deemed to be owned by Futureco, will be eligible to vote for purposes of determining whether the Merger Agreement has been approved by a majority of the outstanding shares of GZA Common Stock under Section 251 of the Delaware General Corporation Law.

THE MERGER AGREEMENT

     The Merger Agreement, including the significant conditions to the closing of the merger, is described in "THE MERGER AGREEMENT" and is attached as Appendix A to this Proxy Statement. We encourage you to read carefully the entire Merger Agreement, as it is the legal document that governs the merger.

APPRAISAL RIGHTS

     GZA is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger and you follow all of the procedures for demanding appraisal rights described in "SPECIAL FACTORS -- Dissenters' Rights of Appraisal" and attached in Appendix C, you will receive a cash payment for the "fair value" of your shares of Common Stock, as determined by the Delaware Court of Chancery, instead of the $6.40 cash payment to be received by the Public Stockholders of GZA (as defined in "SPECIAL FACTORS -- Summary of Financial Analyses Performed by Houlihan Lokey") in connection with the merger. The price determined by the Delaware Court of Chancery may be more than, the same as or less than the $6.40 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:

     - You must NOT vote in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement; and

     - You must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Merely voting against the Merger Agreement will not preserve your appraisal rights under Delaware law. Appendix C to this Proxy Statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN "SPECIAL FACTORS -- Dissenters' Rights of Appraisal" AND ATTACHED IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

EFFECTS OF THE MERGER

     Upon completion of the merger, Futureco will own 100% of GZA. The participating executives are expected to own between 9% and 28% of Futureco, and the other participating employees will own the remaining shares of Futureco. You will no longer be a stockholder of GZA following the merger. GZA's current stockholders, other than Futureco, will not participate in any future earnings or losses and growth or decline of GZA. After the merger, GZA will be a closely-held corporation. As a result, there will be no public market for GZA Common Stock, and the GZA Common Stock will cease to be quoted on The Nasdaq Stock Market. The registration of GZA Common Stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," will be terminated.

CONDITIONS TO THE MERGER

     We will complete the merger only if a number of conditions are satisfied or waived, including, but not limited to, the following:

     - the Merger Agreement and the transactions contemplated by the Merger Agreement are affirmatively approved by the holders of a majority of the outstanding GZA Common Stock and by at least 66 2/3% of the shares of the outstanding GZA Common Stock not owned by Futureco;

     - no injunctions or legal restraints prevent the completion of the merger and the transactions contemplated by the Merger Agreement;

     - the representations and warranties made by the parties must be materially true and correct as of the Closing Date (as defined in "THE MERGER AGREEMENT -- Closing of the Merger");

     - the parties have materially performed their respective obligations under the Merger Agreement;

     - GZA has not experienced any material adverse changes since the date of the Merger Agreement;

     - each of GZA and Futureco has delivered an opinion of counsel to the other that is satisfactory to the other;

     - Futureco has obtained the financing necessary to complete the merger and transactions contemplated in the Merger Agreement on terms acceptable to Futureco; Futureco has advised us that the terms of the financing commitment already obtained (except for certain financial covenants that have not yet been negotiated) are acceptable to Futureco. See "SPECIAL FACTORS -- Financing for the Merger";

     - at least one business day before the Closing Date, we have received duly executed stock option exercise agreements from all GZA stock option holders other than holders of excluded options; and

     - we have obtained all necessary consents and waivers from third parties.

     If all of the other conditions are not either satisfied or waived, the merger will not be completed even if our stockholders vote to approve the merger and there are no other legal restraints hindering its completion.

TERMINATION OF THE MERGER AGREEMENT

     GZA and Futureco may mutually agree in writing to terminate the Merger Agreement at any time before the Certificate of Merger is accepted by the Secretary of State of Delaware. In addition, either party may terminate the Merger Agreement if, among other things:

     - the other party breaches certain conditions;

     - a government entity with legal authority prevents the completion of the merger in a non-appealable manner;

     - the closing conditions are not met by January 20, 2001. See "The MERGER AGREEMENT -- Closing Conditions;"

     - the merger is not completed, and the party seeking to terminate did not proximately contribute to the failure;

     - our stockholders do not approve the merger at the Special Meeting; or

     - our Board withdraws or modifies its approval of the merger in connection with a superior acquisition proposal. See "THE MERGER AGREEMENT -- GZA Covenants;" or

     - more than five percent of our record stockholders are dissenting stockholders, as defined by Delaware law, at the effective time.

     In addition, Futureco may terminate the Merger Agreement if we enter into a definitive agreement with respect to any other acquisition proposal. See "The MERGER AGREEMENT -- GZA Covenants."

     Termination of the Merger Agreement by either party may occur before or after stockholder approval. For additional information about termination, see "THE MERGER AGREEMENT -- Termination, Amendment and Waiver."

WHAT HAPPENS IF GZA RECEIVES A BETTER OFFER

     The Merger Agreement provides that neither GZA nor any of its officers, directors, employees, representatives or other agents will encourage, directly or indirectly, any inquiries or proposals with respect to a merger, acquisition, tender offer, or any other acquisition proposal other than the one contemplated in the Merger Agreement, or provide any confidential information or otherwise facilitate any acquisition proposal other than the one contemplated in the Merger Agreement.

     However, the Special Committee or our Board of Directors may continue to discuss acquisition proposals and to cooperate with any party initially contacted by GZA before GZA entered into the Merger Agreement, provided that such talks could lead to a "superior acquisition proposal;" and the Board or the Special Committee may discuss unsolicited acquisition proposals and cooperate with the parties making such proposals if the unsolicited acquisition proposals could become "superior acquisition proposals," and if it would be a breach of fiduciary duty not to pursue such discussions. In such instances GZA must notify Futureco of the acquisition proposals and give Futureco a reasonable amount of time in which to respond. "Superior acquisition proposals" are bona fide acquisition proposals made by third parties, which the Special Committee determines in good faith could be more financially favorable to GZA stockholders than the merger and are capable of being completed within a reasonable period of time. For additional information about how acquisition proposals will be handled under the Merger Agreement, see "THE MERGER AGREEMENT -- GZA Covenants."

EXPENSE REIMBURSEMENT UPON TERMINATION

     If the Merger Agreement is terminated because our Board has withdrawn or modified its approval or recommendation of the merger or has approved or recommended, or we have entered into a definitive agreement with respect to, another acquisition proposal, then we will be required to reimburse Futureco for its reasonable, actual expenses in connection with the proposed merger, up to a maximum of $750,000. For additional information with respect to this expense reimbursement and the conditions upon which they would be payable, see "THE MERGER AGREEMENT -- Termination, Amendment and Waiver."

AMENDING THE MERGER AGREEMENT

     GZA, Futureco and the Merger Subsidiary may amend the Merger Agreement by mutual written consent by action of the parties' boards of directors at any time before the Certificate of Merger is filed with the Delaware Secretary of State. However, following our stockholders' approval of the Merger Agreement, we cannot amend the Merger Agreement without the further approval of our stockholders if applicable law requires that our stockholders approve that amendment.

PRICE RANGE OF COMMON STOCK

     GZA Common Stock is quoted on The Nasdaq Stock Market. On March 30, 2000, the last trading day before GZA's public announcement that it had received a preliminary acquisition proposal from a management group, GZA's Common Stock closed at $5.00 per share. On May 15, 2000, the last trading day before GZA's public announcement that it had entered into a nonbinding letter of intent with Futureco regarding the proposed merger, GZA's Common Stock closed at $5.88 per share. On August 16, 2000, the last trading day before GZA's public announcement of the Merger Agreement, GZA Common Stock closed at $5.67 per share.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this Proxy Statement that are not historical facts but rather reflect current expectations concerning future results and events. When used in this Proxy Statement, the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will," and similar expressions identify the "forward-looking statements." The Fiscal Year 2001 Forecast included below under "SPECIAL FACTORS -- Fiscal Year 2001 Forecast" also includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and other factors, some of which are beyond our control, that could cause actual results to differ materially from those forecast or anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: competition; market pricing pressures; changes in federal, state, and local legislation and regulations; our ability to execute projects within contracted cost estimates; current or future claims made against us; our ability to resolve contract and change order disputes favorably and availability of qualified personnel to execute contracts and work plans.

     Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's view only as of the date of this Proxy Statement. All forward-looking statements included in this Proxy Statement and all subsequent forward-looking statements attributable to GZA or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. GZA undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for each of the fiscal years in the five-year period ended February 29, 2000, and for the six months ended August 31, 2000 and 1999. The selected consolidated financial data presented below under the captions "Income Statement Data" for each of the fiscal years in the five-year period ended February 29, 2000 and "Balance Sheet Data" as of February 29, 2000, and February 28, 1999, 1998 and 1997, are derived from the consolidated financial statements of GZA and its subsidiaries, which financial statements have been audited by PricewaterhouseCoopers LLP, independent certified public accountants. The unaudited selected consolidated financial data presented below under the captions "Income Statement Data" and "Balance Sheet Data" as of and for the six months ended August 31, 2000 and 1999, are derived from the unaudited consolidated financial statements of GZA incorporated by reference in this Proxy Statement from GZA's Quarterly Report on Form 10-Q for the six months ended August 31, 2000. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements as of February 29, 2000 and for each of the years in the three-year period ended February 29, 2000 and for the six months ended August 31, 2000. GZA's audited consolidated financial statements as of February 29, 2000 and February 28, 1999, and for each of the years in the three-year period ended February 29, 2000, and the report thereon, are incorporated by reference in this Proxy Statement from GZA's Annual Report on Form 10-K, as amended, for the year ended February 29, 2000.

     No pro forma data giving effect to the merger are provided because GZA does not believe that pro forma information is material to stockholders in evaluating the merger and the Merger Agreement because the merger consideration is all cash and if the merger is completed, GZA's Public Stockholders will no longer have any equity interest in GZA.

                                               SIX MONTHS                        FISCAL YEAR ENDED
                                            ENDED AUGUST 31,    ----------------------------------------------------
                                            -----------------   FEB. 29,   FEB. 28,   FEB. 28    FEB. 28,   FEB. 29,
                                             2000      1999       2000       1999       1998       1997       1996
                                            -------   -------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues..................................  $39,160   $32,587   $72,083    $60,653    $59,546    $59,340    $69,825
Subcontractor costs and other direct
  expenses................................   16,101    10,572    27,932     20,345     21,695     21,129     29,667
                                            -------   -------   -------    -------    -------    -------    -------
    Net revenues..........................   23,059    22,015    44,151     40,308     37,851     38,211     40,158
Costs and expenses:
  Salaries and related costs..............   16,607    16,042    31,661     28,766     26,981     27,782     28,918
  General and administrative..............    5,416     5,321    10,690      9,444      9,060      9,864      9,990
                                            -------   -------   -------    -------    -------    -------    -------
Income (loss) before other income and
  taxes...................................    1,036       652     1,800      2,098      1,810        565      1,250
                                            -------   -------   -------    -------    -------    -------    -------
Total other income, net...................      380       121       294        383        437        256         33
                                            -------   -------   -------    -------    -------    -------    -------
Income (loss) before provision for income
  taxes...................................    1,416       773     2,094      2,481      2,247        821      1,283
Provision (benefit) for income taxes......      576       309       819        972        877        292        485
                                            -------   -------   -------    -------    -------    -------    -------
Net income before discontinued
  operations..............................      840       464     1,275      1,509      1,370        529        798
Loss from discontinued operations, net of
  income taxes............................       --        --        --         --         --         --        (99)
Net income................................      840       464     1,275      1,509      1,370        529        699
Comprehensive income (loss)...............      800       424   $ 1,234      1,505      1,371        539         --
                                            -------   -------   -------    -------    -------    -------    -------
Per share amounts:
  Basic earnings per share before
    discontinued operations...............  $  0.23   $  0.13   $  0.35    $  0.42    $  0.35    $  0.13    $  0.21
  Basic loss per share from discontinued
    operations............................       --        --        --         --         --         --      (0.03)
  Basic earnings per share................  $  0.23   $  0.13   $  0.35    $  0.42    $  0.35    $  0.13    $  0.18
  Basic weighted average shares...........    3,691     3,673     3,629      3,604      3,932      3,929      3,857
  Diluted earnings per share before
    discontinued operations...............  $  0.22   $  0.13   $  0.35    $  0.41    $  0.34    $  0.13    $  0.21
  Diluted loss per share from discontinued
    operations............................       --        --        --         --         --         --      (0.03)
  Diluted earnings per share..............  $  0.22   $  0.13   $  0.35    $  0.41    $  0.34    $  0.13    $  0.18
  Diluted weighted average shares.........    3,873     3,673     3,678      3,674      3,973      3,929      3,857
                                            =======   =======   =======    =======    =======    =======    =======
BALANCE SHEET DATA:
Working capital...........................  $20,170             $18,776    $17,551    $17,366    $17,177    $18,175
Total assets..............................   40,393              38,359     35,257     34,221     35,535     37,614
Total stockholders' equity................   26,750              25,617     24,141     22,886     23,257     22,465
                                            =======             =======    =======    =======    =======    =======
Book value per share......................  $  7.22             $  7.05    $  6.75    $  6.31    $  5.89    $  5.81
                                            =======             =======    =======    =======    =======    =======

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND RECORD DATE OF THE SPECIAL MEETING


     The Special Meeting of stockholders of GZA will be held on December 21, 2000, beginning at 10:00 a.m., Eastern Standard Time, at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts. The accompanying proxy is being solicited by our Board of Directors and is to be voted at the Special Meeting or any adjournment(s) or postponement(s) thereof. The holders of record of our Common Stock as of the close of business on November 9, 2000 are entitled to receive notice of, and to vote at, the Special Meeting. On the record date, there were 3,744,644 shares of GZA Common Stock outstanding. No other voting securities of GZA are outstanding.


PURPOSE


     At the Special Meeting, you are being asked to consider and vote upon the approval and adoption of the Merger Agreement, which provides for the merger of the Merger Subsidiary with and into GZA, and for a proposal to authorize management to adjourn the Special Meeting to a date or dates not later than January 20, 2001 to enable the Board of Directors to solicit additional proxies in favor of the merger, if the number of shares present or represented at the Special Meeting and vote in favor of the merger is insufficient to approve the Merger Agreement. You are also being asked to elect three Class II directors to serve in the event that the merger is not approved.


     In the merger, each issued and outstanding share of GZA Common Stock will be canceled and converted automatically into the right to receive $6.40 in cash, without interest or any other payment thereon, with the following exceptions: shares of GZA Common Stock that are held by Futureco will be retained by Futureco; treasury shares and shares of GZA Common Stock owned by any of GZA's subsidiaries will be canceled; and shares held by dissenting stockholders will be subject to appraisal in accordance with Delaware law.

     We do not expect to ask you to vote on any matters at the Special Meeting other than those described in this Proxy Statement. However, if any other matters are properly presented at the Special Meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment. Proxies voting against a specific proposal may not be used by the holder to vote for adjournment of the Special Meeting for the purpose of giving the holder additional time to solicit votes in favor of that proposal.

VOTING INFORMATION

     Each outstanding share of our Common Stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Special Meeting, or 1,872,323 shares, is necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock, and of at least 66 2/3% of the outstanding shares of our Common Stock that are not owned by Futureco within the meaning of Section 203 of the Delaware General Corporation Law are required to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement.

     The selling stockholders and the participating executives have agreed to vote their shares to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. As of November 9, 2000, the selling stockholders and GZA directors and executive officers held 846,247 outstanding shares, representing approximately 23% of our outstanding Common Stock. That total includes 46,078 shares that are not owned by Futureco, or approximately 3% of the shares not owned by Futureco within the meaning of Section 203 of the Delaware law. See "SPECIAL FACTORS -- Interests of Certain GZA Directors, Officers and Stockholders in the Merger."

     Brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters such as the merger. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists, but will have the same effect as votes AGAINST the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

DELAWARE LAW CONSIDERATIONS

     Section 203 of the Delaware General Corporation Law, entitled "Business Combinations with Interested Stockholders," provides that, with certain exceptions, a Delaware corporation may not engage in a merger such as that proposed in this Proxy Statement with a person or entity that became an "interested stockholder" of the corporation within the three-year period preceding the transaction, unless the merger is authorized by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder. GZA's Board of Directors believes that Futureco became an interested stockholder by virtue of its having during the three-year period acquired or agreed to acquire more than 15% of the outstanding voting stock of GZA. For purposes of Section 203, a person is deemed to "own" stock that it owns beneficially, either directly or indirectly, or that it has the right to acquire pursuant to any agreement, arrangement or understanding, or if it has any agreement, arrangement or understanding to acquire, vote or dispose of the stock. Futureco has advised us that as of November 9, 2000, the record date for the Special Meeting, Futureco owns (within the meaning of Section 203) 779,775 shares of GZA Common Stock. Thus, the affirmative vote of at least 1,976,580 shares of GZA Common Stock not owned by Futureco, representing 66 2/3% of the shares of GZA Common Stock outstanding on that date and not owned by Futureco, will be required to authorize the merger. For additional information about Futureco and its ownership of GZA Common Stock, see "INFORMATION ABOUT FUTURECO."

SOLICITATION, REVOCATION AND USE OF PROXIES

     Proxies are being solicited by and on behalf of GZA's Board of Directors. We will pay the costs of soliciting proxies from our stockholders as well as all mailing and Securities and Exchange Commission ("Commission") filing fees incurred in connection with this Proxy Statement. GZA has engaged the services of D.F. King, to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by GZA, D.F. King agreed to provide solicitation services with respect to banks, brokers, institutional investors and individual stockholders. GZA has agreed to pay D.F. King a fee of $7,500 plus a stated amount for each telephone call made by D.F. King, and to reimburse its reasonable out-of-pocket expenses and to indemnify it against certain liabilities and expenses, including liabilities and expenses under the Federal securities laws. In addition to the solicitation of proxies by mail, some of our directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

     The grant of a proxy on the enclosed form does not preclude you from attending the Special Meeting and voting in person. You may revoke your proxy at any time before it is voted at the Special Meeting. If you are a record holder, you may revoke your proxy by:

     - delivering to the Secretary of GZA, before the vote is taken at the Special Meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of GZA before the vote is taken at the Special Meeting; or

     - attending the Special Meeting and voting in person.

     Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to the Secretary of GZA at 320 Needham Street, Newton Upper Falls, Massachusetts 02464, or hand delivered to the Secretary of GZA before the vote is taken at the Special Meeting. All valid proxies will be voted at the Special Meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the Special Meeting for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote. If you hold your shares in "street name" and wish to vote in person at the Special Meeting, you must first obtain a legal proxy from your broker. Abstentions and broker non-votes will have the effect of votes against Proposal One.

     Stockholders who do not vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this Proxy Statement, will be entitled to seek appraisal of the value of their Common Stock under Section 262 of the Delaware General Corporation Law. See "SPECIAL FACTORS -- Dissenters' Rights of Appraisal."

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, WE WILL SEND YOU INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING YOUR EXISTING STOCK CERTIFICATES FOR THE $6.40 PER SHARE CASH PAYMENT.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In May 1999, some members of GZA's senior management informed the Board of Directors that a management group might be interested in acquiring the outstanding Common Stock of GZA. At its May 17, 1999 meeting, the Board decided that it would consider offers brought before the Board. The Board also sought financial advice from Houlihan Lokey concerning the valuation of GZA's Common Stock. During the following several months, some members of GZA's senior management evaluated a potential management-led buyout; however, no formal proposal was presented to the Board.

     In February 2000, the Board received a letter dated February 8 from Kelco Acquisition Corp., a company unrelated to GZA or to any of GZA's officers or directors, proposing a business combination whereby Kelco would acquire the publicly-held shares of GZA's outstanding Common Stock for $5.00 per share in cash, provided that shares held by senior management and certain affiliates of GZA would be exchanged for shares of Kelco and subject to other stated conditions. On February 14, the Board engaged Houlihan Lokey to advise it in evaluating the proposal and considering strategic alternatives that might be available. On February 22, the Board met, received advice from Houlihan Lokey, and determined that the terms proposed by Kelco were inadequate and that it was unlikely that the combination could be consummated as proposed. Accordingly, the Board voted to decline the Kelco offer. At that meeting, the Board also decided to consider adoption of a stockholders' rights plan and asked the President to consult with GZA's outside counsel, Foley, Hoag & Eliot LLP (sometimes referred to as "FH&E"), and with Houlihan Lokey and to prepare a recommended form of plan for consideration at the Board's next meeting. At the conclusion of the meeting, some members of GZA's senior management informed the Board that they were aware of the Kelco offer and that they intended to form a management group to develop and to present to the Board another proposal for a going-private transaction. They said that they hoped to formulate the proposal within the next two weeks and asked the Board to give the proposal careful consideration when it was presented. After the management group left the meeting, the Board took no formal action and made no commitment; but it was the sense of the meeting that any management proposal, if presented, should be considered on its merits and in context with any alternative courses that might be available at the time.

     On March 3, the Board met and reviewed a proposed form of stockholders' rights plan. At the meeting, FH&E advised the Board on the principles of corporation law and fiduciary duty applicable to adoption of rights plans and similar actions that might be characterized as anti-takeover measures. Houlihan Lokey presented an analysis of the possible economic effect of the proposed plan and the basis of various assumptions as to the possible exercise price of the rights and projected market prices for GZA's stock during the period when rights might be outstanding. The Board decided to take no immediate action but to consider the proposed plan and possible revisions of the proposed plan at a later meeting or meetings. Mr. Perini then reported that he had been informed by Messrs. Beloff and Celi that the management group expected to submit a proposal by March 14. Accordingly, the Board voted to form a Special Committee consisting of Messrs. Devitt, Mandell, Perini and Philbin and Ms. Giordano, all the directors of GZA who were not and are not employees of GZA or associated with any of the members of the management group, to represent the interests of the unaffiliated stockholders of GZA. The Special Committee was authorized on behalf of GZA to consider the management group's offer if and when presented, to consider strategic alternatives that might be available to the Company, and to make recommendations to the Board of Directors. The Special Committee was also authorized in its discretion to engage legal counsel and financial advisers.

     Following the Board meeting, the Special Committee met and elected Mr. Perini its chair and Mr. Devitt its vice-chair. Thereafter, the Special Committee engaged Houlihan Lokey as its financial adviser and the firm of Epstein Becker & Green P.C. (sometimes referred to as "EB&G"), as its legal counsel. The Special Committee engaged Houlihan Lokey as an unaffiliated representative to act solely on behalf of, and to advise the Special Committee with respect to, the interests of unaffiliated stockholders for purposes of negotiating the terms of the merger and preparing a report concerning the fairness of the merger to the unaffiliated stockholders from a financial point of view.

     On March 7, the management group sent a letter to the Special Committee asking for an exclusivity period to present an acquisition proposal. On March 10, the Special Committee met and decided not to enter into a formal exclusivity agreement.

     On March 21, Mr. Beloff and Mr. Celi, representing Futureco, presented to Mr. Perini a draft letter of intent proposing that Futureco would acquire all the outstanding shares of GZA Common Stock for cash at $5.65 per share. On March 22, the Special Committee met and authorized Mr. Perini and EB&G to negotiate provisions of the proposed letter of intent, but the sense of the meeting was that the price was too low. Mr. Perini informed Futureco that the proposed letter of intent was not acceptable. On the same day, Futureco entered into the Purchase Agreements with Messrs. Goldberg, Zoino, and Ayres providing for Futureco's acquisition of their GZA holdings in the event that a business combination were consummated.

     Acquisitor plc, a British investment group, filed a Schedule 13D statement with the SEC reporting that on March 27 it had acquired 219,200 shares of GZA's Common Stock, representing approximately 5.3% of the total shares outstanding. Acquisitor plc also contacted Houlihan Lokey on that date to notify Houlihan Lokey of Acquisitor's investment and investment objectives and its support of the GZA management's going-private initiative. Acquisitor plc did not, at that time or later, indicate that it had any intention of initiating a transaction with GZA on its own behalf.

     On March 31, GZA issued a press release announcing that its Board had received a preliminary proposal for a management buyout for cash, that the Special Committee had been organized and that the Special Committee had engaged Houlihan Lokey and EB&G.

     On April 6, Futureco delivered a revised draft letter of intent providing for a price of $6.10 per share of GZA Common Stock. During the next two weeks, Mr. Perini and Mr. Devitt had numerous meetings and telephone conversations with Messrs. Beloff, Celi, and Hadge, principals of Futureco; Houlihan Lokey had several telephone conversations with Tucker Anthony Cleary Gull (sometimes referred as "Tucker Anthony"), the financial advisor for Futureco; and EB&G had numerous telephone conversations with Bowditch & Dewey (sometimes referred to as "B&D"), legal counsel for Futureco. These meetings and conversations concerned various provisions of the Futureco proposal, including principally the price, the amount and application of a possible break-up fee, the terms of proposed employment agreements between

Futureco and principals who were then employed by GZA, and procedures for seeking a "market test" of whether Futureco's proposed terms were sufficiently attractive that other possible acquirors of GZA would not be induced to offer better terms.

     On April 8, the Special Committee authorized Houlihan Lokey to begin preparation of a confidential memorandum to be provided to interested parties, and to begin preparation of a list of parties that Houlihan Lokey would recommend approaching regarding a possible transaction with GZA. During April, Houlihan Lokey circulated a draft confidential memorandum and list of prospective parties to the Special Committee. During April the Special Committee reviewed the draft memorandum and list of parties and provided comments to Houlihan Lokey. No active solicitation of other proposals by Houlihan Lokey occurred until early May.

     On April 16, Tucker Anthony on behalf of Futureco communicated to Houlihan Lokey a revised proposal for a buyout at $6.10 per share. On April 18, the Special Committee determined that the $6.10 price was still too low.

     On April 19, the Special Committee met and received oral reports from Mr. Perini, Mr. Devitt, Houlihan Lokey, and EB&G concerning the discussions described above. The committee decided to continue negotiations with Futureco with a view to improving the terms of the offer.

     On April 20, Messrs. Perini and Devitt participated in a telephone conference with representatives of Futureco, Houlihan Lokey, and Tucker Anthony, in which the participants discussed the need for a market test in order to determine whether the proposed price would be fair in comparison with what other possible acquirors might offer.

     On April 25, Messrs. Beloff, Celi, and Hadge communicated to Messrs. Perini and Devitt a revised proposal at a price of $6.25 per share. On April 25 and 28, the Special Committee met, decided that that price was inadequate, and instructed Houlihan Lokey to initiate contacts with other parties that might be interested in making competing proposals. Meanwhile, the Special Committee and its advisers continued to negotiate other provisions, including a proposed break-up fee.

     During the first two weeks of May, Houlihan Lokey initiated discussions with other persons that Houlihan Lokey believed might be interested in acquiring GZA. As a result of those discussions, eventually seven parties executed confidentiality agreements with GZA and were provided with detailed financial and other information. However, none of these parties, or any other party contacted by Houlihan Lokey, ever submitted a formal bid to acquire GZA. Meanwhile, Mr. Perini and Mr. Devitt continued discussions with Messrs. Beloff, Celi, and Hadge and EB&G continued discussions with B&D concerning the terms and provisions of the revised proposed letter of intent. On May 9, Futureco and Acquisitor plc entered into an agreement giving Futureco the option to purchase all shares of GZA Common Stock held by Acquisitor at a price equal to the greater of $6.25 per share or the final merger price.

     On May 10, Mr. Perini and Mr. Devitt informed Messrs. Beloff, Celi, and Hadge that Houlihan Lokey had initiated discussions with other prospective purchasers. On May 15, Mr. Devitt informed Mr. Celi that the Special Committee intended to suspend discussions with Futureco in view of the lack of progress in the discussions since the April 25 offer was made. On May 15, Futureco sent to the Special Committee a revised offer at $6.45 per share. On May 16, the Special Committee met and voted to enter into a letter of intent at that price, subject to negotiation of a definitive agreement, to approval by the full board and the stockholders of GZA, completion of Futureco's financing arrangements, and to there being no restriction on GZA's right to provide information to and to continue discussions with other possible acquirors pending negotiation of the definitive agreement. On May 17, the letter of intent was executed and GZA issued a press release announcing that the letter of intent had been executed.

     During the remainder of May and June, EB&G and B&D negotiated the provisions of a definitive merger agreement, while Houlihan Lokey pursued discussions with other possible purchasers, including the seven who executed confidentiality agreements. Ultimately, those discussions did not result in a competing proposal by any other party.

     On June 29, Mr. Celi told Mr. Devitt by telephone that financing concerns relating to some of GZA's assets and contingent liabilities would require an adjustment in Futureco's proposed price and that Futureco wanted a limitation on the amount of GZA's transaction expenses that Futureco would assume. The contingent items included primarily GZA's interest in a pending sale of a brownfield development property, costs associated with the planned relocation of GZA's offices and reorganization of some of its regional offices, and the impact of GZA's discontinuing operation of its Information Services Division.

     On June 30, Futureco announced that its agreement with Acquisitor plc had expired by its terms. Given Acquisitor's stated support for the management proposal and its previous lack of interest in initiating an independent transaction with GZA, Houlihan Lokey did not engage in further discussions with Acquisitor plc.

     On July 6, Mr. Devitt told Mr. Celi by telephone that the Special Committee would instruct EB&G to discontinue negotiations with B&D in view of the lack of progress toward a definitive agreement. He also suggested to Mr. Celi that the Special Committee might accept a reduction of the price to $6.40 per share in recognition of the contingent factors raised on June 29 and discussed thereafter. He also stated that the Special Committee would not agree to revise any other significant terms of the transaction, including the provisions for payment of transaction expenses. On July 13, Mr. Beloff told Mr. Devitt by telephone that Futureco would be prepared to proceed at a price of $6.40 per share without revising any other material terms.

     On July 18, the Special Committee met and voted to present the transaction for approval by the full Board of GZA as soon as the definitive agreement was complete. EB&G and B&D continued negotiation of the definitive agreement for the last two weeks of July and the first week of August.

     On August 14, the Special Committee met at the offices of GZA and reviewed with EB&G the terms and conditions of the Merger Agreement and other documents in substantially final form, as compared with the drafts previously reviewed by the Special Committee. At the August 14, 2000 meeting, Houlihan Lokey made a presentation to the Special Committee and advised the Special Committee that, in its opinion, as of that date, based on and subject to the limitations, assumptions and qualifications that are set forth in its written opinion, the merger consideration of $6.40 per share in cash to be received by the stockholders of GZA, was fair from a financial point of view. A discussion with and questions to Houlihan Lokey by the Special Committee followed Houlihan Lokey's presentation. EB&G reviewed applicable fiduciary duty standards with the Special Committee members. The Special Committee then concluded that, in the circumstances then existing, the $6.40 per share cash offer was, for GZA's Public Stockholders, preferable to continuing to hold shares in the public company, and represented the highest price Futureco was willing to pay. The Special Committee discussed the terms of the Merger Agreement and the interests of GZA's management employees in the transaction. After considering the matters discussed, the Special Committee unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, GZA's Public Stockholders, and recommended to the Board of Directors and to GZA's Public Stockholders that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved.

     Immediately following the August 14 meeting of the Special Committee, the entire Board of Directors met at the offices of GZA. Houlihan Lokey discussed its presentation and responded to questions from members of the Board of Directors. EB&G responded to questions regarding the terms of the Merger Agreement and other documents, and FH&E advised the Board of Directors with respect to the fiduciary duties of the directors. The Board of Directors discussed the terms of the Merger Agreement and the interests of GZA's management employees in the transaction. After considering the matters presented to the Board of Directors, the Board of Directors unanimously resolved that the terms of the merger are advisable, and are fair to, and in the best interests of, GZA's Public Stockholders, and recommended to GZA's Public Stockholders that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted.

     On August 16, Houlihan Lokey delivered its written opinion to the Board of Directors; and GZA, Futureco and the Merger Subsidiary entered into the Merger Agreement, and on August 17 GZA issued a press release announcing the execution of the Merger Agreement.

     On September 18, Acquisitor plc filed an amendment to its Schedule 13D statement disclosing that it had acquired an additional 53,500 shares of GZA Common Stock, bringing the total number of shares held by it to 313,100. In its amended Schedule 13D, as in its original Schedule 13D filing, Acquisitor plc stated that it intended to communicate with GZA's management to monitor management's efforts to increase stockholder value and that it might take further actions, which could include making additional purchases or dispositions of GZA Common Stock, offering to purchase up to all of GZA's outstanding Common Stock through a negotiated transaction or otherwise, or seeking to nominate a slate of directors or present proposals at a meeting of GZA's stockholders. We have received no other communication from Acquisitor plc concerning any additional actions it might take with respect to GZA or the merger.

     On October 24, Futureco filed an amended Schedule 13D statement, in which it reported that the Purchase Agreements with Messrs. Goldberg, Zoino and Ayres, which expired on September 30, 2000, had been amended to extend their expiration dates to December 31, 2000 and to provide that the aggregate number of shares of GZA Common Stock that Futureco would be entitled to purchase thereunder would be reduced from 646,604 to 595,893.

     On October 27, GZA, Futureco and the Merger Subsidiary amended the Merger Agreement to extend the outside date for consummation of the merger from December 14, 2000 to January 20, 2001.

     On November 15, Houlihan Lokey delivered to the Special Committee a supplementary letter confirming the conclusions in its August 16, 2000 opinion.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     The Special Committee of the Board of Directors has unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, GZA's Public Stockholders. The Special Committee unanimously recommended to the Board of Directors and GZA stockholders that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted. The Special Committee considered a number of factors, as more fully described above under "-- Background of the Merger" and as described below under "-- Reasons for the Special Committee's Determination," in determining to recommend that the Board of Directors and GZA stockholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board of Directors, acting upon the recommendation of the Special Committee, unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, GZA's Public Stockholders. The Board of Directors and the Special Committee unanimously recommend that you vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.


     Reasons for the Special Committee's Determination. In reaching its recommendation, the Special Committee considered a number of factors, including the following material factors:


     - the financial and other terms of the Merger Agreement;

     - the business, results of operations, properties and financial condition of the Company and the nature of the industry in which it operates;

     - the history of the price of the shares of GZA Common Stock on The Nasdaq Stock Market over the past eighteen months and the recent daily trading volume in GZA's shares;

     - the net book value of GZA and an assessment of the valuation of GZA as a going concern;

     - the discussions held by GZA with other companies regarding potential business combination transactions with GZA and the Special Committee's view, in light of these discussions, as to the likelihood of a superior acquisition proposal;

     - GZA's existing competitive and market position, including GZA's ability to effectively compete with companies having significantly greater financial resources than GZA;

     - the alternatives available to GZA in light of the consideration proposed to be received pursuant to the Merger Agreement, including continuing to maintain GZA as an independent company and not engaging in any extraordinary transaction, or engaging in an extraordinary transaction designed to increase the trading price for shares of GZA's Common Stock;


     - the financial presentation of Houlihan Lokey, its opinion as to the fairness, from a financial point of view, of the merger consideration to GZA's Public Stockholders, and each of the analyses performed by Houlihan Lokey in arriving at its opinion;


     - the Special Committee's belief that $6.40 per share of Common Stock was the highest price that Futureco was willing to offer;

     - the absence of any proposals from unaffiliated third parties to buy the Company during the period since the filing of the Company's press release disclosing that it was considering various strategic alternatives;

     - the arm's-length nature of the negotiations between the Special Committee and its advisors with Futureco and its advisors, evidenced among other things by (i) the process of discussions regarding valuations of the Company and its securities and terms of a possible transaction; (ii) the Special Committee's rejection of several of Futureco's proposed offers;
       (iii) the price increases achieved by the Special Committee and its representatives; (iv) the fact that the initial draft of the Merger Agreement received from B&D reflected a majority of the terms that the Special Committee and its representatives believed would need to be included in any draft merger agreement; and (v) the significant improvements to the initial draft of the Merger Agreement that were negotiated by the Special Committee and its representatives;

     - the judgment that the price of $6.40 per share would adequately reflect the unaffiliated stockholders' loss of the opportunity to participate in any potential future growth of GZA; and

     - the availability to dissenting stockholders of appraisal rights under
       Section 262 of the Delaware General Corporation Law.

     The members of the Special Committee also determined that the merger is procedurally fair because, among other things:

     - the Special Committee, consisting solely of directors who are not officers or employees of GZA, and who have no financial interest in the proposed merger different from GZA stockholders generally, had exclusive authority to consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

     - none of the members of the Special Committee has or expects to have any financial interest in Futureco;

     - the Special Committee retained Houlihan Lokey as an unaffiliated representative to act solely on behalf of the unaffiliated stockholders, to advise the Special Committee in connection with the negotiations of the terms of the merger, and to prepare a report concerning the fairness of the merger, from a financial point of view, to the unaffiliated stockholders of GZA;

     - the Special Committee retained and received advice from independent legal counsel and financial advisors in negotiating and evaluating the terms of the Merger Agreement;

     - the $6.40 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from arm's-length bargaining between the Special Committee and its representatives, on the one hand, and Futureco and its representatives, on the other hand; and

     - the affirmative vote of 66 2/3% the outstanding GZA Common Stock not owned by Futureco is required under Delaware law to approve and adopt the Merger Agreement and, under Delaware law, GZA stockholders have the right to dissent from the merger and demand an appraisal of the value of their shares.

     The foregoing discussion addresses the material information and factors considered by the Special Committee in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. The Special Committee did not investigate all possible theoretical measures of value of GZA; for example, the Special Committee did not investigate the liquidation value of GZA because it believed that, due to the nature of its assets and of its business as a professional services firm, as well as the timing, cost and unfavorable tax treatment of a liquidation transaction, the value of GZA as a going concern was greater than the value that could be realized by liquidating its assets.


     Not all of the factors considered by the Special Committee weighed in favor of the merger. For example, the Special Committee took note of the fact that certain of the analyses performed by Houlihan Lokey were consistent with a theoretical range of values for GZA that included values higher than $6.40 per share. Specifically, the analysis of comparable mergers and acquisitions transactions performed by Houlihan Lokey yielded a range of values of $6.81 to $7.13 per share, which is higher than the proposed merger price of $6.40 per share. However, the Special Committee had been advised by Houlihan Lokey that its fairness opinion should be considered as a whole and that to focus exclusively on individual portions of its analysis could be misleading. Further, the Special Committee was aware of countervailing factors, such as the fact that many of the acquisitions included by Houlihan Lokey in its analysis of comparable transactions involved strategic buyers, and that transactions involving strategic buyers typically occur at higher prices and control premiums than going-private or management buyout transactions. The Special Committee also knew that Houlihan Lokey had contacted many potential strategic buyers of GZA, none of which had submitted a bid for GZA. The factor considered by the Special Committee that weighed most heavily against the merger was the fact that GZA's Public Stockholders would be excluded from any opportunity to participate in the potential future growth of GZA. However, the Special Committee believed that the price of $6.40 per share would adequately reflect the unaffiliated stockholders' loss of this opportunity.


     In view of the variety of factors and the amount of information considered, the Special Committee did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement was made after consideration of all the factors as a whole.

     Reasons for the Board of Directors' Determination. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board of Directors relied on the Special Committee's recommendation and the factors examined by the Special Committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the Board of Directors did not find it practicable to quantify and did not quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position as being based on the totality of the information presented and considered by it. In connection with its consideration of the determination by the Special Committee, as part of its determination with respect to the merger, the Board of Directors adopted the conclusion and the analysis underlying the conclusion of the Special Committee as well as the opinion of Houlihan Lokey as to the fairness of the transaction, from a financial point of view, to the unaffiliated stockholders of GZA, and the analysis underlying that opinion, based upon its view as to the reasonableness of that analysis.

     Fairness of the Merger to Unaffiliated Stockholders. The Board of Directors believes that the merger is substantively and procedurally fair to and in the best interests of GZA's stockholders who are not affiliated with Futureco for all of the reasons set forth above. In addition, with respect to procedural fairness, the Board of Directors formed the Special Committee consisting of directors of GZA, none of whom are officers or employees of GZA or have an interest in the proposed merger different from that of GZA's unaffiliated stockholders generally. The consideration of $6.40 in cash per share was the highest price obtained following arm's length negotiations between the Special Committee and representatives of Futureco.

     In reaching these conclusions, the Board of Directors considered it significant that:

     - no member of the Special Committee has an interest in the proposed merger different from that of GZA's stockholders generally;

     - the Special Committee retained its own legal advisors, who have extensive experience with transactions similar to the merger and who assisted the Special Committee in the negotiations with Futureco; and

     - The Special Committee retained Houlihan Lokey as an unaffiliated representative to act solely on behalf of the unaffiliated stockholders, to advise the Special Committee in connection with the negotiations of the terms of the merger, and to prepare a report concerning the fairness of the merger, from a financial point of view, to the unaffiliated stockholders of GZA.

     The Board of Directors believes that the merger is procedurally fair to GZA's Public Stockholders for all of the reasons and factors described above.

     Position of the Futureco Parties as to the Fairness of the Merger.

     The Futureco Parties believe that the merger is substantively and procedurally fair to GZA's stockholders who are not affiliated with Futureco. However, none of the Futureco Parties has undertaken any formal evaluation of the fairness of the merger to GZA's unaffiliated stockholders. Moreover, the Futureco Parties did not participate in the deliberations of the Special Committee or receive advice from the Special Committee's financial advisor. The Futureco Parties believe that the merger is substantively fair to GZA's unaffiliated stockholders based on the current and historical market prices of GZA's Common Stock. The Futureco Parties believe that the merger is procedurally fair to GZA's unaffiliated stockholders because the Special Committee, consisting solely of directors who are not officers or employees of GZA, and who have no financial interest in the proposed merger different from GZA stockholders generally, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger. The Futureco Parties also believe that the merger is procedurally fair to GZA's unaffiliated stockholders, because the Merger Agreement requires that the holders of two-thirds of GZA's shares that are not owned by Futureco vote in favor of approval and adoption of the Merger Agreement in order to complete the merger.

     The participating executives did not participate in the deliberations of the Special Committee. However the participating executives considered the same factors examined by the Special Committee described above under "-- Reasons for the Special Committee's Determination" and have adopted the conclusion and the analysis underlying the conclusion of the Special Committee, based upon their view as to the reasonableness of that analysis. In addition, Mr. Celi and Mr. Hadge, as members of GZA's Board of Directors, participated in the consideration of the merger transaction by the Board of Directors as discussed above under "-- Reasons for the Board of Director's Determination." Based on these factors, considered together, the participating executives believe that the merger is substantively and procedurally fair to GZA's unaffiliated stockholders. The participating executives believe that the merger is procedurally fair to GZA's unaffiliated stockholders for all of the reasons and factors described above under "-- Reasons for the Special Committee's Determination."

     The Futureco Parties believe these analyses and factors provide a reasonable basis upon which to form their belief that the merger is fair to GZA's unaffiliated stockholders. This belief should not, however, be construed as a recommendation to GZA's Public Stockholders by the Futureco Parties to vote to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement.

FISCAL YEAR 2001 FORECAST

     We do not generally make public projections, forecasts or estimates of our future financial performance. However, in connection with the possible merger between GZA and Futureco, our management prepared and provided to our Board of Directors (including the members of the Special Committee), EB&G, Houlihan Lokey and Futureco in early August 2000 a forecast for the fiscal year ending February 28, 2001 (the "2001 Forecast"), which is presented below.


     We did not prepare the 2001 Forecast with a view to its public disclosure or in compliance with published guidelines of the Commission or of the American Institute of Certified Public Accountants regarding projections. Neither our independent accountants nor any other third party has performed any procedures with respect to the 2001 Forecast, and neither our independent accountants nor any other third party has expressed any opinion concerning, or assumes any responsibility for, the 2001 Forecast. Estimates of future operating results such as the 2001 Forecast are based on significant assumptions, uncertainties and contingencies which are difficult to predict and, in many cases, are beyond our control. As a result, we cannot assure you that the financial results estimated in the 2001 Forecast will be achieved.


     The 2001 Forecast estimated the results we expected for the fiscal year ending February 28, 2001, after giving effect to certain adjustments described in the footnotes to the 2001 Forecast, including the expected impact on our revenues, costs and expenses of the discontinuation of our Information Services Division, the closing of our Atlanta office and the expected closing of our Dallas office. The 2001 Forecast did not give pro forma effect to the consummation of the merger described herein nor did it take account of any increase in interest expense attributable to the indebtedness to be incurred to finance the merger nor, except as expressly stated therein, to any other costs of the proposed merger. The 2001 Forecast reflected numerous assumptions not set forth in the 2001 Forecast, including, for example, our ability to achieve our strategic goals and operating targets for the balance of fiscal year 2001. We believed that these assumptions were reasonable at the time the 2001 Forecast was prepared in August 2000; however, we have not updated the 2001 Forecast since August 2000, and assume no responsibility to do so. Many important factors, including those discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page 12 of this proxy statement, could cause our actual financial results to differ materially from those estimated in the 2001 Forecast.

                                                                   FISCAL YEAR 2001 FORECAST
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                            AMOUNTS)
                                                                --------------------------------
                                                                                  FORECAST WITH
                                                                FORECAST*         ADJUSTMENTS**
                                                                ----------        --------------
Gross revenues..............................................     $74,964             $74,964
Reimbursable expenses.......................................      26,912              26,912
Net revenues................................................      48,052              48,052
Costs and expenses:
Direct salaries and wages...................................      15,724              15,724
Indirect & administrative***................................      29,328              28,911
Income from operations......................................       3,000               3,417
Aquaterra income............................................          --                   0
Interest income.............................................         430                 430
Interest expense............................................          --                   0
Total other income..........................................         430                 430
Income before provision for income taxes....................       3,430               3,847
Tax provision...............................................       1,372               1,539
Net income..................................................     $ 2,058             $ 2,308
Net income per share........................................     $ 0.535             $  0.60
Weighted average shares (diluted)...........................       3,850               3,850

---------------
  * Reflects $260,000 Special Committee expenses and $210,000 for Dallas Office closing in Q2 of FYE 01.

 ** Reflects reduction in expenses by adding back $260,000 in Special Committee
    Expenses, Dallas closing cost of $210,000, and impact on Incentive Compensation Plan ("ICP") for add-backs.

*** Before anticipated adjustment to ICP accrual, ICP adjustment subject to Compensation Committee review and approval of final ICP submittal.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     The Special Committee asked Houlihan Lokey, in its role as financial advisor to the Special Committee, to render an opinion as to the fairness from a financial point of view to the unaffiliated stockholders of GZA of the consideration to be received by the stockholders pursuant to the terms of the Merger Agreement. Houlihan Lokey delivered to the Special Committee its written opinion, dated August 16, 2000, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of GZA Common Stock pursuant to the Merger Agreement, was fair to the unaffiliated stockholders from a financial point of view. The full text of Houlihan Lokey's opinion is attached as Appendix B to this Proxy Statement. On November 15, 2000, Houlihan Lokey delivered to the Special Committee a supplementary letter confirming that, based on an updated analysis as of [October 31,] 2000 and subject to the same assumptions, qualifications and limitations set forth in the Opinion, the consideration to be received by GZA's unaffiliated stockholders pursuant to the merger is fair to them from a financial point of view.

SUMMARY OF FINANCIAL ANALYSES PERFORMED BY HOULIHAN LOKEY

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Special Committee of the Board and the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     Houlihan Lokey understands that the Board of Directors of GZA received an offer from Futureco to acquire all of the outstanding Common Stock of the Company for $6.40 per share other than those owned by the Futureco Parties and the selling stockholders. Certain officers, directors or stockholders of Futureco are also employees or stockholders of GZA. All other common stockholders of GZA are referred to herein as the "Public Stockholders." Such transaction and all related transactions are referred to collectively herein as the "Transaction."

     Houlihan Lokey was retained to act as financial advisor to the Special Committee of the Board regarding (i) negotiations with a management investment group (the "MBO Group") for a potential acquisition of 100% of the outstanding Common Stock of the Company and certain related transactions, (ii) a possible sale or merger of GZA involving all or a substantial part of the business, assets or equity interests of GZA and/or its subsidiaries and affiliates in one or more transactions with an unaffiliated third party; and, (iii) if and when requested by the Special Committee, providing an opinion to the Special Committee and GZA's Board that the Transaction is fair to GZA's common stockholders from a financial point of view. At the August 14, 2000 meeting of the Board, Houlihan Lokey presented its analysis as hereinafter described and delivered its oral opinion that as of such date and based on the matters described therein, the Transaction is fair to the Public Stockholders of GZA from a financial point of view. That oral opinion was subsequently confirmed by a written opinion dated August 16, 2000. Houlihan Lokey has consented in writing to the inclusion of its opinion dated August 16, 2000 and its supplementary letter dated November 15, 2000 in this proxy statement.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION DATED AUGUST 16, 2000 AND ITS SUPPLEMENTARY LETTER DATED NOVEMBER 15, 2000 ARE ATTACHED HERETO AS APPENDIX B. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE COMMON STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY. HOULIHAN LOKEY'S WRITTEN OPINION IS FOR THE INFORMATION AND ASSISTANCE OF THE BOARD AND DOES NOT CONSTITUTE A REC-

OMMENDATION AS TO HOW ANY HOLDER OF COMMON STOCK OF GZA SHOULD VOTE WITH RESPECT TO THE TRANSACTION.

     Houlihan Lokey's opinion does not address GZA's underlying business decision to effect the Transaction. At the request of the Special Committee, Houlihan Lokey solicited third party indications of interest in acquiring all or part of GZA. Furthermore, at the request of the Special Committee, Houlihan Lokey (i) participated in the negotiations with regard to the Transaction and
(ii) advised the Special Committee of the Board with respect to alternatives to the Transaction.

     In connection with the preparation of its opinion dated August 16, 2000, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan
Lokey:

          1. reviewed GZA's annual reports to stockholders and on Form 10-K for the five fiscal years ended February 29, 2000 and its quarterly report on Form 10-Q for the three months ended May 31, 2000, which the Company's management identified as being the most current financial statements available;

          2. reviewed the Draft Agreement and Plan of Merger dated August 7,
     2000;

          3. met with certain members of the senior management of GZA to discuss the operations, financial condition, future prospects and projected operations and performance of GZA;

          4. visited certain facilities and business offices of GZA;

          5. reviewed the 2001 Forecast prepared by GZA's management with respect to GZA for the year ending February 28, 2001;

          6. reviewed the historical market prices and trading volume for GZA's publicly traded securities;

          7. reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to GZA, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Transaction;

          8. reviewed drafts of certain documents to be delivered at the closing of the Transaction;

          9. at the request of the Special Committee of GZA's Board of Directors, approached and held discussions with third parties to solicit indications of interest in the possible acquisition of GZA; and

          10. conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

     In assessing the financial fairness of the Transaction to the Public Stockholders, Houlihan Lokey considered the trading history of GZA's public securities and independently valued GZA using widely accepted valuation methodologies.

  Assessment of GZA's Public Stock Price

     As part of its analysis, Houlihan Lokey analyzed the trading volume of the Common Stock over the past eighteen months on Nasdaq.

     Houlihan Lokey calculated the ratio of the GZA Common Stock's average daily volume (over the most recent 90 days) to its float and total shares outstanding. Houlihan Lokey then compared GZA's ratios to similar ratios of comparable publicly traded companies.

     Based on these analyses, Houlihan Lokey observed that (i) GZA generally has a smaller public float than the comparable public companies, (ii) GZA's common equity securities generally do not trade as actively as the comparable public companies, and (iii) GZA has less analyst coverage than most of the comparable public companies.

                    GZA'S COMMON STOCK RECENT TRADING PRICES

                                                                          1 MONTH AVG.    6 MONTH AVG.
                                          PRICE PRIOR      AVG. SINCE        PRIOR           PRIOR
                             CURRENT        3/31/00         3/31/00         3/31/00         3/31/00
                            (10/31/00)    ANNOUNCEMENT    ANNOUNCEMENT    ANNOUNCEMENT    ANNOUNCEMENT
                            ----------    ------------    ------------    ------------    ------------
Common Stock Prices.......    $6.25          $5.00           $5.99           $4.57           $4.22

     Analysis of Control Premiums. The analysis of control premiums involved the application of control premium evidence from the comparable transaction approach to GZA's unaffected stock price. The unaffected stock prices for GZA are considered to be the periods prior to the announcement of the formation of the Special Committee of the Board to review a proposal for acquisition by certain members of management. These control premiums of 24% - 49% yielded an implied value for the Common Stock of $6.22 to $6.50 per share.

VALUATION OF GZA

     As part of its analysis, Houlihan Lokey completed an independent valuation of GZA using the market multiple and comparable transaction approaches in addition to analyzing the recent trading history of the Company's Common Stock.

     As part of its analysis, Houlihan Lokey considered a number of GZA-specific factors relevant to its valuation. Houlihan Lokey considered the value of (i) GZA's excess cash, liquid assets and other non-operating assets, (ii) certain potential contingent liabilities, and (iii) the dilutive impact of GZA's outstanding stock options (collectively, the "Other Factors"). Based on this analysis, the total additive impact of these Other Factors was in the range of $1.57 to $2.23 per share.

     Market Multiple Approach. The first approach, the market multiple approach, involved the multiplication of revenue, earnings and asset measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of GZA. Revenue, earnings, and asset multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between GZA and these public companies formed the basis for the selection of appropriate risk adjusted multiples for GZA. The risk analysis incorporated both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which GZA and the other comparative companies are engaged.

     For purposes of this analysis, Houlihan Lokey selected nine publicly traded, domestic companies involved in providing environmental engineering services. These companies were CET Environmental Services, Ecology and Environment, EA Engineering, Science and Technology, STV Group, IT Group, Tetra Tech, TRC Companies, Versar and Roy F. Weston. It should be noted that no company utilized in this analysis is identical to GZA.

     Houlihan Lokey reviewed trailing latest twelve month multiples of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"), and projected EBITDA and EBIT for the next fiscal year and multiples of assets for the comparable companies. The multiples for the comparable companies are summarized below:

                  RANGE OF MULTIPLES FOR COMPARABLE COMPANIES

                                            REVENUE    EBITDA    EBIT    ASSETS
                                            -------    ------    ----    ------
Low.......................................   0.16        1.9     2.7      0.33
High......................................   2.05       13.2     22.2     2.65
Median....................................   0.36        8.4     9.9      0.55

     These valuation multiples and consideration of the Other Factors yielded an implied value for the Common Stock of approximately $5.68 to $7.50 per share.

     Comparable Transaction Approach. The second approach, the comparable transaction approach, also involved multiples of revenue, cash flow and assets. Multiples analyzed in this approach involved controlling interest transactions for companies with operations similar in some manner to GZA's operations. For purposes of this analysis, Houlihan Lokey analyzed nineteen private transactions involving acquisitions of environmental engineering and construction companies that Houlihan Lokey considered comparable for valuation purposes to GZA and that occurred between 1996 and 2000.

     Based on the comparable transaction evidence, Houlihan Lokey observed EBITDA multiples in the range of 4.6x to 12.0x and revenue multiples in the range of 0.26x to 1.00x. These valuation multiples and consideration of the Other Factors yielded an implied value for the Common Stock of $6.81 to $7.13 per share.

     Separately, Houlihan Lokey examined the acquisition of Harding Lawson, another environmental engineering and consulting firm acquired in June 2000. This analysis also involved multiples of revenue, EBIT, EBITDA and assets. These valuation multiples and consideration of the Other Factors yielded an implied value for the Common Stock of $5.54 to $7.24 per share.

  Assessment of GZA's Strategic Alternatives to the Transaction

     In evaluating the fairness of the Transaction, from a financial point of view, Houlihan Lokey considered the expected value to GZA's Public Stockholders of completing the Transaction and certain alternatives to the Transaction.

     In the course of working for the Special Committee, Houlihan Lokey considered the following strategic alternatives: (i) status quo; (ii) sale to a strategic buyer; and (iii) sale to a financial buyer. The assessment of strategic alternatives included an assessment of the valuation impact of the Transaction relative to the alternatives considered by Houlihan Lokey. The analysis did not quantify the valuation impact because, in the opinion of Houlihan Lokey, it was not feasible to so quantify such impact due to the significant number of non-quantifiable variables.

     Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to them, as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of GZA, and that there had been no material change in the assets, financial condition, business or prospects of GZA since the date of the most recent financial statements made available to them.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to them with respect to GZA and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of GZA. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their letter.

     Houlihan Lokey's opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company in its evaluation of the Transaction and should not be used by any other person without the prior written consent of Houlihan Lokey.

     The opinion of Houlihan Lokey and its presentations to the Special Committee and to GZA's Board constituted only one of a number of factors taken into consideration by the Board in making its determination to approve the Transaction. In addition, Houlihan Lokey's opinion does not constitute a recommendation to the Special Committee of the Board of Directors, the Board of Directors or any stockholder of the Company as to how to vote in connection with the Transaction.

     Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Special Committee selected Houlihan Lokey because of its industry experience and expertise in mergers and acquisitions and in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in GZA.

FEES AND EXPENSES

     Pursuant to an agreement dated March 6, 2000, Houlihan Lokey was retained by the Special Committee to provide investment banking and financial advisory services. GZA has agreed to pay Houlihan Lokey a fee of $175,000 (of which $25,000 has already been paid) plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. GZA has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services. Houlihan Lokey has in the past provided financial advisory services to GZA unrelated to the Transaction, for which services Houlihan Lokey has received compensation in the aggregate amount of $140,000.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the merger is to provide GZA stockholders cash for their shares (other than excluded shares), to permit Futureco to acquire ownership of GZA, to increase the percentage of GZA Common Stock owned indirectly by the participating executives and participating employees through their equity interest in Futureco, and to terminate the status of GZA as a company with publicly traded equity. The Special Committee and Board of Directors of GZA, after considering the trading history and trading volume of the GZA Common Stock, along with the other factors described above under "Recommendations of the Special Committee and Board of Directors," concluded that a cash merger at $6.40 per share represented the best available method to maximize value for the Public Stockholders of GZA. The participating executives, along with many other employees and members of GZA management, wished to return GZA to the status of an employee-owned professional services firm, as it had been prior to its initial public offering in 1989. They further believed that the benefits to GZA's stockholders and employees of having a publicly traded class of securities did not justify the regulatory burden and operational constraints incident to being a public company, and that the illiquidity and lack of growth in GZA's share price were making it difficult to provide meaningful equity compensation incentives to GZA's employees. The Futureco Parties believed that the current positive state of the economy created a window of opportunity to borrow the funds necessary to finance the purchase of GZA Common Stock held by GZA's Public Stockholders at a fair price. The timing of their proposal was dictated by this perceived window of opportunity, and was motivated as well by the submission in February 2000 of Kelco Acquisition Corp.'s proposal to acquire the publicly held shares of GZA for $5.00 per share. The Transaction has been structured as a cash merger in order to provide the Public Stockholders of GZA with cash for all of their shares and to provide a prompt and orderly transfer of ownership of GZA with reduced transaction costs.

EFFECTS OF THE MERGER

     After the merger becomes effective, current GZA stockholders, other than Futureco, will cease to have ownership interests in GZA or rights as GZA stockholders. Therefore, the current stockholders of GZA, other than Futureco, will not participate in any future earnings or losses and growth or decline of GZA.

     As a result of the merger, GZA will be a privately-held corporation and there will be no public market for its Common Stock. After the merger, the GZA Common Stock will cease to be quoted on The Nasdaq Stock Market and price quotations with respect to sales of shares of GZA Common Stock in the public market will no longer be available. In addition, registration of the GZA Common Stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable to GZA. After the effective time of the merger, GZA will no longer be required to file periodic reports with the Commission.

     When the merger becomes effective, the directors of the Merger Subsidiary will become the directors of GZA, and the officers of the Merger Subsidiary will become the officers of GZA. When the merger becomes effective, GZA's certificate of incorporation will be amended to be the same as the certificate of incorporation of the Merger Subsidiary was immediately before the effective time of the merger. At the effective time of the merger, the bylaws of GZA will be amended to be the same as the bylaws of the Merger Subsidiary were immediately before the effective time of the merger.

     It is expected that following completion of the merger, the operations of GZA will be conducted substantially as they are currently being conducted. GZA intends to expand and relocate its corporate headquarters and Massachusetts regional office to new leased premises in Norwood, Massachusetts and to move its laboratory operations to Hopkinton, Massachusetts. Except for this planned expansion and relocation, neither GZA, the Futureco Parties, nor any of the participating executives has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving GZA's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. However, GZA, the Futureco Parties and the participating executives will continue to evaluate GZA's business and operations after the merger, and may develop new plans and proposals that GZA, the Futureco Parties or the participating executives consider to be in the best interests of GZA and its private stockholders.

     The merger will add significant new long-term debt to GZA's balance sheet. It is anticipated that between $19.2 million and $22.3 million of third-party financing will initially be required to finance the merger. GZA will become a wholly-owned subsidiary of Futureco and on a consolidated basis stockholders' equity will change from approximately $26.8 million to approximately $4.2 million immediately following the merger, (stockholders' equity will be further reduced by the amount of any loans that may be made by Futureco to finance the acquisition of Futureco common stock by employees). After the merger, the present executive officers and directors of the Merger Subsidiary will replace the present executive officers and directors of GZA.

     Immediately before the merger becomes effective, all GZA stock options will become vested under the terms of the Merger Agreement and, to the extent exercised by the holder, will be entitled to participate in the exchange as shares of Common Stock. With the exception of the excluded options, the option shares will be exchanged for a cash payment equal to the excess of $6.40 per share over the aggregate exercise price of the options, subject to any withholding for taxes. Options held by the participating executives to purchase an aggregate of 138,250 shares of GZA Common Stock at exercise prices ranging from $3.50 to $6.25 will be converted to options to purchase the same number of shares of Futureco common stock, at the same exercise prices. Additional options to purchase an aggregate of up to 262,050 shares of GZA Common Stock held by other GZA employees may also be converted to options to purchase Futureco common stock.

RISK THAT THE MERGER WILL NOT BE COMPLETED

     Completion of the merger is subject to various conditions, including, but not limited to, the following:

     - approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of GZA;

     - securing required third party consents to the merger;

     - Futureco's securing the financing necessary to complete the merger and the transactions contemplated by the Merger Agreement on terms acceptable to Futureco; Futureco has advised GZA that the terms of the financing commitment already obtained (except for certain financial covenants that have not yet been negotiated) are acceptable to Futureco. See
       " -- Financing for the Merger;"

     - the representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects at the time the merger becomes effective;

     - the absence of any pending action or proceeding by any governmental authority, or by any other person or entity before any court or governmental authority, that has a reasonable likelihood of materially restraining, delaying or prohibiting the completion of the merger.

     In addition, Futureco's financing arrangements and business plan assume a minimum level of investment in Futureco by GZA employees, either through the exchange of shares of GZA Common Stock or options to purchase shares of GZA Common Stock for shares or options to purchase shares of Futureco common stock or the purchase of Futureco common stock for cash. If the aggregate number of shares of Futureco common stock that are subscribed for by participating employees is less than 650,000, there can be no assurance that Futureco will be able to complete the merger. As a result of the various conditions to the completion of the merger and the need for a minimum level of GZA employee participation, we cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained. However, we currently have no reason to believe that these conditions will not be satisfied. If our Board receives and approves a superior acquisition proposal and as a result it withdraws or modifies its recommendation of the merger described herein, or we enter into a definitive agreement with respect to any other acquisition proposal, the Merger Agreement may be terminated by Futureco and the merger likely would not be consummated.

     It is expected that if GZA stockholders do not approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, or if the merger is not completed for any other reason, the current management of GZA, under the direction of the Board of Directors, will continue to manage GZA as an on-going business, and the Board of Directors of GZA will continue to consider strategic alternatives available to GZA to maximize shareholder value.

INTERESTS OF CERTAIN GZA DIRECTORS, OFFICERS AND STOCKHOLDERS IN THE MERGER

     In considering the recommendations of the Board of Directors, you should be aware that members of GZA's management and the Board of Directors have interests in the transaction that are or may be different from, or in addition to, your interests as a GZA stockholder. The Board of Directors appointed the Special Committee, consisting solely of directors who are not officers or employees of GZA, and who have no financial interest in the proposed merger different from GZA stockholders generally, to consider and negotiate the Merger Agreement and to evaluate whether the merger is in the best interests of GZA's Public Stockholders. The Special Committee was aware of these differing interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending to the Board of Directors and to GZA stockholders that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted.

     Executive Officers. Under the terms of the Merger Agreement, upon completion of the merger, the current GZA officers will cease to be officers of GZA and will be replaced by the officers of Futureco. See "INFORMATION ABOUT FUTURECO."

     Futureco will hold 100% of the GZA Common Stock after completion of the merger, and the participating executives and participating employees will hold Futureco common stock and options to purchase common stock of Futureco. The opportunity to retain an indirect equity interest in GZA following completion of the merger through their ownership of Futureco common stock gives the participating executives and participating employees interests in connection with the merger that are different from your interests as a GZA stockholder. See "THE MERGER AGREEMENT -- Effect on Capital Stock."

     Post-Merger Ownership of Futureco Common Stock.

     Futureco management expects to issue between 650,000 and 1,250,000 shares of its common stock to the participating executives and other participating employees. In addition to the participating executives, Futureco expects that up to 60 other management employees of GZA, consisting primarily of members of the top three levels of management of GZA, and a limited number of other non-management employees of GZA, will be offered the opportunity to invest in Futureco by exchanging cash or GZA Common Stock or options to purchase GZA Common Stock for securities of Futureco. Futureco expects to rely upon the exemptions from registration provided for in Rule 506 and 701 under the Securities Act of 1933, as amended, in issuing its common stock to these employees. The calculation of the number of shares which are expected to be purchased by employees is based upon a proposed ownership structure developed by Futureco. This structure is based upon the premise that the employees at each level of senior management given an opportunity to participate in ownership should have a targeted minimum and maximum number of shares which they would own in Futureco after the merger was completed. For example, the range of investment for senior principals in GZA, such as the participating executives, is 21,000 to 42,000 shares of common stock of Futureco. For principals, the range is 10,000 to 36,000 shares of common stock of Futureco. However, because Futureco has no binding agreement or commitment from these GZA employees (other than the participating executives), the number of participating employees and the number of shares of Futureco common stock purchased by them could be greater or fewer than Futureco currently expect. Futureco's financing arrangements and business plan assume a minimum level of investment in Futureco by GZA employees, either through the exchange of shares of GZA Common Stock or options to purchase shares of GZA Common Stock for shares or options to purchase shares of Futureco common stock or the purchase of Futureco common stock for cash. If the aggregate number of shares of Futureco common stock that are subscribed for by participating employees is less than 650,000, there can be no assurance that Futureco will be able to complete the merger.

     The following table illustrates the range of relative ownership percentages of the common stock of Futureco to be outstanding immediately following the merger for the participating executives as a group and all other GZA employees as a group, depending on whether each group invests at the minimum or the maximum estimated level.

                 RANGE OF RELATIVE EQUITY INTERESTS IN FUTURECO

                                          MINIMUM INVESTMENT BY                       MAXIMUM INVESTMENT BY
                                        PARTICIPATING EXECUTIVES                    PARTICIPATING EXECUTIVES
                                -----------------------------------------   -----------------------------------------
                                      MINIMUM               MAXIMUM               MINIMUM               MAXIMUM
                                   INVESTMENT BY         INVESTMENT BY         INVESTMENT BY         INVESTMENT BY
                                OTHER PARTICIPATING   OTHER PARTICIPATING   OTHER PARTICIPATING   OTHER PARTICIPATING
GROUP                                EMPLOYEES             EMPLOYEES             EMPLOYEES             EMPLOYEES
-----                           -------------------   -------------------   -------------------   -------------------
Participating Executives......          15.1%                  8.7%                 27.6%                 17.0%
All Other Participating
  Employees...................          84.9                  91.3                  72.4                  83.0
                                       -----                 -----                 -----                 -----
                                       100.0%                100.0%                100.0%                100.0%
                                       =====                 =====                 =====                 =====

     Interests of Certain Persons in the Net Book Value and Earnings of
GZA. The following illustrates the pro rata interest of (i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding GZA Common Stock, (ii) each of the Company's directors and director nominees, (iii) each of the participating executives and (iv) all employees of GZA (other than the participating executives) as a group in the net book value and net income of GZA at August 31, 2000 and for the six months then ended, on a historical basis and on a pro forma basis, giving effect to the merger.

       INTERESTS IN NET BOOK VALUE AND EARNINGS OF GZA AT AUGUST 31, 2000
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                      PRO FORMA
                                                                  -------------------------------------------------
                                        HISTORICAL                                  INTEREST IN     INTEREST IN PRO
                           ------------------------------------                    PRO FORMA NET       FORMA NET
                                        INTEREST IN   INTEREST    PERCENT(4)(5)    BOOK VALUE(6)       INCOME(7)
                                         NET BOOK      IN NET     -------------   ---------------   ---------------
     NAME OF PERSON        PERCENT(1)    VALUE(2)     INCOME(3)   MIN.    MAX.     MIN.     MAX.     MIN.     MAX.
     --------------        ----------   -----------   ---------   -----   -----   ------   ------   ------   ------
Futureco Environmental,
  Inc.(8)................     18.1%       $4,843        $113      100.0%  100.0%  $2,435   $4,789    $193     $259
William S. Zoino.........      9.5%        2,542          59         --      --       --       --      --       --
Heartland Advisors.......      8.7%        2,316          54         --      --       --       --      --       --
Acquisitor plc...........      7.3%        1,944          45         --      --       --       --      --       --
Franklin Resources,
  Inc....................      4.7%        1,255          29         --      --       --       --      --       --
Donald T. Goldberg.......      3.7%          982          23         --      --       --       --      --       --
John E. Ayres............      3.3%          877          20         --      --       --       --      --       --
Andrew P. Pajak..........      2.8%          759          18         --      --       --       --      --       --
William R. Beloff........      1.6%          476          10        3.2     3.4       79      161       6        9
M. Joseph Celi...........      1.3%          362           8        2.3     3.4       56      161       4        9
William E. Hadge.........        *           212           5        3.2     3.4       79      161       6        9
Joseph P. Hehir..........      1.3%          376           8        3.2     3.4       79      161       6        9
Lawrence Feldman.........      1.5%          422           9        3.2     3.4       79      161       6        9
Lewis Mandell............        *           106           2         --      --       --       --      --       --
Timothy W. Devitt........        *            70           2         --      --       --       --      --       --
Thomas W. Philbin........        *            44           1         --      --       --       --      --       --
David B. Perini..........        *            25           1         --      --       --       --      --       --
Rose Ann Giordano........        *            19           0         --      --       --       --      --       --

---------------
 *  Less than 1%.

(1) Historical percentage is calculated as of August 31, 2000, assuming the exercise in full of all options or other rights to purchase GZA Common Stock outstanding at that date.


(2) Represents the proportionate interest of the person in GZA's historical net book value of $26,750,000 at August 31, 2000.



(3) Represents the proportionate interest of the person in GZA's historical net income of $625,000 for the six months ended August 31, 2000.



(4) Represents estimated percentages of the outstanding shares of Futureco common stock expected to be held immediately following the merger. Minimum percentage for the participating executives assumes that each of them invests in Futureco at the minimum estimated level, and that all other participating employees invest at the maximum estimated level. Maximum percentage for the participating executives assumes that each invests in Futureco at the maximum estimated level, and that all other participating employees invest at the minimum estimated level.



(5) For each person other than Futureco, the pro forma percentage reflects the indirect interest in GZA arising from such person's ownership interest in Futureco.



(6) Represents the proportionate interest of the person in the pro forma net book value of GZA at August 31, 2000. Pro forma net book value consists of GZA's historical net book value of $26,750,000 at August 31, 2000, less $22.3 million (minimum case) and $19.2 million (maximum case) of debt incurred by Futureco to finance the merger and approximately $2 million of accounting adjustments including transaction costs.

(7) Represent the proportionate interest of the person in the pro forma net income of GZA at August 31, 2000. Pro forma net income consists of GZA's historical net income of $625,000 for the six months ended August 31, 2000, less $720,000 (minimum case) and $610,000 (maximum case) adjusted for estimated tax benefits of $288,000 (minimum case) and $244,000 (maximum case) in imputed interest expense, net of the related tax benefit, attributable to the debt to be incurred by Futureco to finance the merger.


(8) Amounts shown for Futureco on a historical basis reflect its indirect beneficial ownership of GZA Common Stock deemed to be owned by Futureco for purposes of Section 203 of the Delaware General Corporation Law. Amounts shown for Futureco on a pro forma basis reflect its ownership of 100% of the capital stock of GZA following the merger.

     Retention Agreement. Andrew Pajak, GZA's President and Chief Executive Officer, expects to leave GZA if the merger is consummated. In order to retain his services in the meantime, GZA entered into a retention agreement with Mr. Pajak on July 21, 2000. Under that agreement, if Mr. Pajak leaves after the merger, under the circumstances set forth in the retention agreement, he will receive a severance payment equal to his base salary and benefits for up to nine months or until March 31, 2001, whichever is longer, plus a pro-rated part of an amount equal to the average annual bonus paid to him during three fiscal years preceding his leaving, plus all accrued vacation and deferred compensation. In addition, GZA must provide outplacement services to him at a cost of up to $50,000, and must assign to him certain ownership rights on the key man life insurance policy that GZA currently maintains on his life, with a current coverage of $750,000. GZA will also release Mr. Pajak from his existing contractual obligations not to compete with GZA. The unvested part of restricted stock awarded to Mr. Pajak under GZA's 1995 stock incentive plan and unvested contributions to his 401(k) account will vest immediately in full.

     Indemnification of Directors and Officers, Directors' and Officers' Insurance. The Merger Agreement provides that GZA will indemnify and hold harmless each present and former director and officer of GZA for acts and omissions occurring before the merger becomes effective. The Merger Agreement further provides that for a period of six years after the merger becomes effective, GZA will maintain officers' and directors' liability insurance covering the persons who, on the date of the Merger Agreement, were covered by GZA's officers' and directors' liability insurance policies with respect to acts and omissions occurring before the effective time of the merger. The persons benefiting from the insurance provisions include all of GZA's current directors and executive officers. See "THE MERGER AGREEMENT -- Indemnification."

     Treatment of Stock Options. As of the record date, GZA's directors and executive officers held options to purchase an aggregate of 273,450 shares of Common Stock. In connection with the merger, the holders of options, whether or not vested, other than excluded options held by participating employees, will receive a cash payment from GZA equal to the excess of the $6.40 per share for the shares subject to the options over the aggregate exercise price of the options.

FINANCING FOR THE MERGER

     Futureco has received and accepted a commitment letter to finance the merger from KeyBank National Association. The commitment is in the amount of $23.5 million, $9.5 million of which is structured as a term loan facility and $14 million of which is a revolving credit facility which can be borrowed, repaid and reborrowed. It is expected that the entire term loan and between $9.7 million and $12.8 million of the revolver will be drawn down to finance the acquisition of shares of GZA Common Stock. The borrowers of the loans will initially be Futureco and the Merger Subsidiary. Upon the completion of the merger, GZA will assume any liabilities of the Merger Subsidiary, including the loans. The loans will be guaranteed by all of the wholly-owned subsidiaries of GZA (and subsidiaries which would be wholly owned except for licensing requirements in various jurisdictions), and will be secured by a first lien on all of the assets of each of the borrowers and the guarantors.

     Interest on the revolver is payable monthly, with the principal amount of the revolver due in three years, renewable at the option of the bank thereafter. The term loan is payable in monthly payments of principal of $113,094 plus interest and matures in seven years. At the option of Futureco, the loans will bear interest at either rates based upon the London Interbank Offered Rate ("LIBOR") or the Wall Street Journal Prime

Rate. Depending upon the ratio of total funded debt to earnings of the borrowers before interest, taxes, depreciation and amortization on a consolidated basis ("EBITDA"), the interest rate on the revolver may range from LIBOR plus one hundred and fifty basis points to LIBOR plus two hundred and fifty basis points or from Prime to Prime plus fifty basis points with a commitment fee payable on the unused portion of the revolver. The term loan may bear interest, depending upon the ratio of total funded debt to EBITDA, of from LIBOR plus one hundred seventy five basis points to LIBOR plus two hundred seventy five basis points or from Prime to Prime plus fifty basis points.

     The commitment is subject to, among other things, the bank's receipt and complete satisfaction with financial statement projections in a fiscal quarterly format for the period commencing August 31, 2000 and ending February 28, 2003 and with an environmental issues checklist to be completed by borrowers and the execution by borrowers and the guarantors of loan and security documents with such loan covenants as are satisfactory to the bank. The borrowers have the right to terminate the commitment if the financial covenants imposed by the bank upon a review of the financial projections are not acceptable to the borrowers.

     Futureco expects to repay the foregoing bank loans out of operating cash flow expected to be generated by GZA, which Futureco believes will be adequate for such purpose.

ACCOUNTING TREATMENT OF THE MERGER

     Futureco intends to account for the merger and related transactions primarily under the purchase method of accounting for business combinations. Under this method of accounting and in accordance with the provisions of Issue No. 88-16 promulgated by the Emerging Issues Task Force of the Financial Accounting Standards Board, the cost to acquire GZA, including transaction costs, will be allocated to its underlying net assets to proportion to their respective fair values. GZA shares contributed to Futureco by GZA employees in exchange for Futureco shares in contemplation of the acquisition will be recorded at their historic book value.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO GZA, FUTURECO PARTIES AND
STOCKHOLDERS

     Neither GZA, Futureco nor the Merger Subsidiary will recognize gain or loss for U.S. Federal income tax purposes as a result of the merger. Generally, the participating employees will not recognize gain or loss for Federal income tax purposes on an exchange of GZA Common Stock for Futureco stock, or on the exchange of GZA options for Futureco options. The aggregate tax basis of the Futureco stock received in an exchange for GZA Common Stock will be the same as the aggregate tax basis of the GZA Common Stock surrendered in the exchange. The holding period of Futureco stock received as a result of the exchange will include the holding period of the GZA Common Stock surrendered. If the GZA Common Stock exchanged was acquired through the exercise of employee stock options, the exchange of GZA Common Stock for Futureco shares may result in ordinary income to the holder of GZA shares depending upon, among other things, how long the options and the shares had been held.

     The following is a summary of the material U.S. Federal income tax consequences of the merger to unaffiliated holders of Common Stock (including holders exercising appraisal rights) who receive cash in the merger. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to a particular holder of Common Stock or to holders who are subject to special treatment under U.S. Federal income tax law (including, for example, banks, insurance companies, tax-exempt investors, S corporations, dealers in securities, non-U.S. persons, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, and holders who acquired Common Stock through the exercise of employee stock options or other compensation arrangements). Moreover, this summary does not deal with the consequences of participation to the extent that employees exchange their Common Stock or options to purchase GZA Common Stock for options to purchase common stock of Futureco, which are discussed above. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE

MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The receipt of cash by holders of Common Stock in the merger or upon exercise of dissenters' appraisal rights will be a taxable transaction for U.S. Federal income tax purposes. A holder of Common Stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by the holder and the holder's adjusted tax basis in the Common Stock. That gain or loss generally will be capital gain or loss if the Common Stock is held as a capital asset at the effective time of the merger. Any capital gain or loss generally will be long-term capital gain or loss if the Common Stock has been held by the holder for more than one year. If the Common Stock has been held by the holder for less than one year, any gain or loss will generally be taxed as a short-term capital gain or loss.

DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262 of the Delaware General Corporation Law, which we refer to as the "DGCL," any holder of Common Stock who does not wish to accept $6.40 per share in cash for the holder's shares of Common Stock may dissent from the merger and elect to have the fair value of the holder's shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this Proxy Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Common Stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This Proxy Statement constitutes that notice to the holders of Common Stock and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix C to this Proxy Statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Common Stock, GZA believes that stockholders who consider exercising appraisal rights should seek the advice of counsel.

     Any holder of Common Stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to GZA a written demand for appraisal of the holder's shares before the vote on the Merger Agreement at the Special Meeting, which demand will be sufficient if it reasonably informs GZA of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must not vote the holder's shares of Common Stock in favor of the Merger Agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement; therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement; and

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.

     Only a holder of record of shares of Common Stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of Common Stock owned and that the stockholder intends to demand appraisal of the stockholder's Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: GZA GeoEnvironmental Technologies, Inc., 320 Needham Street, Newton Upper Falls, Massachusetts 02464, Attn: Robert
W. Sweet, Jr., Secretary.

     Within ten days after the effective time of the merger, GZA must send a notice as to the effectiveness of the merger to each former stockholder of GZA who has made a written demand for appraisal in accordance with Section 262 and who has not voted to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. Within 120 days after the effective time of the Merger, but not thereafter, either GZA or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Common Stock held by all dissenting stockholders. GZA is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that GZA will file a petition or that GZA will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Inasmuch as GZA has no obligation to file a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

     Under the Merger Agreement, GZA has agreed to give Futureco prompt written notice of any demands for appraisal received by GZA. Futureco has the right to participate in and approve all negotiations and proceedings with respect to demands for appraisal under the DGCL. GZA will not, except with the prior written consent of Futureco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any demands. If the holders of more than 5% of the outstanding stock demand appraisal, Futureco will have the right not to complete the merger.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from GZA, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of shares. GZA must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to GZA, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $6.40 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

     Any stockholder may withdraw its demand for appraisal and accept $6.40 per share by delivering to GZA a written withdrawal of the stockholder's demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of GZA and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the

Delaware Court of Chancery deems just. If GZA does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any appraisal proceeding, which value could be more than, the same or less than $6.40 per share.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Proxy Statement describes the material terms of the Merger Agreement. The complete terms of the Merger Agreement may be found in Appendix A to this Proxy Statement and are incorporated herein by reference. Stockholders are urged to read the entire Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to conditions summarized below, the Merger Subsidiary, a wholly owned subsidiary of Futureco, will merge with and into GZA. Following completion of the merger, the Merger Subsidiary will cease to exist as a separate entity, and GZA will continue as the surviving corporation (which we will sometimes refer to as the "surviving corporation").

CLOSING OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement, the consummation of the merger is expected to take place as soon as practicable, but in no event later than three business days, after the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by our stockholders at the Special Meeting and the satisfaction or waiver of the other conditions to the merger contained in the Merger Agreement, unless another date is agreed to in writing by the parties. This date of consummation is referred to as the "Closing Date." We cannot assure you that all conditions to the merger contained in the Merger Agreement will be satisfied or waived. However, we currently have no reason to believe that the conditions to the merger will not be satisfied, and accordingly, cannot identify any foreseeable circumstances under which it is likely that we would waive any condition to the merger. Any such waiver would be given by GZA only with the approval of the Special Committee. We do not intend to resolicit proxies in connection with any such waiver. See "-- Closing Conditions."

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when we file a Certificate of Merger, together with any required related documents, with the Secretary of State of the State of Delaware in accordance with DGCL. We refer to this time as the "effective time." The filing will be made on the Closing Date.

DIRECTORS, OFFICERS AND GOVERNING DOCUMENTS

     From and after the effective time of the merger, the directors and officers of the Merger Subsidiary will become the directors and officers, respectively, of the surviving corporation, until successors are duly elected or appointed and qualified. At the effective time of the merger, GZA's certificate of incorporation will be amended to be the same as the certificate of incorporation of the Merger Subsidiary was immediately before the effective time of the merger. At the effective time of the merger, the bylaws of GZA will be amended to be the same as the bylaws of the Merger Subsidiary were immediately before the effective time of the merger.

EFFECT OF THE MERGER

     At the effective time of the merger, all the property rights, privileges, powers and franchises of GZA and the Merger Subsidiary will vest in the surviving corporation, as will all debts, liabilities and duties of GZA and the Merger Subsidiary.

EFFECT ON CAPITAL STOCK

     At the effective time of the merger, by virtue of the merger, each issued and outstanding share of the Merger Subsidiary common stock will be converted into and become one fully paid and nonassessable share of $.01 par value, common stock in the surviving corporation.

     At the effective time of the merger, by virtue of the merger, each share of GZA Common Stock outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive $6.40 in cash without interest and less any required tax withholding, with the following exceptions:

     - shares owned by Futureco at the effective time and listed on a schedule to be delivered to GZA by Futureco at least one day before the Closing Date, will be excluded shares and thus will continue to remain issued and outstanding;

     - options outstanding at the effective time to purchase GZA Common Stock granted pursuant to any GZA stock option plan, other than excluded options, will be exercised as of the effective time and the option shares will be considered issued and outstanding immediately before the effective time, and thus will participate in the exchange. However, the holders of these options must deliver duly executed stock option exercise agreements in a form specified by the Merger Agreement, at least one business day prior to the Closing Date, and payment for option shares will be reduced by the exercise price with respect to the option shares. Stock options not exercised prior to the effective time will be cancelled at the effective time. Excluded options listed on the excluded securities schedule will be exchanged for Futureco options at a specific rate.

     - shares held by GZA in its treasury immediately before the effective time of the merger will be canceled and retired without any payment thereon; and

     - shares held by dissenting stockholders will instead be subject to appraisal in accordance with DGCL. Dissenters are those who have neither voted in favor of the Merger nor consented to it in writing, and who have duly demanded appraisal for their shares under DGCL. Dissenters have the right to receive payment from the surviving corporation for the fair value of the shares they held immediately prior to the effective time, unless they do not perfect or they lose their appraisal rights, in which case their shares will be treated as if they were converted into the right to receive $6.40 in cash as of the effective time, without interest.

CERTIFICATES AND OWNERSHIP RIGHTS

     No later than one business day after the effective time, the surviving corporation will mail to all stockholders and optionholders eligible to participate, letters and instructions about surrendering stock certificates for payment of the consideration discussed above (which we sometimes will refer to as "Merger Consideration"). Within one business day of the surrender of those certificates, with duly executed letters of transmittal, a paying agent, chosen by Futureco and reasonably acceptable to GZA, will pay the share and option holders the appropriate merger consideration per share multiplied by the number of their participating shares. In exchange, their certificates will be canceled. Until the surrender and exchange, each certificate will represent only the right to be so exchanged without interest. If someone other than the person in whose name the certificate is registered wants to exchange and surrender the certificate, the certificate must be properly endorsed or in proper form for transfer, plus the person requesting the exchange must pay the paying agent any transfer or other taxes required because of such payment, unless that person establishes to the paying agent that the taxes were paid or are inapplicable.

     YOU SHOULD NOT FORWARD SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. YOU SHOULD SURRENDER CERTIFICATES REPRESENTING SHARES OF COMMON STOCK ONLY AFTER RECEIVING INSTRUCTIONS FROM THE PAYING AGENT.

     Promptly before the effective time, Futureco will deposit with the paying agent funds equal to the aggregate amount of consideration to which the stockholders and option holders are entitled at the effective time. This merger consideration will be invested by the paying agent, as directed by Futureco and GZA before the Closing Date from a limited set of investment choices laid out in the Merger Agreement.

     One year after the effective time, the paying agent's duties will end and the paying agent will deliver the cash and documents relating to the merger consideration fund that were in its possession to the surviving corporation. From then on, certificates may be surrendered to the surviving corporation for exchange, without interest, subject to applicable abandoned property, escheat and other similar laws. Neither Futureco, the Merger Subsidiary, nor the surviving corporation will be liable to any holder of GZA Common Stock for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     The paying agent or surviving corporation may deduct from the merger consideration amount otherwise payable to share and option holders, the amounts required to be withheld and deducted for tax purposes, and with respect to option shares, the exercise price liability.

     The exchange of the GZA Common Stock shares and option shares for merger consideration will fully satisfy all rights pertaining to those shares eligible to participate in the exchange. There will be no further registration of transfers of those participating shares on the records of the surviving corporation.

     If a certificate for participating shares was lost, stolen or destroyed, the paying agent will deliver the exchange amount upon receipt of an affidavit attesting to what happened to the certificate, provided, however, that the paying agent may at his discretion require the owner of the certificate to deliver a reasonable bond as indemnity against claims with respect to the certificate.

     Futureco, the Merger Subsidiary and GZA will all take reasonable and lawful actions to carry out the merger in accordance with the Merger Agreement as promptly as possible.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties made by GZA to Futureco and the Merger Subsidiary, subject to identified exceptions, including representations and warranties relating to:

     - the due organization, valid existence, good standing, and necessary corporate powers, and authority, qualifications, and licensing of GZA;

     - the capitalization of GZA;

     - the ownership and investments of GZA in other entities;

     - the requisite authorization, subject to GZA stockholder approval, and the execution, delivery and enforceability of the Merger Agreement as to GZA;

     - the absence of any materially adverse conflicts between the Merger Agreement and GZA's certificate of incorporation, bylaws, any material agreements, instruments, permits, concessions, franchises, licenses, laws, except those specified in the Merger Agreement;

     - the lack of need for consents, approvals, orders, authorizations, registrations, declarations, and filings or with governmental authorities, except those specified in the Merger Agreement, in order to complete the merger;

     - the adequacy and accuracy of GZA's periodic reports and other filings made under the federal securities laws;

     - the absence of material adverse changes or the reasonable likelihood of such changes to GZA, or material changes in GZA capitalization or accounting methods since May 31, 2000, or any amendment of any employment or other agreement between GZA and any of its officers or directors, except those specified in the Merger Agreement;

     - the absence of any materially adverse suit, action or proceeding actually pending or threatened against or affecting GZA;

     - except as disclosed, the absence of any judgment, decree, injunction, rule or order of any governmental authority or arbitrator that could reasonably be expected to have a materially adverse effect or prevent consummation of the merger;

     - real property owned or leased by GZA, including a description of GZA's interest in the properties and the extent to which the properties are adversely encumbered in a material way;

     - delivery of environmental reports listed in the schedules to the Merger Agreement to Futureco, and compliance of GZA with laws relating to pollution and the protection of human health or the environment;

     - related party transactions;

     - employee benefit plans of GZA, and except as disclosed: compliance of those plans with the Employee Retirement Income Security Act of 1974, as amended, lack of continuing liability for former employees under any of the welfare plans or for payments not yet made, absence of lawsuits and complaints concerning the plans, and material compliance of the plans with the agreements concerning the plans and the law;

     - policies regarding employees;

     - the adequacy of accounting methods and of filings with the IRS and other taxing authorities, and the adequate compliance with tax laws and agreements by GZA and its affiliated entities as well as the absence of liens for taxes on GZA assets beyond current taxes;

     - the absence of arrangements for excess parachute payments in connection with the merger;

     - the absence of tax withholding in connection with the merger;

     - affirmation that deferred income will not result from the transactions contemplated in the Merger Agreement;

     - payments to employees, officers, trustees or directors as a result of the merger;

     - except as disclosed in the Merger Agreement schedules, no brokers or other financial advisors are entitled to any fees or commissions from GZA in connection with the merger transactions;

     - compliance by GZA with the law with respect to its business, properties, operations, and the Merger Agreement;

     - material contracts, agreements and debt instruments of GZA and the lack of consent requirements or penalties therein that would hinder the consummation of the transactions contemplated by the Merger Agreement, except as disclosed;

     - the receipt of an opinion from Houlihan Lokey, that the consideration per share to be received by GZA's Public Stockholders is fair to the holders as of the date of the opinion, from a financial point of view;

     - the intellectual property of GZA;

     - the adequacy of the insurance coverage obtained by GZA;

     - the limitation of dissenters' rights and other rights of appraisal for GZA stockholders to those provided by Delaware law;

     - the absence of necessity of third party consents in order to effect the transactions contemplated by the Merger Agreement, except as disclosed in the Merger Agreement; and

     - the absence of earn-out contingencies, or similar provisions, for non-employees in any GZA agreements.

     The Merger Agreement contains various representations and warranties made by Futureco and the Merger Subsidiary to GZA, subject to identified exceptions, including representations and warranties relating to:

     - the due organization, valid existence, good standing, and necessary corporate powers and authority, qualifications, and licensing of Futureco;

     - the requisite authorization, execution, delivery and enforceability of the Merger Agreement as to Futureco;

     - the absence of any materially adverse conflicts between the Merger Agreement and Futureco's certificate of incorporation, bylaws, any material agreements, instruments, permits, concessions, franchises, licenses, or laws, except those specified in the Merger Agreement;

     - the lack of need, in order to consummate the transactions contemplated in the Merger Agreement, for Futureco to get consents, approvals, orders or authorizations of governmental authorities, except those specified in the Merger Agreement;

     - except as disclosed in the Merger Agreement schedules, no brokers or other financial advisors are entitled to any fees or commissions from or on behalf of Futureco in connection with the transactions contemplated in the Merger Agreement;

     - the accuracy of information supplied by Futureco and on Futureco's behalf for inclusion in this Proxy Statement and the related Schedule 13E-3 statement;

     - the due organization, valid existence, good standing, and necessary corporate powers and authority, qualifications, and licensing of the Merger Subsidiary;

     - the requisite authorization, execution, delivery and enforceability of the Merger Agreement as to the Merger Subsidiary;

     - the absence of any materially adverse conflicts between the Merger Agreement and the Merger Subsidiary's certificate of incorporation, bylaws, any material agreements, instruments, permits, concessions, franchises, licenses, or laws, except those specified in the Merger Agreement;

     - the lack of need, in order to consummate the transactions contemplated in the Merger Agreement, for the Merger Subsidiary to obtain consents, approvals, orders or authorizations of governmental authorities, except those specified in the Merger Agreement;

     - except as disclosed in the Merger Agreement schedules, no brokers or other financial advisors are entitled to any fees or commissions from or on behalf of the Merger Subsidiary in connection with the transactions contemplated in the Merger Agreement;

     - the accuracy of information supplied by the Merger Subsidiary and on the Merger Subsidiary's behalf for inclusion in this Proxy Statement and the
       Schedule 13E-3;

     - the adequacy and accuracy of filings made by Futureco and the Merger Subsidiary with the Commission as required in connection with the Merger Agreement;

     - the absence for both Futureco and the Merger Subsidiary of liabilities or obligations of any nature other than obligations related to fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement, that would have a material adverse effect on the ability of Futureco or the Merger Subsidiary to consummate the merger; and

     - the nature and terms of all stock agreements and understandings to which Futureco or the Merger Subsidiary are party and which are related to any shares of GZA Common Stock, including agreements related to the purchase, sale, voting or other rights or privileges of such stock.

     None of the representations and warranties in the Merger Agreement will survive after the effective time.

GZA COVENANTS

     We agreed in the Merger Agreement that prior to the effective time, except with the prior written consent of Futureco, neither GZA nor any of our officers or agents will solicit or seek to facilitate other merger or acquisition proposals. We have agreed that if we receive any other acquisition proposals prior to the effective time, we will notify Futureco immediately, and give Futureco reasonable time to respond. We may not enter into a definitive agreement with respect to another acquisition proposal during the term of the Merger Agreement. However, our board or its Special Committee, as applicable, may:

     - continue discussing and negotiating acquisition proposals with any party initially contacted by us or on our behalf before the execution of the Merger Agreement if the Special Committee in good faith reasonably believes that the negotiation could lead to a superior acquisition proposal;

     - enter into discussions with a person or entity that makes an unsolicited acquisition proposal, if and to the extent that the special committee determines in good faith that the proposal could lead to a superior acquisition proposal, and if and to the extent that failure to do so could constitute a breach of the fiduciary duties of the directors of GZA to GZA stockholders;

     - approve and recommend a superior acquisition proposal, and modify or withdraw its approval of the Merger Agreement, subject to the reimbursement of certain expenses incurred by Futureco in connection with the proposed merger, as explained in "THE MERGER
       AGREEMENT -- Termination, Amendment and Waiver."

     By a "superior acquisition proposal" we mean a bona fide acquisition proposal made by a third party that the Special Committee determines in good faith, after consultation with its financial advisor, could be more favorable to GZA stockholders from a financial point of view than the one set forth in the Merger Agreement, and one that is capable of being consummated within a reasonable period of time.

     In the Merger Agreement, we agreed that before completion of the merger, except as contemplated by the Merger Agreement and disclosure schedules, or except with the prior written consent of Futureco, to conduct business only in the usual, regular and ordinary course of business and consistent with past practice and to use commercially reasonable efforts to maintain our business organization, goodwill, and relationships with employees, customers, suppliers and others with whom we do business. In addition, we agreed that subject to the same conditions we will:

     - confer on a regular basis with one or more representatives of Futureco to report material operational matters and proposals to engage in other material transactions;

     - promptly notify Futureco of any material emergency or change in condition, properties, assets, liabilities, or course of operations, or of any material complaints, investigations, or hearings;

     - promptly deliver to Futureco SEC filings made after the date of the Merger Agreement;

     - maintain our books and records in accordance with generally accepted accounting principles and SEC requirements;

     - duly and timely make all required filings with governmental authorities, subject to permitted extensions of which Futureco receives notice;

     - not make or rescind any express or deemed election relative to taxes, except as required by law;

     - not amend our Certificate of Incorporation, bylaws, or any of our other organizational documents;

     - except for distributions made by our subsidiaries or except as contemplated by the Merger Agreement or GZA's existing employee stock purchase plan, not authorize or make distributions, repurchases or redemptions with respect to capital stock, options, warrants, or other GZA securities;

     - not dispose of any material part of our assets outside of the ordinary course of business consistent with past practice;

     - not make loans or advances, except to existing subsidiaries and as advances to employees in the ordinary course of business consistent with past practice for travel and business expenses;

     - not discharge or satisfy material claims, liabilities or obligations beyond what would be done in the ordinary course of business consistent with past practice, or as reflected in the financial statements provided to Futureco in connection with the Merger Agreement;

     - not enter into individual commitments that may result in payments in excess of $100,000;

     - not make material changes in employment and compensation arrangements or benefit plans with officers, directors, and employees; nor enter into new employment arrangements with anyone not currently employed by us, providing compensation in excess of $75,000 a year; except in the ordinary course of business consistent with past practice in timing and amount;

     - not settle any stockholder derivative or class action claims arising out of the Merger Agreement, without prior written approval of Futureco;

     - not reduce our ownership in any of our subsidiaries;

     - not change the rights under any agreements with our affiliates, officers, directors, and employees;

     - not directly or indirectly merge with or acquire beneficial ownership of a majority interest in any person or entity;

     - not enter into new commitments relating to our securities;

     - not incur new indebtedness beyond the financing of ordinary course of trade payables or existing credit facilities in the ordinary course of business;

     - not make any non-customary payments outside the ordinary course of business, beyond what is contemplated in the Merger Agreement;

     - not modify any agreements under which we have material rights; and

     - not agree to take any of the above-listed actions.

PREPARATION OF PROXY STATEMENT; STOCKHOLDER MEETING

     We agreed that we would promptly prepare the Schedule 13E-3 statement that is required to be filed with the Commission and the proxy statement required to be distributed to our stockholders in connection with the merger, and include in the proxy statement an updated fairness opinion and recommendation of our Board in favor of the approval of the Merger Agreement. However, the board may fail to make or modify its recommendation if it decides to recommend a superior acquisition proposal instead. We have agreed to use our best efforts to obtain and furnish the information required to be included in the proxy statement and

Schedule 13E-3, and after consultation with Futureco, respond promptly to Commission comments. Futureco and the Merger Subsidiary have agreed to cooperate in the preparation of all of these filings. We also agreed to use reasonable best efforts to mail the proxy statement to our stockholders as promptly as practicable. All of these filings with the Commission and the related mailings to our stockholders are subject to the prior review and approval of Futureco, which it has agreed will not be unreasonably withheld.

     We agreed that subject to our receipt of a written fairness opinion from Houlihan Lokey as of the date of the proxy mailing that the merger consideration for stockholders is financially fair to them, we will, as promptly as practicable duly call and hold our stockholders meeting for the purpose of approving the Merger Agreement and its contemplated transactions.

ACCESS TO INFORMATION; CONFIDENTIALITY

     Subject to confidentiality agreements with third parties, we have agreed to allow Futureco and the Merger Subsidiary, their officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours before the effective time to all of our properties, books, contracts, commitments, personnel and records. We further agreed to furnish promptly to the other parties our filings with the Commission and other information that they reasonably request. Each party will use commercially reasonable efforts to hold nonpublic information in confidence in accordance with the Confidentiality Agreement between GZA and Futureco dated March 31, 2000. We have not agreed, however, to furnish Futureco or the Merger Subsidiary with information related to meetings or activities of our Special Committee or to potential transactions with third parties beyond what is provided for in the Merger Agreement.

BEST EFFORTS; NOTIFICATION

     GZA and Futureco have agreed, subject to the terms of the Merger Agreement, to use reasonable best efforts to cooperate in determining what filings need to be made with, and authorizations received from, governmental authorities in connection with the Merger Agreement; and then in making those filings and obtaining those authorizations in a timely manner. In addition, GZA and Futureco have agreed to use reasonable best efforts to cooperate in obtaining necessary consents from third parties and in otherwise appropriately consummating the transactions contemplated in the Merger Agreement.

     GZA and Futureco have also agreed to promptly notify each other if any of the representations or warranties that they made become untrue or inaccurate in a material respect, or if they fail to materially satisfy any of the covenants or conditions in the Merger Agreement.

COSTS OF TRANSACTION

     If the merger is not consummated, Futureco and GZA have agreed to pay their own costs relating to the merger and the Merger Agreement, except as indicated in the section on "-- Termination, Amendment and Waiver."

PUBLIC ANNOUNCEMENTS

     GZA, Futureco, and the Merger Subsidiary have agreed not to issue public comments and statements with respect to the merger transactions without first consulting each other, except as required by law or as agreed to in the Merger Agreement.

TAXES

     We have agreed to let Futureco, at its own expense, review and comment on our tax returns for the tax year ending on February 29, 2000.

INDEMNIFICATION

     From and after the effective time, the surviving corporation will exculpate, indemnify, and advance expenses for those who were officers and directors of GZA before the effective time at least to the same extent provided by GZA in its Certificate of Incorporation, bylaws and existing contractual agreements in existence at the time the Merger Agreement was executed. These protections will cover their actions on or prior to the effective time, including transactions contemplated by the Merger Agreement. The surviving corporation will obtain and maintain "tail" directors and officers liability insurance for six years after the effective date, with coverage at least as favorable as those in the indemnification agreements referred to above in this paragraph.

     The surviving corporation or any of its respective successors or assignees will pay all costs that may be incurred by any of these indemnified parties in successfully enforcing the indemnity obligations of Futureco or the surviving corporation under this section. This section will survive the merger, along with the indemnified parties' other rights.

NO FURTHER STOCK AGREEMENTS

     From and after the date of the Merger Agreement and until GZA stockholder approval is obtained, neither Futureco, the Merger Subsidiary, nor any of their officers or directors will enter into stock agreements with any third parties except for transactions related to determining which shares Futureco may be considered to own.

CLOSING CONDITIONS

     The obligations of each party to effect the merger will be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

     - Stockholders who hold at least 66 2/3% of the shares of our outstanding Common Stock that are not owned by Futureco, must approve and adopt the merger by an affirmative vote; and

     - No injunctions or legal restraints preventing the consummation of the merger may be in effect.

     Furthermore, the obligations of Futureco and the Merger Subsidiary to effect the merger and consummate the other transactions contemplated to occur on the Closing Date are also subject to the following conditions, any of which may be waived in writing by Futureco:

     - The representations and warranties of GZA must materially be true and correct as of the Closing Date, and a certificate to that effect, signed by the Chief Executive Officer of GZA, must be delivered to Futureco;

     - GZA must have performed its obligations under the Merger Agreement in all material respects, and a certificate to that effect, signed by the Chief Executive Officer of GZA, must be delivered to Futureco;

     - GZA must deliver to Futureco a certificate, signed by the Chief Executive Officer of GZA, certifying that GZA has experienced no adverse material changes since the date of the Merger Agreement;

     - GZA must have delivered to Futureco an opinion of counsel reasonably satisfactory to Futureco;

     - All third party consents and waivers required for the consummation of the transactions contemplated in the Merger Agreement must have been obtained;

     - No more than 5% of the issued and outstanding of GZA Common Stock may be dissenting shares on the effective date;

     - Futureco must have obtained adequate financing for the merger on terms acceptable to it, and the proceeds of the financing must be available; and

     - At least one business day before the Closing Date, GZA must have received from each stock option holder a duly executed option exercise agreement, indicating the number of shares to be exercised and acknowledging that any stock option not exercised prior to the Closing Date will be terminated and cancelled. On the Closing Date, GZA must deliver to Futureco a schedule of stock option holders of record, along with certain information relating to those options.

     Furthermore, the obligations of GZA to effect the merger and consummate the other transactions contemplated to occur on the Closing Date are also subject to the following conditions, any of which may be waived in writing by GZA:

     - The representations and warranties of Futureco and the Merger Subsidiary must materially be true and correct as of the Closing Date, and certificates to that effect, signed by the Presidents of Futureco and the Merger Subsidiary, must be delivered to GZA;

     - Futureco and the Merger Subsidiary must have materially performed their respective obligations under the Merger Agreement on or prior to the effective time; and certificates to that effect, signed by the Presidents of Futureco and the Merger Subsidiary, must be delivered to GZA;

     - Futureco must have had delivered to GZA an opinion of counsel reasonably satisfactory to GZA; and

     - All third party consents and waivers required for the consummation of the transactions contemplated in the Merger Agreement must have been obtained.

TERMINATION, AMENDMENT AND WAIVER

     On October 27, 2000, the Merger Agreement was amended by written agreement of GZA, Futureco and the Merger Subsidiary to extend the outside date for consummation of the merger (as described below) from December 14, 2000 to January 20, 2001. The Merger Agreement may be terminated at any time before the Certificate of Merger is accepted by the Secretary of State of Delaware, before or after GZA stockholder approval, in the following ways:

     - By mutual written consent, duly authorized by the board of directors of GZA and Futureco;

     - By either us or Futureco if the other breaches certain conditions;

     - By either us or Futureco if a government entity with legal authority prevents the consummation of the merger in a nonappealable manner;

     - By either us or Futureco, at any time after January 20, 2001, if the closing conditions to the merger are not met;

     - By either us or Futureco if the merger is not consummated on or before January 20, 2001, and the party seeking to terminate did not proximately contribute to the failure of the merger to occur;

     - By either us or Futureco if GZA stockholders do not approve the merger upon a duly held GZA stockholders meeting or adjournment thereof;

     - By either us or Futureco if, before our stockholders' meeting, our Board withdraws or modifies its recommendation to approve the merger in connection with a superior acquisition proposal;

     - By Futureco if GZA enters into a definitive agreement with respect to any other acquisition proposal; and

     - By Futureco if more than five percent of the record holders of issued and outstanding GZA Common Stock are dissenting stockholders at the effective time.

     If the Merger Agreement is terminated because our Board has withdrawn or modified its approval or recommendation of the merger or has approved or recommended, or we have entered into a definitive agreement with respect to another acquisition proposal, then we will reimburse Futureco for up to $750,000 of its actual and reasonable expenses.

     The Merger Agreement may be amended at any time by written agreement by action of the boards of directors of GZA and Futureco before the Certificate of Merger is accepted by the Secretary of State of Delaware, before GZA stockholder approval or after such approval if permitted by law without the requirement of obtaining further approval.

     Any time before the effective time, the parties may, in writing:

     - extend the time for performance of any of the other party's obligations;

     - waive any of the inaccuracy in the representations and warranties of the other party; or

     - waive the need for the other party to comply with any of the conditions or agreements in the Merger Agreement, subject to certain limitations.

                               FEES AND EXPENSES

     Whether or not the merger is completed and except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that GZA will pay for all costs and expenses relating to the printing and mailing of this Proxy Statement. If the merger is terminated because of any of the reasons described above in "THE MERGER AGREEMENT -- Termination, Amendment and Waiver," GZA will reimburse Futureco for its reasonable out-of-pocket expenses not to exceed $750,000 in connection with the transaction.

     Estimated fees and expenses (rounded to the nearest thousand) to be incurred in connection with the merger, the financing and related transactions are as follows:

Financing fees and expenses.................................  $122,000
Filing fees (Securities and Exchange Commission)............     5,650
Legal, accounting and special committee's financial
  advisors' fees and expenses...............................   647,000
Printing and solicitation fees and expenses.................    42,000
Miscellaneous...............................................     8,350
                                                              --------
          Total.............................................  $825,000
                                                              ========

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is currently traded on The Nasdaq Stock Market under the symbol "GZEA." The following table sets forth the high and low closing sale prices for shares of the Common Stock, as reported on The Nasdaq Stock Market for the periods listed.

                                                               HIGH        LOW
                                                              -------    --------
YEAR ENDING FEBRUARY 28, 2001
  First quarter.............................................  $  6.38    $   4.19
  Second quarter............................................     6.25        5.50
  Third quarter (through October 31, 2000)..................     6.25        6.25
YEAR ENDED FEBRUARY 29, 2000
  First quarter.............................................     4.63        3.75
  Second quarter............................................     5.50        4.00
  Third quarter.............................................     4.50        3.50
  Fourth quarter............................................     4.94        3.75

                                                               HIGH        LOW
                                                              -------    --------
YEAR ENDED FEBRUARY 28, 1999
  First quarter.............................................     5.19        4.50
  Second quarter............................................     5.13        4.69
  Third quarter.............................................     4.88        4.13
  Fourth quarter............................................     5.00        4.00

     On March 30, 2000, the last trading day before GZA's public announcement that it had received a preliminary acquisition proposal from a management group, the high and low sales prices for the Common Stock as reported on The Nasdaq Stock Market were $5.13 and $5.00 per share, respectively, and the closing sale price on that date was $5.00 per share. On August 16, 2000, the last trading day before the public announcement of the Merger Agreement, the high and low sales prices for the Common Stock as reported on The Nasdaq Stock Market were $5.72 and $5.67 per share, respectively, and the closing sale price on that date was
$5.67 per share. On November   , 2000, the last trading day before the date of
this Proxy Statement, the closing price for shares of the Common Stock, as
reported on The Nasdaq Stock Market, was $          . You are urged to obtain
current market quotations for GZA Common Stock before making any decision with respect to the merger.

                                   DIVIDENDS

     GZA has never declared or paid any dividends with respect to its Common Stock. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon GZA's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by GZA's Board of Directors. GZA does not anticipate that any cash dividends will be paid on its Common Stock in the foreseeable future if, for any reason, the merger is not completed.

                       COMMON STOCK PURCHASE INFORMATION

     During the sixty days preceding the date of this Proxy Statement, certain of the participating executives acquired shares of GZA Common Stock as follows: each of Messrs. Celi, Hadge, and Hehir received a restricted stock award of 1,000 shares in September 2000. Each of Messrs. Celi, Hadge, and Hehir also received at that time an incentive stock option to purchase 4,000 shares at an exercise price of $6.25 per share.

     GZA did not purchase any GZA Common Stock in 2000, 1999 or 1998, except as follows. On July 14, 1997, the Board of Directors authorized the repurchase of up to 250,000 shares of GZA stock from time to time at prevailing market rates. The shares repurchased were to be used primarily for issuance under the Company's 401(k) Plan, Employee Stock Purchase Plan, Stock Incentive Plan and other equity incentive programs and, where necessary, for other appropriate corporate purposes. The process was managed by the Chief Executive Officer, the Chief Financial Officer and the Chairman of the Board's Audit Committee according to guidelines established by the Board with progress periodically reported to the Board. The principal reasons to implement this repurchase program were to increase long-term stockholder value by reducing the number of outstanding shares of Common Stock included in the Company's earnings per share, to offset the dilutive effect of shares issued pursuant to the Company's 401(k) Plan, Employee Stock Purchase Plan, and stock option plans; to provide liquidity to existing stockholders that had been lacking as a result of the thin trading volume in the Company's stock; and to improve employee morale. The directors agreed that, at the then current market prices, the Company's stock was a good investment and represented a more efficient use of the Company's cash than a number of available investments. An August 6, 1997 press release announced the Company's intent to initiate this stock buy-back program. On December 17, 1997, the Board voted to increase the buy-back to a total of 500,000 shares under previously established guidelines. Through August 1998, 500,000 shares of GZA stock were repurchased at an average price of $4.91 share. In

September 1998, the Board decided to suspend further buy-back efforts in order to consider other uses of the Company's cash.

                           INFORMATION ABOUT FUTURECO

     Futureco Environmental, Inc. was incorporated in Delaware on March 6, 2000 and is qualified as a foreign corporation in Massachusetts. Futureco has not carried on any activities to date other than those activities incident to its formation and in furtherance of the merger, including but not limited to, entering into the Stock Purchase Agreements and the Merger Agreement, as described herein.

     The executive officers and directors of each of Futureco and the Merger Subsidiary, who will become the executive officers and directors of GZA when the merger is consummated, are:

Officers:  William R. Beloff -- President
           Joseph P. Hehir -- Treasurer
           William E. Hadge -- Secretary
Directors: William R. Beloff
           William E. Hadge
           Joseph P. Hehir
           M. Joseph Celi
           Lawrence Feldman

     After the merger the Board of Directors of Futureco will be able to determine all the directors and, indirectly, the management of GZA.

     At the date of this Proxy Statement, Futureco owns of record no shares of GZA Common Stock. However, an aggregate of 779,775 shares of GZA Common Stock may be deemed to be owned by Futureco for purposes of Section 203 of the Delaware General Corporation Act. These shares include an aggregate of 595,893 shares that Futureco has the right to acquire pursuant to its Purchase Agreements with Messrs. Goldberg (92,721 shares), Zoino (378,968 shares) and Ayres (124,204 shares). They also include an aggregate of 150,482 shares held by the participating executives, Messrs. Beloff (37,848 shares), Celi (12,582 shares), Feldman (49,126 shares), Hadge (17,886 shares) and Hehir (33,540 shares).

                      WHERE YOU CAN FIND MORE INFORMATION

     GZA files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition, because the merger is a "going private" transaction, GZA has filed a Rule 13e-3 Transaction Statement on
Schedule 13E-3 with respect to the merger. The Schedule 13E-3 and other reports, proxy statements and other information contain additional information about GZA. You may read and copy any reports, statements or other information filed by GZA at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. GZA's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: "http://www.sec.gov."

     GZA incorporates by reference into this Proxy Statement the following documents filed by it with the Commission under the Exchange Act, copies of which are included in our Annual Report to Stockholders for Fiscal Year 2000 that accompanies this Proxy Statement:


     - GZA's Annual Report on Form 10-K for the year ended February 29, 2000, as amended by Form 10-K/A filed on June 29, 2000;

     - GZA's Quarterly Reports on Form 10-Q for the three months ended May 31, 2000 and the three months ended August 31, 2000; and

     - GZA's Current Report on Form 8-K, filed on August 24, 2000.


     The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement will not create an implication that there has been no change in the affairs of GZA since the date of this Proxy Statement or that the information herein is correct as of any later date.



     You should rely on the information contained or incorporated by reference in this Proxy Statement. GZA has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated November 21, 2000. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement will not create any implication to the contrary.


                  PROPOSAL TWO: ADJOURNMENT OF SPECIAL MEETING


     If at the Special Meeting on December 21, 2000 the number of shares of GZA Common Stock present or represented and voting in favor of the merger is insufficient to approve the Merger Agreement under either Section 251 or Section 203 of the Delaware General Corporation Law, management intends to move to adjourn the Special Meeting in order to enable the Board of Directors to solicit additional proxies in favor of the merger. In this event, Proposal One (approval of the Merger Agreement) and Proposal Three (election of directors) would not be voted upon, and management would call for a vote on Proposal Two.



     In Proposal Two, you are being asked to authorize the holder of any proxy solicited hereby to vote in favor of adjourning the Special Meeting, and any adjournments thereof, to a date or dates not later than January 20, 2001, in order to enable the Board of Directors to solicit additional proxies in favor of the merger. If Proposal Two is approved, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to a date not later than January 20, 2001 and use the additional time to solicit additional proxies in favor of the merger (including the solicitation of proxies from stockholders that have previously voted against the merger). Among other things, this could mean that even if we had received proxies with a sufficient number of "no" votes to defeat Proposal One, we could adjourn the Special Meeting without a vote on Proposal One for up to 30 days and seek during that period to convince the holders of those shares to change their vote to votes in favor of the merger.


     The affirmative vote of at least a majority of the shares of GZA Common Stock present or represented and entitled to vote at the Special Meeting is necessary to approve Proposal Two. Broker non-votes will not be counted for purposes of determining whether a majority of the shares of GZA Common Stock present or represented and entitled to vote at the Special Meeting have been cast in favor of Proposal Two. Abstentions will have the effect of a "no" vote. No proxy that is specifically marked "against" approval of the Merger Agreement will be voted in favor of Proposal Two unless it is specifically marked "for" Proposal Two.

     The Board of Directors believes that if the number of shares of GZA Common Stock present or represented at the Special Meeting and voting in favor of the merger is insufficient to approve the Merger Agreement it is in the best interest of the unaffiliated stockholders of GZA to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE SPECIAL MEETING TO A DATE OR DATES NOT LATER THAN JANUARY 20, 2001.

                     PROPOSAL THREE: ELECTION OF DIRECTORS

     We have a classified Board of Directors consisting of Class I, Class II and Class III directors who serve three-year terms, with the term of one of the three classes expiring each year, upon the election of successor directors at the Company's Annual Meeting. Our by-laws specify that the number of directors constituting each class shall be as nearly equal as possible. However, if the merger is approved and consummated, the directors of the Merger Subsidiary, William R. Beloff, William E. Hadge, Joseph P. Hehir, M. Joseph Celi and Lawrence Feldman will become the directors of GZA, and the bylaws of the Merger Subsidiary, which do not provide for a classified Board of Directors, will become the bylaws of GZA.

     Currently, the number of directors constituting our full Board of Directors of the Company is nine, consisting of three directors in each Class. The terms of the Company's current Class I directors, Rose Ann Giordano, Donald T. Goldberg and Thomas W. Philbin, expire in 2001. The terms of the Company's current Class III directors, Timothy W. Devitt, David B. Perini and Andrew P. Pajak, expire in 2002. The terms of the Company's current Class II directors, M. Joseph Celi, Lewis Mandell and William E. Hadge, will expire upon the election of their successors at the 2000 Annual Meeting, including any adjournment thereof.

     The Board has nominated Lewis Mandell for re-election and William R. Beloff and William S. Zoino for election as Class II directors, to serve only in the event that the merger is not approved and consummated by January 20, 2001. If the Merger Agreement is approved and consummated on or before that date, Proposal Three will not be brought to a vote, and Messrs. Celi, Mandell and Hadge will remain in office until the merger is consummated, at which time the directors of Futureco will become the directors of GZA. If, however, the merger is not approved at the final adjournment of the Special Meeting on or before January 20, 2001, management will at that meeting place the names of Messrs. Mandell, Beloff and Zoino in nomination for election as Class II directors, and any proxies solicited hereby will be voted in accordance with the instructions provided. The Board has fixed the number of directors constituting the full Board of Directors at nine. If they are elected, the term of Messrs. Mandell, Beloff and Zoino will expire in 2003. Unless marked otherwise, returned proxies will be voted to elect each of Messrs. Mandell, Beloff and Zoino as the Class II directors. Each nominee has agreed to serve if he is elected and if the merger is not approved and consummated, and the Company has no reason to believe that any of them will be unable to serve. If any nominee is unable or declines to serve as a director at the time of the Special Meeting, then the Board will designate another nominee and proxies will be voted in favor of that nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT MESSRS. MANDELL, BELOFF AND ZOINO AS THE CLASS II DIRECTORS OF THE COMPANY IF THE MERGER AGREEMENT IS NOT APPROVED.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each director of the Company continuing in office, each nominee for election as director, and each executive officer of the Company.

NAME OF INDIVIDUAL                     AGE                      PRINCIPAL POSITION
------------------                     ---                      ------------------
Donald T. Goldberg(1)(2).............   72    Chairman of the Board of Directors
Andrew P. Pajak......................   50    Director, President and Chief Executive Officer of the
                                                Company
M. Joseph Celi.......................   66    Director and Executive Vice President of the Company
John E. Ayres........................   63    Executive Vice President -- Business Development of
                                              the Company
William E. Hadge.....................   45    Director of the Company; Senior Vice President of GZA
                                                GeoEnvironmental

NAME OF INDIVIDUAL                     AGE                      PRINCIPAL POSITION
------------------                     ---                      ------------------
Joseph P. Hehir......................   55    Executive Vice President, Chief Financial Officer and
                                                Treasurer of the Company
William R. Beloff....................   51    Executive Vice President of the Company; nominee for
                                                election as Class II Director
Lewis Mandell(1).....................   57    Director; nominee for election as Class II Director
Thomas W. Philbin(1).................   61    Director
Timothy W. Devitt(2).................   56    Director
David B. Perini(2)...................   63    Director
Rose Ann Giordano....................   62    Director
William S. Zoino.....................   68    Nominee for election as Class II Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Donald T. Goldberg has served as Chairman of the Company's Board of Directors since 1989. Mr. Goldberg also served as the Company's Chief Executive Officer from 1989 to 1995, and as President of GZA GeoEnvironmental from 1966 to 1990 and from 1992 to 1993.

     Andrew P. Pajak has been a director, Chief Executive Officer and President of the Company since 1996. Mr. Pajak was Executive Vice President of Michael Baker Corporation, an engineering, construction and operations and maintenance services firm, from 1993 to 1996, and President and Chief Executive Officer of Baker Environmental, Inc., a wholly-owned subsidiary of Michael Baker Corporation, from 1990 to 1996.

     M. Joseph Celi has been a director and Executive Vice President of the Company since 1991. In 1997, Mr. Celi was also appointed to the position of Regional Operating Officer, Great Lakes and Southern Regions of GZA GeoEnvironmental. Mr. Celi also is responsible for the Company's Brownfields development effort.

     John E. Ayres has been Executive Vice President -- Business Development of the Company since 1992. Mr. Ayres joined the Company in 1966.

     William E. Hadge has been a director of the Company since July 1997. Mr. Hadge joined the Company in 1979 and has served as a Senior Vice President of GZA GeoEnvironmental since 1993.

     Joseph P. Hehir has been the Chief Financial Officer and Treasurer of the Company since 1993 and an Executive Vice President of the Company since 1998. Mr. Hehir has been Treasurer of GZA GeoEnvironmental since 1989 and was a Senior Vice President of GZA GeoEnvironmental from 1990 to 1995. Mr. Hehir joined the Company in 1981.

     William R. Beloff was appointed Executive Vice President of the Company in 1998. Mr. Beloff has held the position of Regional Operating Officer, Northeast Region, of GZA GeoEnvironmental since 1997. Mr. Beloff joined GZA
GeoEnvironmental in 1973.

     Lewis Mandell has been a director of the Company since 1991. Dr. Mandell has been Dean of the School of Management at the University of Buffalo since 1998. Dr. Mandell was Dean of the Business School of, and a professor of finance at, Marquette University, from 1995 to 1998. He also serves as a director of the Variable Annuities of Travelers Corporation and Delaware North Corporation.

     Thomas W. Philbin has been a director of the Company since 1993. Dr. Philbin has been the President and a director of HEC, Inc., an energy conservation consulting firm, since 1991 and Vice President of Energy Services of Northeast Utilities since 1999.

     Timothy W. Devitt has been a director of the Company since 1993. Mr. Devitt has been Senior Vice President of PHB Hagler Bailly, Inc., a management consulting firm, since 1998. Mr. Devitt was Managing Director of Putnam, Hayes & Bartlett, Inc., an economic and management consulting firm, from 1991 to 1998.

     Rose Ann Giordano has been a director of the Company since 1998. Ms. Giordano has been Vice President, Internet Service Provider Business Group of Compaq Computer Corporation since 1997. Ms. Giordano also served as Vice President, Internet Business Group of Digital Equipment Corporation from 1994 to 1997.

     David B. Perini has been a director of the Company since 1998. Mr. Perini retired as director and Chairman of Perini Corporation, a general contracting services firm in July 1999. Mr. Perini served as President and Chief Executive Officer of Perini Corporation from 1972 until 1998, and also has served as Vice President and General Counsel of Perini Corporation. Since May 2000, Mr. Perini has been Commissioner of the Division of Capital Management for the Commonwealth of Massachusetts.

     William S. Zoino was the Vice Chairman of the Board of Directors of the Company and President of its GZA Drilling subsidiary from 1989 to 1995. From 1995 until March 2000, Mr. Zoino was a founder and Principal of Zoino - Hebert, Inc., a drilling and engineering firm.

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended February 29, 2000 ("fiscal 2000"), the Board of Directors of the Company met nine times. No director attended fewer than 80 percent of the meetings of the Board of Directors and of the committees on which he or she served.


     The Board of Directors has an Audit Committee, which confers with the Company's independent public accountants concerning the scope of their examinations of the Company's financial statements, the Company's accounting policies and internal accounting controls and the results of the independent public accountants' audit examination, and recommends the selection of the Company's independent public accountants to the Board of Directors. The responsibilities of the Audit Committee include making such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company and its subsidiaries, providing to the Board of Directors of the Company the results of its examinations and recommendations derived therefrom, proposing to the Board improvements made or to be made in internal accounting controls, recommending independent auditors to the Board and providing to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention. The Audit Committee's duties do not include accounting or auditing functions, which are the responsibility of the Company's officers and its independent public accountants. The Board of Directors of the Company in July 2000 adopted a formal written charter setting forth the duties and responsibilities of the Audit Committee. A copy of the Audit Committee charter is attached as Appendix E to this Proxy Statement. The Audit Committee met four times in fiscal 2000. The members of the Audit Committee are Lewis Mandell, Thomas W. Philbin and Donald T. Goldberg. Each of Messrs. Mandell and Philbin is an independent director of the Company within the meaning of Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market (the "Nasdaq Rules"), is able to read and understand fundamental financial statements and, by virtue of his past employment experience, is financially sophisticated within the meaning of Nasdaq Rule 4310(c)(26). Mr. Goldberg, the Chairman of the Board of the Company, is the former Chief Executive Officer of the Company and was a consultant to the Company in fiscal 2000. Mr. Goldberg formerly owned an interest in certain real property leased by the Company. See "-- Certain Transactions." As a result of these relationships to the Company, Mr. Goldberg does not qualify as an independent director within the meaning of Nasdaq Rule 4200(a)(15).


     The Board of Directors has a Compensation Committee, which oversees compensation policy, executive salaries, profit sharing, stock options, employee stock purchase and other benefit and incentive compensation plans and employment contracts. In fiscal 2000, the Compensation Committee met four times. The current Compensation Committee members are Messrs. Devitt and Perini, neither of whom is an employee of the Company, and Mr. Goldberg, who was a consultant to the Company in fiscal 2000. See "-- Compensation Committee Interlocks and Insider Participation" and "-- Certain Transactions."

     The Board has no other standing committees.

DIRECTORS' COMPENSATION

     During fiscal 2000, Ms. Giordano and Messrs. Devitt, Mandell, Philbin and Perini, were paid an annual retainer of $3,000 plus, in each case, $1,000 for each Board meeting attended, plus expenses incurred in attending all such meetings. Non-employee directors also may be compensated at the rate of $1,000 per day and receive reimbursement for travel and other expenses for Board-related activities. In addition, each member of the Company's Compensation Committee and Audit Committee, other than Mr. Goldberg, is compensated at the rate of $750 per quarter and receives reimbursement for travel and other expenses. Ms. Giordano, and Messrs. Devitt, Mandell, Perini and Philbin received $11,000, $15,500, $14,500, $14,500 and $13,500, respectively, plus reimbursable expenses, for such activities during fiscal year 2000. Each non-employee director also may provide management consulting services to the Company, for which they are compensated at a rate of $150 per hour plus expenses. Ms. Giordano and Messrs. Devitt, Perini and Philbin received $3,040, $3,675, $5,775 and $3,600 respectively, plus expenses, for such services in fiscal 2000. In addition, in April 2000, continuing GZA's previous practice, each non-employee director other than Mr. Goldberg was granted 1,000 shares of Common Stock, subject to certain transfer restrictions, in connection with his or her service on the Board of Directors.

     On March 16, 1998, the Company entered into a consulting agreement with Mr. Goldberg pursuant to which, as compensation for his services as a director and consultant to the Company, Mr. Goldberg received a retainer of $6,250 per month, plus reimbursement for actual out-of-pocket expenses. Beginning September 1, 1999, the monthly retainer was reduced to $4,167 per month. In addition, Mr. Goldberg may be compensated at the rate of $125 per hour for professional engineering services on specific technical projects at the request of the Company. During fiscal 2000, Mr. Goldberg received an aggregate of $66,749 for all services rendered by him to the Company.

     Directors who are employees of the Company are not compensated separately for serving as directors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer and President and its four other most highly compensated executive officers who were in office on February 29, 2000 (collectively, the "Named Executive Officers") for the fiscal years ended February 29, 2000, and February 28, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                                ANNUAL COMPENSATION       SECURITIES      ALL OTHER
                                              -----------------------     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR    SALARY ($)    BONUS ($)    OPTIONS (#)      ($)(#)(1)
---------------------------           ----    ----------    ---------    ------------    ------------
Andrew P. Pajak.....................  2000     $199,556      $15,000        36,200         $ 7,905
  Chief Executive Officer and         1999     $193,003      $23,467            --         $ 9,028
  President                           1998     $193,003      $27,146            --         $22,470
M. Joseph Celi......................  2000     $153,436      $10,000        28,750         $13,591
  Executive Vice President --         1999     $151,133      $13,964            --         $14,045
  Remediation Services                1998     $151,133      $10,185            --         $12,016
Richard M. Simon....................  2000     $146,023      $ 9,751        17,000         $ 7,186
  Executive Vice President --         1999     $142,002      $20,510            --         $ 9,306
  Professional Practice of            1998     $142,002      $12,427            --         $ 7,969
  the Company and of GZA
  GeoEnvironmental(1)
John E. Ayres.......................  2000     $142,960      $14,156        17,000         $ 9,676
  Executive Vice President --         1999     $141,045      $23,110            --         $12,875
  Business Development of             1998     $141,045      $ 5,941            --         $11,250
  the Company and of
  GeoEnvironmental
William R. Beloff...................  2000     $160,504      $32,884        28,750         $ 7,626
  Executive Vice President            1999     $140,005      $28,926            --         $ 8,309
  of GZA GeoEnvironmental             1998     $134,763      $17,000            --         $ 6,747

---------------
(1) Amounts shown consist of the Company's contribution under the Company's 401(k) Profit Sharing Plan and the value of employer-paid premiums for term life insurance programs. The Company's contributions under the 401(k) Profit Sharing Plan in fiscal 2000 were as follows: Mr. Pajak, $6,389; Mr. Celi, $6,034; Mr. Simon $5,670; Mr. Ayres, $5,632 and Mr. Beloff, $6,110. The
    value of employer-paid premiums for term life insurance paid by the Company in fiscal 2000 were as follows: Mr. Pajak, $1,516; Mr. Celi, $7,557; Mr. Simon, $1,516; Mr. Ayres, $4,044 and Mr. Beloff, $1,516.

    The Company's contributions under the 401(k) Profit Sharing Plan in fiscal 1999 were as follows: Mr. Pajak, $7,369; Mr. Celi, $7,229; Mr. Simon, $6,792; Mr. Ayres, $6,746 and Mr. Beloff, $6,650. The value of employer-paid premiums for term life insurance paid by the Company in fiscal 1999 were as follows: Mr. Pajak, $1,659; Mr. Celi, $6,816; Mr. Simon, $2,514; Mr. Ayres, $6,129 and Mr. Beloff, $1,659.

(2) Mr. Simon resigned from his employment by the Company, effective June 16, 2000.

     The Company's contributions under the 401(k) Profit Sharing Plan in fiscal 1998 were as follows: Mr. Pajak, $6,400; Mr. Celi, $6,400; Mr. Simon, $5,665; Mr. Ayres, $5,634 and Mr. Beloff, $5,355. The value of employer-paid premiums for term life insurance paid by the Company in fiscal 1998 were as follows: Mr. Pajak, $1,392; Mr. Celi, $5,616; Mr. Simon, $2,304; Mr. Ayres, $5,616 and Mr.
Beloff, $1,392.

     Option Grants in Last Fiscal Year. The following table sets forth certain information concerning stock options granted during fiscal 2000 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       --------------------------------------------------------     POTENTIAL REALIZABLE
                       NUMBER OF     PERCENTAGE OF                                    VALUE AT ASSUMED
                       SECURITIES    TOTAL OPTIONS                                 ANNUAL RATES OF STOCK
                       UNDERLYING     GRANTED TO                                   PRICE APPRECIATION FOR
                        OPTIONS      EMPLOYEES IN                                       OPTION TERM
                        GRANTED       FISCAL YEAR     EXERCISE     EXPIRATION      ----------------------
NAME                      (#)             (%)          PRICE         DATE(1)        5% ($)       10% ($)
----                   ----------    -------------    --------    -------------    ---------    ---------
Andrew P. Pajak......    22,000(2)        7.5%         $4.13      March 1, 2003     $16,931      $36,078
                         14,200(3)        5.0           4.13      March 1, 2003      10,928       23,286

M. Joseph Celi.......    22,000(2)        7.7           4.13      March 1, 2003      16,931       36,078
                          6,750(3)        2.4           4.13      March 1, 2003       5,195       11,069

Richard M. Simon.....    17,000(2)        5.9           4.13      March 1, 2003      13,083       27,878

John E. Ayres........    17,000(2)        5.9           4.13      March 1, 2003      13,083       27,878

William R. Beloff....    22,000(2)        7.7           4.13      March 1, 2003      16,931       36,078
                          6,750(3)        2.4           4.13      March 1, 2003       5,195       11,069

---------------
(1) All options vest on June 1, 2002 and expire nine months thereafter.

(2) Incentive stock option.

(3) Nonqualified stock option.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 2000 and stock options held as of February 29, 2000 by each of the Named Executive
Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                 OPTIONS AT FISCAL YEAR-END      FISCAL YEAR-END ($)(1)
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
                            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                            (#)         ($)          (#)            (#)            ($)            ($)
----                        -----------   --------   -----------   -------------   -----------   -------------
Andrew P. Pajak..........       --          --         60,000         51,200         $60,000        $28,575
M. Joseph Celi...........       --          --         13,400         28,750          13,400         10,781
Richard M. Simon(2)......       --          --          6,200         17,000           6,200          6,375
John E. Ayres............       --          --             --         17,000              --          6,375
William R. Beloff........       --          --          3,200         28,750           4,000         10,781

---------------
(1) Value is based on the last sale price of the Common Stock ($4.50 per share) on February 29, 2000, as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains upon exercise, if any, will depend on the value of the Common Stock on the date of the sale of the shares.

(2) Upon Mr. Simon's June 16, 2000 resignation from his employment by the Company, the Compensation Committee of the Board of Directors of the Company accelerated in full the vesting of his outstanding options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal year 2000:

     Compensation Policies. The purpose of the Company's policy for compensating its executive officers is to establish aggregate compensation levels that are consistent with the Company's financial performance; to provide appropriate incentives to promote individual performance and both short-term and long-term goal achievement, thereby enhancing Company profitability and thus stockholder value; and to grant total compensation sufficiently competitive to retain and, when necessary, attract executive officers capable of leading the Company in the attainment of its business objectives.

     Base Salaries. The salaries of executive officers are established annually by evaluating requirements of the position, the contribution of the individual executive to Company performance and the executive's responsibility, experience and potential. Base salaries of executive officers are intended to be comparable to median salaries of a peer group of comparably-sized companies and to salaries of executive officers reported in an environment industry salary survey. In making the comparisons, the Company's financial performance as well as non-financial measures such as contributions to the success of the Company's strategic plan are considered. In fiscal 1999, the Committee also engaged the services of an independent compensation consultant to provide advice in establishing base salaries and short-term and long-term incentives as components of a total compensation package for senior executives of the Company.

     In keeping with the Compensation Committee's policy of increasing emphasis on incentive-based compensation for its senior executives, base salaries of the Company's Chief Executive Officer and other Named Executive Officers were not increased for fiscal 2000.

     Senior executives are also eligible to participate in various benefit programs available to all full-time employees in varying degrees, including the Company's 401(k) Profit Sharing Plan and a supplemental insurance program whereby term insurance premiums are paid by the Company on behalf of senior executives and selected other Company employees.

     Incentive Compensation Plan. Senior executives and other selected Company employees also may qualify for cash bonuses through participation in the Company's Incentive Compensation Plan. The amount of the bonus awarded to a participant is based on achievement of pre-established objectives, including corporate performance goals (i.e., target earnings before interest, bonus and taxes) and individual performance goals tied to specific corporate objectives. For fiscal 2000, the amounts of the target bonuses, assuming the performance goals were met, ranged from 9.5% to 27.5% of the participants' base salaries. If the Compensation Committee determines that actual Company performance has exceeded or fallen short of a participant's pre-established goals, a bonus that is greater or less than the target bonus may be awarded.

     Long-Term Incentives; Equity-Based Compensation. Awards of equity-based compensation have not historically been a significant component of the Company's compensation of its executive officers, in part, because the Company's senior executives have often already held significant equity positions in the Company through ownership of the Company's Common Stock. However, the Compensation Committee has adopted a new policy under which it plans to provide increased long-term incentives through awards of equity-based compensation to its executive officers and other senior executives who are responsible for significant Company operations, growth opportunities or strategic initiatives. Under this new policy, a substantial component of the targeted total compensation package of these senior executives will consist of the expected future value of awards under the Company's 1999 Stock Incentive Plan, and the executives' total compensation will therefore increasingly depend on achieving targeted improvements in the Company's stock price.

     The 1999 Stock Incentive Plan was approved by stockholders at the July 13, 1999 Annual Meeting. In fiscal 2000, the Compensation Committee granted options to purchase an aggregate of 317,850 shares of Common Stock to the Company's Chief Executive Officer, its other Named Executive Officers and a limited number of other senior executives. The options will vest on June 1, 2002, and will thereafter be exercisable for only nine months. The expected value of these grants, assuming the targeted rate of growth of the Company's stock price over the vesting period, will range from approximately 25% to more than 100% of the executive's annual base salary. In fiscal years after fiscal 2000, and if the merger is not approved, the Compensation Committee expects to continue to provide long-term incentives in the form of additional awards of equity-based compensation to selected senior executives. However, those awards will be smaller in magnitude than the initial grants described above.

  Chief Executive Officer Compensation

     The base salary of Andrew P. Pajak, the Company's Chief Executive Officer, increased from $193,003 in fiscal 1999 to $199,556 for fiscal 2000. In fiscal 2000, Mr. Pajak received a bonus of $15,000 compared to approximately $23,467 received for performance in fiscal 1999. This bonus was less than his target bonus for fiscal 2000, and less than his fiscal 1999 bonus, primarily because the Committee concluded that the Company had not made adequate progress toward its goal of expansion through selected acquisitions. In fiscal 2000, Mr. Pajak and other Named Executive Officers received awards of stock options from the Long-term Incentive Compensation Plan of FYE 2000-2002, which included a 36,200-share grant to Mr. Pajak. See " -- Long-Term Incentives; Equity Based Compensation".

     Communications with Stockholders. The Committee is responsible for communicating with stockholders regarding the Company's compensation policy and to ensure that the Board of Directors understands stockholders' perspectives regarding executive compensation. Members of the Committee may, when appropriate, respond to stockholder concerns about compensation in subsequent reports or proxy statements. Comments and questions may be addressed to any member of the Compensation Committee at GZA GeoEnvironmental Technologies, Inc., 320 Needham Street, Newton Upper Falls, MA 02464.

                                          By: Timothy W. Devitt, Chair
                                              David B. Perini
                                              Donald T. Goldberg

                                          As of February 29, 2000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee currently consists of Messrs. Devitt, Goldberg and Perini. Messrs. Devitt and Perini are not, nor have they ever been, officers or employees of the Company or of any of its subsidiaries. Mr. Goldberg, who was elected to the Compensation Committee in October 1995, was employed by the Company as its Chief Executive Officer until his retirement in September 1995. Mr. Goldberg was employed by the Company on a part-time basis from September 1997 to February 1998. Since March 1998, Mr. Goldberg has been a consultant to the Company. See "-- Directors' Compensation." There are no family relationships among the executive officers or directors of the Company.


AUDIT COMMITTEE REPORT



     The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company as of February 29, 2000 and February 28, 1999 and for each of the years in the three-year period ended February 29, 2000 that are included in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended February 29, 2000 (the "Audited Financial Statements"). In connection with its review of the Audited Financial Statements, the Audit Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 of the American Institute of Certified Public Accountants. The Audit Committee also received from PricewaterhouseCoopers LLP the written disclosures and letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with representatives of PricewaterhouseCoopers LLP the independence of that firm in relation to its audit of the Audited Financial Statements. Based on its review of the Audited Financial Statements and its discussions with PricewaterhouseCoopers LLP referred to above, the Audit Committee recommended to the Board of Directors of the Company that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended February 29, 2000.



                                          By: Lewis Mandell


                                              Thomas W. Philbin


                                              Donald T. Goldberg

                               PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and with those equity securities of a peer group of issuers in the environmental consulting industry selected by the Company. Issuers in the peer group consist of EA Engineering, Science & Technology, Inc., Ecology and Environment, Inc., EMCON, Harding Lawson Associates Group, Inc., Versar, Inc. and Roy F. Weston, Inc. (Fluor Daniel GTI, Inc., which was included in the Company's peer group in prior years' proxy statements, has been eliminated from the group due to its acquisition by The IT Group in December 1998). The cumulative stockholder returns for shares of the Company's Common Stock and for the market and peer group indices are calculated assuming $100 was invested on March 1, 1995, and assuming the reinvestment of dividends, if any, as of the last day of February in each of the five succeeding years. The Company paid no cash dividends during the periods shown.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                 AMONG GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX
                              [PERFORMANCE GRAPH]

                                                           GZA
                                                    GEOENVIRONMENTAL                                          NASDAQ MARKET
                                                   TECHNOLOGIES, INC.           PEER GROUP INDEX                  INDEX
                                                   ------------------           ----------------              -------------
1995                                                     100.00                      100.00                      100.00
1996                                                     112.50                       86.20                      138.08
1997                                                     104.17                       83.23                      165.74
1998                                                     165.63                      100.36                      225.41
1999                                                     158.33                       62.31                      291.27
2000                                                     139.58                       68.43                      565.81

                     ASSUMES $100 INVESTED ON MAR. 1, 1995
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEAR ENDING FEB. 29, 2000

                              CERTAIN TRANSACTIONS


     The Company leased certain of its facilities from employees, some of whom are directors, executive officers or stockholders of the Company, or from entities in which those persons have interests.



     Until March 2000, the Company's principal facility in Newton Upper Falls, Massachusetts was leased from Donald T. Goldberg, Chairman of the Board of the Company and William S. Zoino, a beneficial owner of more than five percent of the outstanding Common Stock of the Company and a nominee for election as a Class II Director. Mr. Goldberg and Mr. Zoino owned the property as tenants in common. Rental payments to Messrs. Goldberg and Zoino aggregated $714,000 for fiscal 2000.


     The Company's Brockton, Massachusetts facility is leased from GZA Investment Associates, Trust, a Massachusetts business trust in which the Company owns a two-thirds interest together with Mr. Zoino and Joseph E. Hebert, a former employee of GZA Drilling. Lease payments to GZA Investment Associates Trust totaled $93,000 in fiscal 2000.

     The Company's Providence, Rhode Island facility is leased from GZRI Associates, a Rhode Island general partnership whose partners are Messrs. Goldberg and Zoino and four others, Michael A. Powers, David R. Carchedi and Nicholas A. Campagna, all current employees of GZA GeoEnvironmental, and Frank
W. Clark, a former employee of GZA GeoEnvironmental. Lease payments to GZRI Associates totaled $80,000 in fiscal 2000.

     The Company believes that the foregoing leases were entered into on terms no less favorable to the Company than could reasonably have been obtained in arm's-length transactions with independent third parties.

     The Company provides geotechnical design, instrumentation and consulting services, on a subcontracting basis, to Perini Corporation and other clients affiliated with or engaged in joint ventures with Perini Corporation. David B. Perini, a director of the Company, was the Chairman of the Board of Directors of Perini Corporation until he retired in July 1999. In fiscal 2000, the Company billed an aggregate of $2.7 million for services provided to Perini Corporation and clients affiliated with Perini Corporation.

     Donald T. Goldberg, Chairman of the Board of Directors and formerly the Company's Chief Executive Officer, is a consultant to the Company and to GZA GeoEnvironmental, Inc. See "-- Directors' Compensation".

AGREEMENTS WITH EXECUTIVE OFFICERS

     Each of Messrs. Pajak, Simon, Ayres, Celi, Beloff, Hadge and Hehir has entered into a Non-Competition and Non-Disclosure Agreement with the Company that provides, among other things, that following the termination of his employment, and provided that he complies with certain non-competition covenants set forth in the agreement, he may be entitled to receive, for a period of up to twelve months following his termination, his base salary and certain other benefits.

     As noted above, Mr. Pajak expects to leave GZA if the merger is consummated. In order to retain his services in the meantime, GZA entered into a retention agreement with Mr. Pajak. Under that agreement, if Mr. Pajak leaves after the merger, under the circumstances set forth in the retention agreement, he will receive a severance payment and other benefits, described more fully under "Interests of Certain GZA Directors, Officers and Stockholders in the Merger -- Retention Agreement" above.

     The Company has entered into Indemnification Agreements, dated as of June 19, 2000 with each of Messrs. Celi, Devitt, Goldberg, Hadge, Mandell, Pajak, Perini, Philbin, Ayres, Beloff, Hehir, Simon and Ms. Giordano. The Indemnification Agreements, provide for indemnification of these persons in respect of third party proceedings arising out of their service as directors and officers of the Company, and in respect of proceedings by or in the right of the Company. The term of each Indemnification Agreement is the later of six years after the indemnified party ceases to serve as a director or officer of the Company, or the termination of all proceedings then pending.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 2000 by
(i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding GZA Common Stock; (ii) each of the Company's directors and director nominees; (iii) each of the Named Executive Officers and (iv) all directors, director nominees and executive officers of the Company as a group. The information as to each person has been furnished by that person.

                                                                      SHARES
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
NAMES AND ADDRESSES OF BENEFICIAL HOLDERS                      NUMBER       PERCENT
-----------------------------------------                     ---------    ---------
Futureco Environmental, Inc.(2).............................   779,775       20.8%
  9 Bridie Lane
  Norfolk, Massachusetts 02050
William S. Zoino(3).........................................   409,368       10.9
  93 Riverside Drive
  West Harwich, MA 02671
Heartland Advisors..........................................   372,900       10.0
  789 North Water Street
  Milwaukee, Wisconsin 53202
Acquisitor plc..............................................   313,100        8.4
  Avery House
  52 Brook's Mews
  London W1Y1LE
  United Kingdom
Franklin Resources, Inc.(4).................................   202,000        5.4
  777 Mariners Island Boulevard
  San Mateo, CA 94404
Donald T. Goldberg(5).......................................   158,241        4.2
John E. Ayres(6)............................................   124,204        3.3
Andrew P. Pajak(7)..........................................    71,028        1.9
Richard M. Simon(8).........................................    64,639        1.7
William R. Beloff(9)........................................    41,848        1.1
M. Joseph Celi(10)..........................................    25,982          *
William E. Hadge(11)........................................    20,986          *
Lewis Mandell(12)...........................................    17,100          *
Timothy W. Devitt(13).......................................    11,350          *
Thomas W. Philbin(14).......................................     7,100          *
David B. Perini.............................................     4,000          *
Rose Ann Giordano...........................................     3,000          *
All directors, director nominees and executive officers as a
  group (13 persons)(15)(16)................................   933,947       24.9%

---------------
  *  Less than one percent.

 (1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of September 30, 2000 are treated as outstanding only for purposes of determining the amount and percent owned by that person or group. As of the date of this table, there were 3,744,644 shares of GZA Common Stock outstanding.

 (2) Includes 595,893 shares that Futureco has the right to acquire from Donald
     T. Goldberg, William S. Zoino and John E. Ayres pursuant to its Purchase Agreements with them, as amended, and 183,882 shares owned by the participating executives, Messrs. Beloff, Celi, Feldman, Hadge and Hehir.

 (3) Includes 9,400 shares held by Mr. Zoino's spouse as custodian for members of Mr. Zoino's family. Mr. Zoino disclaims beneficiary ownership of the latter shares.

 (4) Franklin Resources, Inc. is the parent holding company for Franklin Advisory Services, Inc., an investment company. Franklin Advisory Services, Inc. has sole power to vote or direct the vote of the shares. The principal stockholders of Franklin Resources, Inc. are Charles B. Johnson and Rupert
     H. Johnson, Jr., so that Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, Inc. may be deemed to be the beneficial owners of those shares.

 (5) Includes 1,120 shares issued for the account of Mr. Goldberg under the Company's 401(k) Plan and 50,000 shares held by a trust for certain family members of Mr. Goldberg. Mr. Goldberg, who is not a trustee of the trust, disclaims beneficial ownership of the shares held by the trust. Mr. Goldberg is Chairman of the Board of Directors of the Company.

 (6) Includes 2,321 shares issued for the account of Mr. Ayres under the Company's 401(k) Plan. Mr. Ayres is the Executive Vice
     President -- Business Development of the Company.

 (7) Includes 1,028 shares issued for the account of Mr. Pajak under the Company's 401(k) Plan and 60,000 shares subject to stock options exercisable within 60 days of the date of this table. Mr. Pajak is the President and Chief Executive Officer and a director of the Company.

 (8) Mr. Simon resigned from his employment by the Company, effective June 16, 2000.

 (9) Includes 2,142 shares issued for the account of Mr. Beloff under the Company's 401(k) Plan and 4,000 shares subject to stock options exercisable within 60 days of the date of this table. Mr. Beloff is an Executive Vice President of the Company.

(10) Includes 2,477 shares issued for the account of Mr. Celi under the Company's 401(k) Plan and 13,400 shares subject to stock options exercisable within 60 days of the date of this table. Mr. Celi is the Executive Vice President and a director of the Company.

(11) Includes 1,869 shares issued for the account of Mr. Hadge under the Company's 401(k) Plan and 3,600 shares subject to stock options exercisable within 60 days of the date of this table. Mr. Hadge is a Senior Vice President of GZA GeoEnvironmental and a director of the Company.

(12) Includes 2,500 shares subject to stock options exercisable within 60 days of the date of this table. Mr. Mandell is a director of the Company.

(13) Includes 2,500 shares subject to stock options exercisable within 60 days of the date of this table. Mr. Devitt is a director of the Company.

(14) Includes 2,500 shares subject to stock options exercisable within 60 days of the date of this table. Mr. Philbin is a director of the Company.

(15) Includes shares described in Note (3) and Notes (5) through (14).

(16) Does not include Mr. Simon.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of the outstanding Common Stock to file with the Commission reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5. Securities and Exchange Commission regulations require directors, executive officers and greater-than-ten percent stockholders to furnish the Company with copies of all Forms 3, 4 and 5 filed with the Commission.

     Based solely upon a review of Forms 3 and 4 that were furnished to the Company during fiscal 2000, Forms 5 were furnished to the Company by certain directors and executive officers of the Company with respect to fiscal 2000 and representation letters of certain other directors and executive officers to the effect that Form 5 filings were not required, the Company believes that all
Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent stockholders were fulfilled in a timely manner.

                                  SOLICITATION

     Proxies are being solicited by and on behalf of GZA's Board of Directors. We will pay the costs of soliciting proxies from our stockholders as well as all mailing and Securities & Exchange Commission ("Commission") filing fees incurred in connection with this Proxy Statement. GZA has engaged the services of D.F. King, to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by GZA, D.F. King agreed to provide solicitation services with respect to banks, brokers, institutional investors and individual stockholders. GZA has agreed to pay D.F. King a fee of $7,500 plus a stated amount for each telephone call made by D.F. King and to reimburse its reasonable out-of-pocket expenses and to indemnify it against certain liabilities and expenses, including liabilities and expenses under the Federal securities laws. In addition to the solicitation of proxies by mail, some of our directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended ("Regulation 14A"), if the Merger Agreement is not approved and consummated, any stockholder intending to present a proposal at the 2001 Annual Meeting of Stockholders must submit the proposal to the Company at its offices no later than July 17, 2001 in order to be considered for inclusion in the proxy statement relating to that meeting.

     Under the by-laws of the Company, any stockholder intending to present at the 2001 Annual Meeting (a) any proposal (other than a proposal by, or at the direction of, the Board of Directors of the Company) relating to nomination of candidates for election as directors of the Company or (b) any other proposal not made by, or at the direction of, the Board of Directors, Chairman of the Board or President of the Company, must give written notice of the proposal (including certain information about any nominee or matter proposed and the proposing stockholder) to the Secretary of the Company, not later than March 10, 2001 and not before December 10, 2000; provided, however, that if less than 70 days' notice or prior public disclosure of the scheduled Annual Meeting is given or made, the notice from the stockholder, to be timely, must be given within 10 days following public disclosure or mailing of notice of the meeting, whichever is earlier.

     Pursuant to Rule 14a-4(c) of Regulation 14A, proxies solicited by the Board of Directors for the 2001 Annual Meeting may confer upon the attorneys-in-fact named therein discretionary authority to vote on any matter (other than proposals described in the proxy statement for the meeting) that is brought before the 2001 Annual Meeting and of which the Company did not have written notice by October 1, 2001.

                                 MISCELLANEOUS

     The Board of Directors does not know of any business that will be presented for consideration at the Special Meeting other than that described in this Proxy Statement. However, if any other business should come before the Special Meeting, the persons named in the enclosed form of proxy will vote, or otherwise act, in accordance with their best judgment.

                             AVAILABLE INFORMATION


     Stockholders of record at the close of business on November 9, 2000 will receive the Company's Annual Report to Stockholders, that contains detailed financial information concerning the Company.



     The date of this Proxy Statement is November 21, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROPOSAL ONE: MERGER........................................    2
SUMMARY TERM SHEET..........................................    2
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    3
SUMMARY.....................................................    7
  The Companies.............................................    7
  The Merger................................................    7
  Our Recommendations to Stockholders; Fairness of the
     Merger.................................................    8
  Fairness Opinion..........................................    8
  Interests of GZA Directors and Officers in the Merger.....    8
  Financing for the Merger..................................    8
  Record Date; Voting Power.................................    9
  The Merger Agreement......................................    9
  Appraisal Rights..........................................    9
  Effects of the Merger.....................................   10
  Conditions to the Merger..................................   10
  Termination of the Merger Agreement.......................   11
  What Happens if GZA Receives a Better Offer...............   11
  Expense Reimbursement Upon Termination....................   12
  Amending or Waiving Terms of the Merger Agreement.........   12
  Price Range of Common Stock...............................   12
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   12
SELECTED CONSOLIDATED FINANCIAL DATA........................   13
THE SPECIAL MEETING.........................................   14
  Date; Time; Place and Record Date of the Special
     Meeting................................................   14
  Purpose...................................................   14
  Voting Information........................................   14
  Delaware Law Considerations...............................   15
  Solicitation, Revocation and Use of Proxies...............   15
SPECIAL FACTORS.............................................   16
  Background of the Merger..................................   16
  Recommendations of the Special Committee and Board of
     Directors; Fairness of the Merger......................   20
  2001 Budget...............................................   23
  Opinion of Financial Advisor to the Special Committee.....   25
  Summary of Financial Analyses Performed by Houlihan
     Lokey..................................................   25
  Fees and Expenses.........................................   29
  Purpose and Structure of the Merger.......................   29
  Effects of the Merger.....................................   29
  Risk that the Merger Will Not Be Completed................   30
  Interests of Certain GZA Directors, Officers and
     Stockholders in the Merger.............................   31
  Financing for the Merger..................................   34
  Accounting Treatment of the Merger........................   35
  Material Federal Income Tax Consequences to GZA, Futureco
     Parties and Stockholders...............................   35
  Dissenters' Rights of Appraisal...........................   36
THE MERGER AGREEMENT........................................   39
  The Merger................................................   39
  Closing of the Merger.....................................   39
  Effective Time of the Merger..............................   39
  Directors, Officers and Governing Documents...............   39
  Effect of the Merger......................................   40
  Effect on Capital Stock...................................   40

                                                              PAGE
                                                              ----
  Certificates and Ownership Rights.........................   40
  Representations and Warranties............................   41
  GZA Covenants.............................................   44
  Preparation of Proxy Statement; Stockholder Meeting.......   45
  Access to Information; Confidentiality....................   46
  Best Efforts; Notification................................   46
  Costs of Transaction......................................   46
  Public Announcements......................................   46
  Taxes.....................................................   46
  Indemnification...........................................   47
  No Further Stock Agreements...............................   47
  Closing Conditions........................................   47
  Termination, Amendment and Waiver.........................   48
FEES AND EXPENSES...........................................   49
PRICE RANGE OF COMMON STOCK.................................   49
DIVIDENDS...................................................   50
COMMON STOCK PURCHASE INFORMATION...........................   50
INFORMATION ABOUT FUTURECO..................................   51
WHERE YOU CAN FIND MORE INFORMATION.........................   51
PROPOSAL TWO: ADJOURNMENT OF THE SPECIAL MEETING............   52
PROPOSAL THREE: ELECTION OF DIRECTORS.......................   53
  Directors and Executive Officers..........................   54
  Board and Committee Meetings..............................   55
  Directors' Compensation...................................   56
  Executive Compensation....................................   57
  Compensation Committee Report on Executive Compensation...   59
  Compensation Committee Interlocks and Insider
     Participation..........................................   60
PERFORMANCE GRAPH...........................................   62
CERTAIN TRANSACTIONS........................................   63
  Agreements with Executive Officers........................   63
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   64
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   65
SOLICITATION................................................   66
STOCKHOLDER PROPOSALS.......................................   66
MISCELLANEOUS...............................................   66
AVAILABLE INFORMATION.......................................   66



Appendix A    Agreement and Plan of Merger, dated as of August 16, 2000, among GZA GeoEnvironmental Technologies, Inc., Futureco
              Environmental, Inc. and GeoEnvironmental Acquisition, Inc.
Appendix A-1  Amendment No. 1 to Agreement and Plan of Merger, dated
              October 27, 2000.
Appendix B    Opinion of Houlihan Lokey Howard & Zukin Capital.
Appendix C    Consent of Houlihan Lokey Howard & Zukin Capital.
Appendix D    Section 262 of the Delaware General Corporation Law.
Appendix E    Audit Committee Charter
Annex A       Form of Proxy.

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

                                      AND

                          FUTURECO ENVIRONMENTAL, INC.

                                      AND

                       GEOENVIRONMENTAL ACQUISITION, INC.

                          DATED AS OF AUGUST 16, 2000

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

INDEX OF TERMS..............................................................    I

ARTICLE 1 -- THE MERGER.....................................................    1
  SECTION 1.1   THE MERGER..................................................    1
  SECTION 1.2   EFFECTIVE TIME..............................................    1
  SECTION 1.3   DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.............    1
  SECTION 1.4   CERTIFICATE OF INCORPORATION................................    1
  SECTION 1.5   BYLAWS......................................................    2
  SECTION 1.6   EFFECT OF THE MERGER........................................    2
  SECTION 1.7   EFFECT ON CAPITAL STOCK.....................................    2
  SECTION 1.8   EXCHANGE OF CERTIFICATES....................................    3
  SECTION 1.9   NO FURTHER OWNERSHIP RIGHTS IN GZA COMMON STOCK.............    4
  SECTION 1.10  LOST, STOLEN OR DESTROYED CERTIFICATES......................    4
  SECTION 1.11  TAKING OF NECESSARY ACTION; FURTHER ACTION..................    4

ARTICLE 2 -- REPRESENTATIONS AND WARRANTIES OF GZA..........................    5
  SECTION 2.1   ORGANIZATION, STANDING AND POWER OF GZA.....................    5
  SECTION 2.2   GZA SUBSIDIARIES............................................    5
  SECTION 2.3   CAPITAL STRUCTURE...........................................    6
  SECTION 2.4   OTHER INTERESTS.............................................    6
  SECTION 2.5   AUTHORITY; NONCONTRAVENTION; CONSENTS.......................    7
  SECTION 2.6   SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED
                LIABILITIES.................................................    7
  SECTION 2.7   ABSENCE OF CERTAIN CHANGES OR EVENTS........................    8
  SECTION 2.8   LITIGATION..................................................    8
  SECTION 2.9   PROPERTIES..................................................    9
  SECTION 2.10  ENVIRONMENTAL MATTERS.......................................   10
  SECTION 2.11  MISCELLANEOUS TRANSACTIONS..................................   11
  SECTION 2.12  EMPLOYEE BENEFITS...........................................   11
  SECTION 2.13  EMPLOYEE MATTERS............................................   13
  SECTION 2.14  TAXES.......................................................   13
  SECTION 2.15  PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR DIRECTORS......   15
  SECTION 2.16  BROKERS; SCHEDULE OF FEES AND EXPENSES......................   15
  SECTION 2.17  COMPLIANCE WITH LAWS........................................   16
  SECTION 2.18  CONTRACTS; DEBT INSTRUMENTS.................................   16
  SECTION 2.19  OPINION OF FINANCIAL ADVISOR................................   17
  SECTION 2.20  TRADEMARKS, PATENTS AND COPYRIGHTS..........................   17
  SECTION 2.21  INSURANCE...................................................   18
  SECTION 2.22  DEFINITION OF KNOWLEDGE.....................................   18

  SECTION 2.23  VOTE REQUIRED...............................................   18
  SECTION 2.24  THIRD PARTY CONSENTS........................................   18
  SECTION 2.25  CONTINGENT EARN-OUTS........................................   18

ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF FUTURECO AND SUB.............   18
  SECTION 3.1   ORGANIZATION, GOOD STANDING AND POWER OF FUTURECO...........   18
  SECTION 3.2   AUTHORITY; NONCONTRAVENTION; CONSENTS RELATING TO
                FUTURECO....................................................   19
  SECTION 3.3   BROKERS; SCHEDULE OF FEES AND EXPENSES......................   19
  SECTION 3.4   PROXY STATEMENT.............................................   19
  SECTION 3.5   ORGANIZATION, GOOD STANDING AND POWER OF SUB................   20
  SECTION 3.6   AUTHORITY; NONCONTRAVENTION; CONSENTS RELATING TO SUB.......   20
  SECTION 3.7   BROKERS; SCHEDULE OF FEES AND EXPENSES......................   20
  SECTION 3.8   PROXY STATEMENT.............................................   20
  SECTION 3.9   SEC DOCUMENTS; UNDISCLOSED LIABILITIES......................   21
  SECTION 3.10  STOCK AGREEMENTS............................................   21

ARTICLE 4 -- COVENANTS......................................................   21
  SECTION 4.1   ACQUISITION PROPOSALS.......................................   21
  SECTION 4.2   CONDUCT OF GZA'S BUSINESS PENDING MERGER....................   22

ARTICLE 5 -- ADDITIONAL AGREEMENTS..........................................   24
  SECTION 5.1   PREPARATION OF PROXY STATEMENT; STOCKHOLDER MEETING; COMFORT
                LETTERS.....................................................   24
  SECTION 5.2   ACCESS TO INFORMATION; CONFIDENTIALITY......................   25
  SECTION 5.3   BEST EFFORTS; NOTIFICATION..................................   25
  SECTION 5.4   COSTS OF TRANSACTION........................................   26
  SECTION 5.5   PUBLIC ANNOUNCEMENTS........................................   26
  SECTION 5.6   TAXES.......................................................   26
  SECTION 5.7   RESIGNATIONS................................................   26
  SECTION 5.8   INDEMNIFICATION.............................................   26
  SECTION 5.9   NO FURTHER STOCK AGREEMENTS.................................   27

ARTICLE 6 -- CLOSING CONDITIONS.............................................   27
  SECTION 6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                MERGER......................................................   27
  SECTION 6.2   CONDITIONS TO OBLIGATIONS OF FUTURECO AND SUB...............   27
  SECTION 6.3   CONDITIONS TO OBLIGATIONS OF GZA............................   28

ARTICLE 7 -- TERMINATION, AMENDMENT AND WAIVER..............................   29
  SECTION 7.1   TERMINATION.................................................   29
  SECTION 7.2   CERTAIN FEES AND EXPENSES...................................   29
  SECTION 7.3   EFFECT OF TERMINATION.......................................   30
  SECTION 7.4   AMENDMENT...................................................   30
  SECTION 7.5   EXTENSION; WAIVER...........................................   30

ARTICLE 8 -- GENERAL PROVISIONS.............................................   30
  SECTION 8.1   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............   30
  SECTION 8.2   NOTICES.....................................................   30
  SECTION 8.3   INCORPORATION...............................................   31
  SECTION 8.4   COUNTERPARTS................................................   31
  SECTION 8.5   ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES..............   31
  SECTION 8.6   GOVERNING LAW...............................................   31
  SECTION 8.7   ASSIGNMENT..................................................   31
  SECTION 8.8   ENFORCEMENT.................................................   31
  SECTION 8.9   SEVERABILITY................................................   32

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of August 16, 2000, is by and among GZA GeoEnvironmental Technologies, Inc., a Delaware corporation ("GZA"), Futureco Environmental, Inc., a Delaware corporation ("Futureco") and GeoEnvironmental Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Futureco ("Sub").

                                   RECITALS:

     WHEREAS, each of the Board of Directors and shareholders of Futureco and the Board of Directors and shareholders of Sub has approved the merger (the "Merger") of Sub with and into GZA in accordance with the Delaware General Corporation Law (the "Delaware Law"), this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of GZA (the "GZA Board"), upon the recommendation of the special committee of GZA Board established to consider the transaction (the "Special Committee"), has approved the Merger, this Agreement and the transactions contemplated hereby and declared their advisability and resolved to recommend approval and adoption of this Agreement by the shareholders of GZA;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GZA, Futureco and Sub hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger.

     (a) Agreement of Merger. Prior to the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, Sub shall be merged with and into GZA, the separate corporate existence of Sub shall cease and GZA shall continue as the surviving corporation. GZA as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Subject to the terms and conditions of this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 6, the consummation of the Merger will take place, but in no event later than 3 business days after satisfaction or waiver of the conditions set forth in Article 6 (the "Closing Date"), at the offices of Bowditch & Dewey, LLP, 311 Main Street, Worcester, MA 01608, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.2 Effective Time.

     On the Closing Date, Sub and GZA shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), as contemplated by Delaware Law together with any required related documents, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law (the time of such filing being the "Effective Time").

     SECTION 1.3 Directors and Officers of Surviving Corporation.

     The directors and the officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation (including that provided herein), or removal in accordance with the applicable law.

     SECTION 1.4 Certificate of Incorporation.

     The Certificate of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of Surviving Corporation, until amended, in accordance with applicable law.

     SECTION 1.5 Bylaws.

     The Bylaws of Sub in effect at the Effective Time shall be the Bylaws of Surviving Corporation, until amended, in accordance with applicable law.

     SECTION 1.6 Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property rights, privileges, powers and franchises of GZA and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of GZA and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.7 Effect on Capital Stock.

     At the Effective Time, by virtue of the Merger and without any action on the part of Futureco, Sub, GZA or the holders of any of the following securities:

          (a) Sub Common Stock. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of Surviving Corporation.

          (b) Conversion of GZA Shares. Each issued and outstanding share of common stock, par value $.01 per share, of GZA (the "Shares") immediately prior to the Effective Time, including each Option Share, other than a Dissenting Share or an Excluded Share, each as hereinafter defined, is sometimes referred to as a "Participating Share." Each Participating Share shall be cancelled and converted into the right to receive, subject to the terms and conditions of this Agreement, $6.40 per Participating Share (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Participating Share, less any required withholding of taxes; provided, however, that any payment due hereunder with respect to an Option Share shall be reduced by the exercise price with respect to such Option Share (the "Exercise Price Liability"). "Excluded Share" shall mean a Share owned by Futureco at the Effective Time and listed on a schedule (the "Excluded Securities Schedule") to be delivered to GZA by Futureco at least one business day prior to the Closing Date.

          (c) Treasury Shares. Each Share held in the treasury of GZA, or any direct or indirect wholly-owned subsidiary of GZA immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (d) Excluded Shares. Each Excluded Share shall continue to remain issued and outstanding as a share of Surviving Corporation and shall not be converted into the right to receive the Merger Consideration.

          (e) Stock Options. At the Effective Time, each outstanding option which is not an Excluded Option, as hereinafter defined, (a "Stock Option") to purchase common stock, par value $.01 per share, of GZA ("GZA Common Stock") granted under or pursuant to any stock option plan or agreement entered into by GZA or any subsidiary thereof (the "GZA Stock Option Plans"), as to which the holder has delivered to GZA no later than one (1) business day prior to the Closing Date a duly executed Option Exercise Agreement in the form annexed hereto as Exhibit A, shall be exercised as of the Effective Time pursuant to and in accordance with the terms of the applicable Option Exercise Agreement and each share of GZA Common Stock issuable upon the exercise of such Stock Option (an "Option Share") shall be deemed to have been issued and outstanding immediately prior to the Effective Time and to constitute a Participating Share for purposes of this Agreement. All Stock Options which are not exercised prior to the Effective Time shall be cancelled as of the Effective Time. "Excluded Option" shall mean an option to purchase GZA Common Stock listed on the Excluded Securities Schedule which options shall be exchanged for options of Futureco based upon the exchange ratio set forth on the Excluded Securities Schedule.

          (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, but shall be converted into the right to receive payment from Surviving Corporation of the fair value of such Dissenting Shares in accordance with Delaware Law, unless such holder fails to perfect or withdraws or loses his right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. GZA shall give Futureco prompt notice of any demands received by GZA for appraisal of Shares and, prior to the Effective Time, GZA shall consult with Futureco with respect to all negotiations and proceedings with respect to such demands. Prior to the Effective Time, GZA shall not, except with the prior written consent of Futureco make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 1.8 Exchange of Certificates.

     (a) Exchange Agent and Procedures. Prior to the Effective Time, a bank or trust company reasonably acceptable to GZA shall be designated by Futureco (the "Paying Agent") to act as agent in connection with the Merger to receive the funds to which holders of Participating Shares shall become entitled hereunder. No later than one (1) business day after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder of a Participating Share, as of the Effective Time, of a certificate or certificates (the "Certificates") that, prior to the Effective Time, represented Participating Shares, a form of letter of transmittal and instructions (in each case reasonably acceptable to GZA) for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Within one (1) business day of the surrender of each such Certificate formerly representing Participating Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Participating Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing the Participating Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (b) Consideration. (i) Immediately prior to the Effective Time (the "Deposit Date"), the Surviving Corporation and/or Futureco shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Participating Shares, an amount, in immediately available funds, equal to the aggregate Merger Consideration to which holders of Participating Shares shall be entitled at the Effective Time (the "Payment Fund"). The amount of the Payment Fund shall be determined by (x) multiplying $6.40 by the number of Participating Shares, and (y) subtracting therefrom the aggregate Exercise Price Liability for all Participating Shares which are Option Shares.

     (c) Investment of Merger Consideration. The Merger Consideration shall be invested by the Paying Agent, as directed by Futureco, and GZA prior to the Closing Date, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, Inc., or certificates of deposit issued by a commercial bank having at least $10,000,000,000 in assets.

     (d) Termination of Duties. Promptly following the date which is one (1) year after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash and documents in its possession relating to the Payment Fund, and the Paying Agent's duties relating thereto shall terminate. Thereafter, each holder of a Certificate formerly representing a Participating Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

     (e) No Liability. Neither Futureco, Sub, nor the Surviving Corporation shall be liable to any holder of GZA Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of GZA Common Stock (i) such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, and (ii) with respect to any Option Share, the Exercise Price Liability. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Participating Shares in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation.

     SECTION 1.9 No Further Ownership Rights in GZA Common Stock.

     The Merger Consideration delivered upon the surrender for exchange of Participating Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Participating Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Participating Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     SECTION 1.10 Lost, Stolen or Destroyed Certificates.

     In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.11 Taking of Necessary Action; Further Action.

     Each of Futureco, Sub and GZA will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GZA and Sub, the officers and directors of GZA, Futureco and Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF GZA

     GZA hereby represents and warrants to Futureco and Sub that, except as set forth in a document of even date herewith and delivered on or prior to the execution and delivery of this Agreement by GZA to Futureco and Sub (the "GZA Disclosure Schedule"):

     SECTION 2.1 Organization, Standing and Power of GZA.

     GZA is a corporation duly organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. GZA is duly qualified or licensed to do business as a corporation and is in good corporate standing (or the local law equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of GZA and the GZA Subsidiaries (as defined below) taken as a whole (a "GZA Material Adverse Effect"). Section 2.1 of GZA Disclosure Schedule sets forth each jurisdiction in which GZA is qualified or licensed to do business, as well as all assumed names under which GZA conducts business in such jurisdictions. GZA has previously delivered to Futureco complete and correct copies of its Certificate of Incorporation and Bylaws, in each case, as amended or supplemented to the date of this Agreement.

     SECTION 2.2 GZA Subsidiaries.

     Except as otherwise provided in the GZA Disclosure Schedule:

        (a) Section 2.2 of GZA Disclosure Schedule sets forth:

             (i) each subsidiary of GZA (each a "GZA Subsidiary" and collectively, the "GZA Subsidiaries");

             (ii) the legal form of each GZA Subsidiary, including the state or country of formation;

             (iii) the identity and ownership interest of each owner of such GZA Subsidiary, including but not limited to the amount of securities of such GZA Subsidiary owned by such owner;

             (iv) each jurisdiction in which each GZA Subsidiary is qualified or licensed to do business; and

             (v) each assumed name under which each GZA Subsidiary conducts business in any jurisdiction.

          As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns a majority of any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity or whose results of operations are consolidated with those of GZA for financial statement reporting purposes. As used herein, "Person" or "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity.

          (b) All the outstanding shares of capital stock of each GZA Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by GZA or by another GZA Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") other than restrictions on transfer imposed by federal or state securities laws or regulations, and all equity interests in each GZA Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by GZA, by another GZA Subsidiary or by GZA and another GZA Subsidiary are owned free and clear of all Liens other than restrictions on transfer imposed by federal or state securities laws and regulations and by the operating agreement of any such GZA Subsidiary that is a limited liability company. Each GZA Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each GZA Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each GZA Subsidiary is duly qualified or licensed to do business and, with respect to each GZA Subsidiary that is a corporation, is in good corporate standing (or the local law equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a GZA Material Adverse Effect. True and correct copies of the Certificate of Incorporation, Bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each GZA Subsidiary, as amended to the date of this Agreement, have been previously delivered to Futureco.

     SECTION 2.3 Capital Structure.

     (a) As of the date hereof, the authorized shares of capital stock of GZA consist of (i) 14,000,000 shares of GZA Common Stock of which 4,209,122 shares are issued and outstanding and 500,000 shares are held as treasury shares, and
(ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. As of the date hereof, 95,800 shares of GZA Common Stock were reserved for issuance but not issued under GZA Stock Option Plans. On the date hereof, except as set forth in this Section 2.3 or Section
2.3 of GZA Disclosure Schedule, no GZA Common Stock or other voting securities of GZA were issued, reserved for issuance or outstanding.

     (b) Set forth in Section 2.3 of GZA Disclosure Schedule is a true and complete list as of the date hereof of each outstanding incentive or nonqualified stock option outstanding under GZA Stock Option Plans and a total thereof and all outstanding rights under GZA's employee stock purchase plan.

     (c) All outstanding shares of GZA Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, and were not issued in violation of, any preemptive rights. There are no bonds, debentures, notes or other indebtedness of GZA, or assets of any other entities exchangeable into GZA Common Stock having the right to vote on any matters on which shareholders of GZA may vote.

     (d) Except as set forth in Section 2.3 of the GZA Disclosure Schedule, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which GZA or any GZA Subsidiary is a party or by which such entity is bound, obligating GZA or any GZA Subsidiary to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock, voting securities or other ownership interests of GZA or any GZA Subsidiary or obligating GZA or any GZA Subsidiary to issue, grant, extend, accelerate the vesting of, change the price of or otherwise amend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (e) No dividends or distributions on GZA Common Stock have been authorized or declared prior to the date of this Agreement.

     SECTION 2.4 Other Interests.

     Except as set forth in Section 2.2 or 2.4 of the GZA Disclosure Schedule, neither GZA nor any GZA Subsidiary owns directly or indirectly any interest or investment whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities). With respect to such interests, GZA and each such GZA Subsidiary owns such interests free and clear of all Liens, pledges, security interests, claims, options or other encumbrances. With respect to such interests, neither GZA nor any of the GZA Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) set forth on the GZA Disclosure Schedule, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of GZA (hereinafter defined), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts.

     SECTION 2.5 Authority; Noncontravention; Consents.

     (a) GZA has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of holders of the requisite number of shares of outstanding GZA Common Stock entitled to vote thereon as described in
Section 6.1 hereof to approve the Merger ("GZA Shareholder Approval"), to consummate the transactions contemplated by this Agreement to which GZA is a party. The execution and delivery of this Agreement by GZA and the consummation by GZA of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of GZA or any GZA Subsidiary, subject to GZA Shareholder Approval. This Agreement has been duly executed and delivered by GZA and constitutes a valid and binding obligation of GZA, enforceable against GZA in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) Except as set forth in Section 2.5 of the GZA Disclosure Schedule, the execution and delivery of this Agreement by GZA do not, and the consummation of the transactions contemplated by this Agreement by GZA and compliance by GZA with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of GZA or any GZA Subsidiary under, (i) the Certificate of Incorporation or Bylaws, in each case as amended or supplemented to the date of this Agreement, of GZA or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any GZA Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, service agreement, lease or other material agreement, instrument, permit, concession, franchise or license to which GZA or any GZA Subsidiary is a party or their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to GZA or any GZA Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a GZA Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 2.5 of the GZA Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to GZA or any GZA Subsidiary in connection with the execution and delivery of this Agreement by GZA or the consummation by GZA of the transactions contemplated by this Agreement, except for (i) the filing with the United States Securities and Exchange Commission ("SEC") of (x) materials relating to the transactions contemplated by this Agreement including, but not limited to a proxy statement and (y) such reports under Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Certificate of Merger by the Delaware Secretary of State and post-closing filings of the said Certificate of Merger or other documents with the secretaries of state of other jurisdictions in which GZA is qualified to do business as a foreign corporation; and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 2.5 of GZA Disclosure Schedule or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent GZA or any GZA Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a GZA Material Adverse Effect.

     SECTION 2.6 SEC Documents; Financial Statements; Undisclosed Liabilities.

     GZA has filed all required reports, schedules, forms, statements and other documents with the SEC from May 31, 1997 through the date hereof (the "GZA SEC Documents"). Section 2.6 of the GZA Disclosure Schedule contains a complete list (without exhibits) of all GZA SEC Documents filed by GZA with the SEC since May 31, 1997 and on or prior to the date of this Agreement. All of the GZA SEC Documents (other than preliminary material), as of their respective filing dates, or as of the date of the last amendment thereof (if amended after filing), complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such GZA SEC Documents. None of the GZA SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later GZA SEC Documents filed on a non-confidential basis prior to the date of this Agreement. The consolidated financial statements of GZA included in the GZA SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC in all material respects, the consolidated financial position of GZA and the consolidated GZA Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the rules and regulations of the SEC). Section 2.6 of the GZA Disclosure Schedule sets forth all GZA Subsidiaries which are not consolidated for accounting purposes as of the date hereof. Except for liabilities and obligations set forth in the GZA SEC Documents or in Section 2.6 of the GZA Disclosure Schedule or incurred in the ordinary course, neither GZA nor any of the GZA Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of GZA or in the notes thereto and which, individually or in the aggregate, would have a GZA Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

     SECTION 2.7 Absence of Certain Changes or Events.

     Except as disclosed in the GZA SEC Documents or Section 2.7 of the GZA Disclosure Schedule, since the date of the most recent audited financial statements included in the GZA SEC Documents (the "GZA Financial Statement Date"), GZA and the GZA Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of GZA and the GZA Subsidiaries taken as a whole (a "GZA Material Adverse Change"), nor, to the Knowledge of GZA, has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a GZA Material Adverse Change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any GZA Common Stock, (c) any split, combination or reclassification of any GZA Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any GZA Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have caused or created a GZA Material Adverse Effect, (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by GZA or any GZA Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in GZA SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between GZA and any officer or director of GZA.

     SECTION 2.8 Litigation.

     Except as disclosed in the GZA SEC Documents, Section 2.8 or Section 2.9 of the GZA Disclosure Schedule, there is no suit, action or proceeding pending or, to the Knowledge of GZA, threatened against or affecting GZA or any GZA Subsidiary that, individually or in the aggregate, could reasonably be expected to

(i) have a GZA Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GZA or any GZA Subsidiary having, or which could reasonably be expected to have, any such effect. Notwithstanding the foregoing, (y) Section
2.8 of the GZA Disclosure Schedule sets forth each and every claim that GZA has Knowledge of involving a potential dollar cost to GZA in excess of $50,000 (identifying which are covered by insurance) including equal employment opportunity claims, and claims relating to sexual harassment and/or discrimination as of the date hereof, in each case with a brief summary of such claim and (z) no claim is pending or has been made under any directors' or officers' liability insurance policy maintained at any time by GZA or any of the GZA Subsidiaries.

     SECTION 2.9 Properties.

     (a) Section 2.9 of the GZA Disclosure Schedule identifies all real property owned by GZA and the GZA Subsidiaries (the "GZA Properties"). Except as provided in Section 2.9 of the GZA Disclosure Schedule, GZA and the GZA Subsidiaries set forth on Section 2.2 of the GZA Disclosure Schedule own fee simple title to their respective GZA Properties. Except as set forth on Section 2.9 of the GZA Disclosure Schedule, all such properties are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title securing monetary obligations ("Encumbrances"). Except as set forth in Section 2.2, Section 2.9 or
Section 2.18 of the GZA Disclosure Schedule, no other Person has any ownership interest in any of the GZA Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the GZA Properties subject thereto or affected thereby. To GZA's Knowledge, GZA Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the GZA Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any GZA Property, (iii) Encumbrances and Property Restrictions of record, which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of GZA Properties subject thereto or affected thereby, (iv) real estate taxes and assessments which constitute a lien but are not yet due and payable and (v) mechanics', carriers', workmen's, repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of GZA Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by GZA and the GZA Subsidiaries.

     (b) Section 2.9 of the GZA Disclosure Schedule also identifies all real property leased by GZA and the GZA Subsidiaries (the "GZA Leased Properties"). Except as set forth in Section 2.9 of the GZA Disclosure Schedule, all such properties are leased pursuant to leases that are in full force and effect on the date of this Agreement and, with GZA and the GZA Subsidiaries not being in material default under such leases and with the lessors thereof, to the Knowledge of GZA, also not being in material default thereunder. GZA has previously delivered to Futureco true and correct copies of such leases. GZA Leased Properties are not, to the Knowledge of GZA, subject to any Property Restrictions or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the GZA Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any GZA Leased Property,
(iii) Encumbrances and Property Restrictions of record, which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of GZA Leased Properties subject thereto or affected thereby, (iv) real estate taxes and assessments which constitute a lien but are not yet due and payable and (v) mechanics', carriers', workmen's, repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of

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

GZA Leased Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the GZA Subsidiaries.

     (c) Except as provided in Section 2.9 of the GZA Disclosure Schedule, GZA has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the GZA Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the GZA Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the GZA Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; or (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the GZA Properties issued by any governmental authority.

     (d) GZA and each of the GZA Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected as being owned by them in the consolidated balance sheet of GZA as of the GZA Financial Statement Date, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on Section 2.9 or Section 2.18 of the GZA Disclosure Schedule or on the consolidated balance sheet of GZA as of the GZA Financial Statement Date, and the notes thereto, and except for liens for current taxes not yet due and payable, and Liens or Encumbrances which are normal to the business of GZA and the GZA Subsidiaries and are not, in the aggregate, material in relation to the assets of GZA on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of GZA.

     SECTION 2.10 Environmental Matters.

     GZA has delivered to Futureco a true and complete copy of the environmental reports listed on Section 2.10 of the GZA Disclosure Schedule (the "GZA Environmental Reports"). To GZA's Knowledge, the GZA Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or laboratory analysis made by or on behalf of GZA or any of the GZA Subsidiaries) with respect to the GZA Properties or the GZA Leased Properties in the possession of GZA or any GZA Subsidiary. With respect to each GZA Property or GZA Leased Property except for any condition that individually or in the aggregate would not be reasonably likely to have a GZA Material Adverse Effect, to the Knowledge of GZA (a) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such GZA Property or GZA Leased Property, except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (b) no unlawful spills, releases, discharges or disposals of Hazardous Substances have occurred or are presently occurring on or from such GZA Property or GZA Leased Property; (c) such GZA Property or GZA Leased Property and the business conducted thereon are not in violation of Environmental Laws; and (d) GZA and the GZA Subsidiaries have not received, nor had communications with third parties which would lead them to reasonably expect to receive, any notice of potential responsibility, letter of inquiry or notice of alleged liability under any Environmental Law from any Person regarding such GZA Property or the business conducted thereon. For the purposes of this Section 2.10 only, "GZA Properties" shall be deemed to include all property formerly owned by GZA or the GZA Subsidiaries; solely, however, as to the period of time when such formerly owned property was owned by GZA or the GZA Subsidiaries.

     "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, county, state, territorial or national, at the date of this Agreement or at any prior time in force or effect relating to:

          (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;
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

          (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

          (c) the regulation of storage tanks; or

          (d) otherwise relating to pollution or the protection the environment.

     "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, county, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including, but not limited to:

          (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et. seq., the Clean Water Act, 33 U.S.C. section 1251 et. seq., the Clean Air Act, 42 U.S.C. section 7401 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
     section 11011 et. seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
     section 136 et. seq., and the Hazardous Materials Transportation Act, 49 U.S.C. section 1501 et. seq.;

          (b) petroleum and petroleum products including crude oil and any fractions thereof;

          (c) natural gas, synthetic gas, and any mixtures thereof; and

          (d) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls.

     SECTION 2.11 Miscellaneous Transactions.

     Set forth in Section 2.11 of the GZA Disclosure Schedule is a list of all arrangements, agreements and contracts entered into by GZA or any of the GZA Subsidiaries under which continuing obligations exist with (i) any consultant entitled to receive more than $100,000 annually from GZA or any GZA Subsidiary ;
(ii) any person who is an officer, director or Affiliate (as defined below) of GZA or any of the GZA Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (iii) any person who acquired GZA Common Stock in a private placement since May 31, 1997, except in a transaction of a type available to GZA employees generally. Such agreements, copies of all of which have previously been delivered or made available to Futureco, are listed in
Section 2.11 of the GZA Disclosure Schedule. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     SECTION 2.12 Employee Benefits.

     As used herein, the term "GZA Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral,
(i) sponsored or maintained by GZA or the GZA Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group

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

Member still maintains such GZA Employee Plan). Each GZA Employee Plan is listed on Section 2.12 of the GZA Disclosure Schedule. With respect to GZA Employee
Plans:

          (a) Except as disclosed in the GZA SEC Documents or in Section 2.12 of the GZA Disclosure Schedule, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

          (b) Each GZA Employee Plan complies in all material respects with the applicable requirements of ERISA, if any, and any other applicable law governing such GZA Employee Plan; and each GZA Employee Plan has to GZA's Knowledge at all times been properly administered in all material respects and is presently being administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax exempt under Section 501(a) of the Code, and no event has occurred which, to GZA's Knowledge, would be likely to jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and
     Section 501(a) of the Code, respectively. GZA has received no notice of any lawsuit, claim or complaint (other than routine claims for benefits) or complaints to, or by, any person or governmental entity with respect to any GZA Employee Plan and to the Knowledge of GZA there is no fact which would reasonably be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any GZA Employee Plan. Without limiting the foregoing, except as disclosed on Section 2.12 of the GZA Disclosure Schedule, the following are true with respect to each GZA Employee Plan:

             (i) except for those not yet required to be filed or distributed, all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the United States Department of Labor) with respect to each such GZA Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

             (ii) except for those not yet required to be filed or distributed, all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

             (iii) all contributions and payments with respect to GZA Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

             (iv) with respect to each such GZA Employee Plan, to the extent applicable, GZA has delivered to Futureco true and complete copies of
        (A) current plan documents, or any and all other documents that establish the existence of the current plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Report (and all schedules and reports

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

        relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such GZA Employee Plan.

          (c) With respect to each GZA Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

          (d) Except as disclosed in Section 2.12 of the GZA Disclosure Schedule, no Controlled Group Member has maintained or been obligated to contribute to any GZA Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each GZA Employee Plan set forth on Section 2.12A of the GZA Disclosure Schedule, GZA represents that each such GZA Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

          (e) Except as set forth in Section 2.12 of the GZA Disclosure Schedule, with respect to each Pension Plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

     SECTION 2.13 Employee Matters.

     Section 2.13 of the GZA Disclosure Schedule lists the employee handbooks of GZA and each of the GZA Subsidiaries currently in effect. A true and correct copy of each such employee handbook has previously been made available to Futureco. Except as set forth in Section 2.13 of the GZA Disclosure Schedule, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of GZA and the GZA Subsidiaries. Neither GZA nor any of the GZA Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has GZA or any of the GZA Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of GZA's employees. To the Knowledge of GZA there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of GZA or any of the GZA Subsidiaries.

     SECTION 2.14 Taxes.

     (a) Tax Returns. All Tax Returns required to have been filed on or prior to the date hereof or the Closing Date by GZA or any GZA Subsidiary have been or will be filed on or prior to the due date for such Tax Return and such Tax Returns are true and correct in all material respects. In particular, the foregoing Tax Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. Except as set forth on Section 2.14(a) of the GZA Disclosure Schedule, an extension of time within which to file any Tax Return that has not been filed has not been requested or granted. As used in this Agreement, the term "Affiliated Group" shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which GZA is or has been a member.

     (b) Payment of Taxes. With respect to all amounts of Taxes imposed on GZA, any GZA Subsidiary or for which GZA or any GZA Subsidiary is or could be liable, whether to taxing authorities or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with except where the failure to comply would not have a Material Adverse Effect on GZA and all such amounts required to be paid by GZA or any GZA Subsidiary to taxing authorities or others on or before the Closing Date have been paid, or have been accrued for or fully reserved against on the Financial Statements.

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

     (c) Audit History. Except as set forth on Section 2.14(c) of the GZA Disclosure Schedule, with respect to all federal income tax returns of GZA for taxable years ended prior to the date hereof that have been examined by the Internal Revenue Service, any deficiencies or assessments, including interest and penalties thereon, claimed or made as a result of those examinations have been paid or are fully reserved against on the Financial Statements. Except as set forth on Section 2.14(c) of the GZA Disclosure Schedule, no issues have been raised or, to the Knowledge of GZA or any of the GZA Subsidiaries, are currently pending by any taxing authority in connection with any of the Tax Returns of GZA or any of the GZA Subsidiaries. Except as set forth on Section 2.14(c) of the GZA Disclosure Schedule, to the Knowledge of GZA, no issue has been raised by any taxing authority in any audit of GZA or any member of the Consolidated Group that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period so audited. Except as set forth on Section 2.14(c) of the GZA Disclosure Schedule, no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from GZA or any Affiliates of such parties. Section 2.14(c) of the GZA Disclosure Schedule sets forth, with respect to the taxable years of GZA and any of the GZA Subsidiaries, those years for which examinations have not been initiated, and those years for which required Tax Returns have not yet been filed. Except to the extent shown on Section 2.14(c) of the GZA Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations have been fully paid.

     (d) Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of GZA or any of the GZA Subsidiaries.

     (e) Tax-sharing or Allocation Agreements. Any Tax-indemnity, Tax-sharing, Tax allocation or similar agreements of GZA or any of the GZA Subsidiaries and any liability or obligation of GZA or any of the GZA Subsidiaries under such agreements will terminate as of the Closing Date and be of no further force or effect. All such agreements to which GZA or any of the GZA Subsidiaries is a party and are now in effect are listed on Section 2.14(e) of the GZA Disclosure Schedule. Any payments pursuant to such agreements that were not reflected in the Financial Statements, are disclosed on Section 2.14(e) of the GZA Disclosure Schedule.

     (f) Prior Affiliated Groups. Except as set forth on Section 2.14(f) of the GZA Disclosure Schedule, neither GZA nor any of the GZA Subsidiaries has ever been a member of an Affiliated Group of corporations.

     (g) Tax Elections and Methods of Accounting.  Except as set forth on
Section 2.14(g) of the GZA Disclosure Schedule, after the date hereof, no election with respect to Taxes of GZA will be made without the written consent of Futureco which consent will not be unreasonably withheld or delayed and, except as required by law, except as necessary or appropriate in the opinion of GZA's independent auditors in order to comply with GAAP or SEC requirements, no method of accounting of GZA will be changed without the written consent of Futureco, which consent will not be unreasonably withheld or delayed.

     (h) Certain Consents and Elections. (i) Neither GZA nor any Affiliated Group in which GZA is or was a member has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any asset owned by GZA or any of the GZA Subsidiaries; (ii) none of the assets of GZA or any of the GZA Subsidiaries is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former
Section 168(f)(8) of the Code; (iii) to the Knowledge of GZA, none of the assets of GZA or any of the GZA Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (iv) neither GZA nor any of the GZA Subsidiaries has made a deemed dividend election under Treasury Regulations
Section 1.1502-32(f)(2) and has not made and will not make a consent dividend election under Section 565 of the Code; (v) neither GZA nor any of the GZA Subsidiaries has agreed to make nor is it required to make any adjustment under
Section 481(a) of the Code by reason of a change in accounting method or otherwise; and (vi) neither GZA nor any of the GZA Subsidiaries has been a member of an Affiliated Group that has filed an election to discontinue filing consolidated returns pursuant to Revenue Procedure 91-11.

     (i) Parachute Payment. Neither GZA nor any GZA Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any
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

"excess parachute payments" within the meaning of Section 280G or 4999 of the Code and the consummation of the transactions contemplated by this Agreement will not result in any excise tax withholding.

     (j) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other tax withholding provision of U.S. federal, state, local or foreign law.

     (k) Existing Partnerships. Except as set forth on Section 2.14(k) of the GZA Disclosure Schedule, neither GZA nor any GZA Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that is required to be treated as a partnership for federal income tax purposes.

     (l) Copies of Tax Returns. For the three most recent fiscal years, GZA has provided true, correct and complete copies of all income Tax Returns filed by GZA and each of the GZA Subsidiaries including copies of any Tax Returns filed as listed on Section 2.14(l) of the GZA Disclosure Schedule.

     (m) Deferred Income. As a result of the transactions contemplated under this Agreement, GZA will not recognize any deferred income under federal consolidated return regulations (or similar provisions, if any, of state, local or foreign Tax laws), including, but not limited to, the deferred intercompany transaction provisions of such federal consolidated return regulations (or similar provisions, if any, of state, local or foreign tax laws).

     (n) Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          (i) The term "Tax" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, surplus lines, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto);

          (ii) The terms "Tax Return(s)" shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of GZA, any GZA Subsidiary or any Affiliates of such parties or the administration of any laws, regulations or administrative requirements relating to any Taxes; and

          (iii) The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and all citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereof.

     SECTION 2.15 Payments to Employees, Officers, Trustees or Directors.

     Set forth in Section 2.15 of the GZA Disclosure Schedule is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which may become payable, accelerated or vested to or in each current or former employee, officer or director of GZA or any GZA Subsidiary as a result of the Merger. Except as described in Section 2.15 of the GZA Disclosure Schedule, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any current or former employee, officer, trustee or director of GZA or any GZA Subsidiary.

     SECTION 2.16 Brokers; Schedule of Fees and Expenses.

     Except as disclosed in Section 2.16 of the GZA Disclosure Schedule, no broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or
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

commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of GZA or any GZA Subsidiary.

     A true and correct copy of all engagement letters executed by parties disclosed on Section 2.16 of the GZA Disclosure Schedule have been delivered to Sub prior to the date of this Agreement.

     SECTION 2.17 Compliance With Laws.

     Except as disclosed in the GZA SEC Documents or in Section 2.6 or Section
2.17 of the GZA Disclosure Schedule, to the Knowledge of GZA, neither GZA nor any of the GZA Subsidiaries is in breach of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties, operations or the Merger, except to the extent that such violation or failure would not have a GZA Material Adverse Effect.

     SECTION 2.18 Contracts; Debt Instruments.

     (a) There is no agreement, judgment, injunction, order or decree binding upon GZA or any GZA Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or planned business practice of GZA or any GZA Subsidiary or the overall conduct of business by GZA or any GZA Subsidiary as currently conducted. Neither GZA nor any GZA Subsidiary has entered into any agreement under which GZA or any GZA Subsidiary is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     (b) Neither GZA nor any GZA Subsidiary has received a written notice that GZA or any GZA Subsidiary is in violation of or in default under (nor to the Knowledge of GZA does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Section 2.18 of the GZA Disclosure Schedule, nor to the Knowledge of GZA does such a violation or default exist, except as set forth in Section 2.18 of the GZA Disclosure Schedule, or except to the extent that such violation or default, individually or in the aggregate, would not have a GZA Material Adverse Effect.

     (c) Section 2.18 of the GZA Disclosure Schedule sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of GZA or any GZA Subsidiary is outstanding or may be incurred (collectively, the "Debt Documents"), as well as, with respect to the Indebtedness evidenced by each Debt Document as of May 31, 2000, the outstanding principal balance, the maturity date, the applicable interest rate (including the method or formula for calculating any interest that is not a fixed percentage of the principal balance) and the amount of or the method or formula for calculating any Equity Participation (as defined herein). For purposes of this Section 2.18, "Indebtedness" shall mean (1) indebtedness for borrowed money, whether secured or unsecured, (2) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (3) capitalized lease obligations, (4) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (5) obligations to pay any equity participation amount or other participation in the operating cash flow, gross revenue or other income from the real property or other asset of GZA or any GZA Subsidiary or in the gross, net or excess sale, financing, refinancing or other capital proceeds from any such property or other asset (whether or not in connection with any other Indebtedness)(each an "Equity Participation") and (6) guarantees of any such indebtedness of any other person.

     (ii) Except as set forth in Section 2.18 of the GZA Disclosure Schedule, the Merger will not cause a default or event of default under any item of Indebtedness and will not require the consent of or requirement to obtain the approval or confirmation as to any matter from the holder of any such Indebtedness or any other person. For purposes of this Section 2.18, "default" and/or "event of default" shall mean that, immediately after the giving of notice or the passage of time (or both), such Indebtedness will either automatically or upon the exercise of any right or option of the holder of such Indebtedness or any other person, be accelerated or
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

become due and payable in whole or in part as a result of the consummation of the transactions contemplated by this Agreement (including, without limitation, the Merger).

     (d) Section 2.18 of the GZA Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which GZA or any GZA Subsidiary is a party or an obligor with respect thereto.

     (e) Except as set forth in Section 2.18 of the GZA Disclosure Schedule, neither GZA nor any of the GZA Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the GZA Properties.

     (f) Section 2.18 of the GZA Disclosure Schedule lists all agreements entered into by GZA or any of the GZA Subsidiaries providing for the sale of, or option to sell, any GZA Properties owned by GZA or the purchase of, or option to purchase, any real estate which are currently in effect.

     (g) Except as set forth in Section 2.18 of the GZA Disclosure Schedule, neither GZA nor any GZA Subsidiary has any continuing contractual liability (i) for indemnification, whether directly or indirectly, under any agreement relating to the sale of real estate previously owned, by GZA or any GZA Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the GZA Properties, or (iii) to make any reparations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by GZA.

     (h) Except as set forth in Section 2.18 of the GZA Disclosure Schedule, there are no material outstanding contractual obligations of GZA or any GZA Subsidiary to make any investment in the form of a loan, capital contribution or otherwise in any GZA Subsidiary or any other Person.

     SECTION 2.19 Opinion of Financial Advisor.

     GZA has received the opinion of Houlihan, Lokey, Howard & Zukin Capital (the "Financial Advisor"), dated as of the date of this Agreement (the "Fairness Opinion"), satisfactory to GZA, and a signed copy of which has been provided to Futureco, to the effect that the consideration to be received by the holders of the Participating Shares pursuant to the Merger is fair, from a financial point of view, to such holders.

     SECTION 2.20 Trademarks, Patents and Copyrights.

     Except as set forth in Section 2.20 of the GZA Disclosure Schedule, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a GZA Material Adverse Effect, GZA and each GZA Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of GZA and the GZA Subsidiaries as currently conducted and GZA has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. Each of GZA's patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, applications for trademarks and for service marks used or held for use in connection with the business of GZA and the GZA Subsidiaries as currently conducted is listed on Section 2.20 of the GZA Disclosure Schedule. To the Knowledge of GZA, the conduct of the business of GZA and the GZA Subsidiaries as currently conducted does not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party, where such infringement, individually or in the aggregate, could have a GZA Material Adverse Effect. To the Knowledge of GZA, there are no infringements by third parties of any proprietary rights owned by or licensed by or to GZA or any GZA Subsidiary that individually or in the aggregate could have a GZA Material Adverse Effect.

     SECTION 2.21 Insurance.

     To the Knowledge of GZA, each of GZA and the GZA Subsidiaries are insured with insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by GZA and GZA Subsidiaries. Except as set forth on Section 2.21 of the GZA Disclosure Schedule, neither GZA nor any GZA Subsidiary has received any written notice of cancellations or termination with respect to any material insurance policy of GZA or any GZA Subsidiary. To the Knowledge of GZA, the insurance policies of GZA and each GZA Subsidiary are valid and enforceable policies in all material respects. Each insurance policy of GZA and the GZA Subsidiaries in effect on the date hereof and a summary of the terms of each such policy is listed on Section 2.21 of the GZA Disclosure Schedule.

     SECTION 2.22 Definition of Knowledge.

     (a) As used in this Agreement, the phrase "to the Knowledge of GZA" (or words of similar import) means the actual knowledge of those individuals identified in Section 2.22 of the GZA Disclosure Schedule after due inquiry of officers and other employees reasonably believed to have knowledge of the matter in question.

     (b) Futureco acknowledges that it has had an opportunity to review the information provided by GZA regarding the business and assets of GZA and that the principals of Futureco are senior members of the management of GZA and are familiar with GZA's business operations. To Futureco's Knowledge, GZA's representations and warranties made in this Agreement are true and correct and as of the date hereof GZA is not in default under any covenant, term or provision of this Agreement. For purposes of this Section 2.22(b), "Futureco's Knowledge" shall mean the actual knowledge of William Beloff, Joseph Celi, William Hadge, Joseph Hehir and Lawrence Feldman.

     SECTION 2.23 Vote Required.

     Except for GZA Shareholder Approval, no other vote or consent by the equity holders of GZA or any GZA Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby, nor shall any such equity holders be entitled to dissenters' rights or other rights of appraisal in connection with GZA Shareholder Approvals or the consummation of the transactions contemplated by this Agreement, except as provided under Delaware Law.

     SECTION 2.24 Third Party Consents.

     Except as listed on Section 2.24 of the GZA Disclosure Schedule, no consent, approval or authorization is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

     SECTION 2.25 Contingent Earn-Outs.

     GZA is not a party to any agreement, contract or any other obligation pursuant to which GZA is or may be required to make payments to any person not an employee of GZA based upon an "earn-out" or similar provision.

     With respect to any representation by GZA in this Section 2 that it has previously delivered a true and correct copy of an agreement to Futureco, such representation shall be deemed to include any document which GZA has made available to Futureco.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF FUTURECO AND SUB

     Each of Futureco and Sub hereby represents and warrants to GZA that:

     SECTION 3.1 Organization, Good Standing and Power of Futureco.

     Futureco is a corporation duly organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Futureco is duly
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

qualified or licensed to do business as a foreign corporation and is in good corporate standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Futureco or Sub ("Futureco Material Adverse Effect").

     SECTION 3.2 Authority; Noncontravention; Consents Relating to Futureco.

     (a) Futureco has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Futureco is a party. The execution and delivery of this Agreement by Futureco and the consummation by Futureco of the transactions contemplated by this Agreement to which Futureco is a party have been duly authorized by all necessary action on the part of Futureco. This Agreement has been duly executed and delivered by Futureco and constitutes a valid and binding obligation of Futureco, enforceable against Futureco in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) The execution and delivery of this Agreement by Futureco do not, and the consummation of the transactions contemplated by this Agreement by Futureco and compliance by Futureco with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Futureco, (i) Futureco's Certificate of Incorporation or Futureco's By-laws in each case as amended or supplemented to the date of this Agreement,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which Futureco is a party or its properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any laws applicable to Futureco or its respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Futureco Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Futureco in connection with the execution and delivery of this Agreement or the consummation by Futureco of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports under Section 13(e) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Certificate of Merger by the Delaware Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Futureco from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Futureco Material Adverse Effect.

     SECTION 3.3 Brokers; Schedule of Fees and Expenses.

     Except for Tucker Anthony Cleary Gull, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Futureco.

     SECTION 3.4 Proxy Statement.

     None of the information provided by Futureco and/or by its auditors, attorneys, financial advisors or other consultants or advisors in writing specifically for use in the Schedule 13E-3 or the Proxy Statement shall, at the time filed with the SEC, at the time mailed to GZA's shareholders, at the time of GZA Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.5 Organization, Good Standing and Power of Sub.

     Sub is a corporation duly organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Sub or Sub ("Sub Material Adverse Effect").

     SECTION 3.6 Authority; Noncontravention; Consents Relating to Sub.

     (a) Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Sub is a party. The execution and delivery of this Agreement by Sub and the consummation by Sub of the transactions contemplated by this Agreement to which Sub is a party have been duly authorized by all necessary action on the part of Sub. This Agreement has been duly executed and delivered by Sub and constitutes a valid and binding obligation of Sub, enforceable against Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) The execution and delivery of this Agreement by Sub do not, and the consummation of the transactions contemplated by this Agreement by Sub and compliance by Sub with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Sub, (i) Sub's Certificate of Incorporation or Sub's By-laws in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which Sub is a party or its properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any laws applicable to Sub or its respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not
(x) have a Sub Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sub in connection with the execution and delivery of this Agreement or the consummation by Sub of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports under Section 13(e) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Certificate of Merger by the Delaware Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Sub from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Sub Material Adverse Effect.

     SECTION 3.7 Brokers; Schedule of Fees and Expenses.

     Except for Tucker Anthony Cleary Gull, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sub.

     SECTION 3.8 Proxy Statement.

     None of the information provided by Sub and/or by its auditors, attorneys, financial advisors or other consultants or advisors in writing specifically for use in the Schedule 13E-3 or the Proxy Statement shall, at the time filed with the SEC, at the time mailed to GZA's shareholders, at the time of GZA Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.9 SEC Documents; Undisclosed Liabilities

     Each of Futureco and Sub has filed all required reports, schedules, forms, statements and other documents with the SEC since inception through the date hereof (the "Futureco SEC Documents"). Schedule 3.9 of a document of even date herewith delivered on or prior to the execution and delivery of this Agreement by Futureco and Sub to GZA (the "Futureco Disclosure Schedule") contains a complete list (without exhibits) of all Futureco SEC Documents filed by Futureco or Sub with the SEC on or prior to the date of this Agreement. All of the Futureco SEC Documents (other than preliminary material), as of their respective filing dates, or as of the date of the last amendment thereof (if amended after filing), complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Futureco SEC Documents. None of the Futureco SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Futureco SEC Documents filed on a non-confidential basis prior to the date of this Agreement. Neither Futureco nor Sub has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than obligations related to fees or expenses incurred in connection with the transactions contemplated by this Agreement which liabilities or obligations would have a material adverse effect on the ability of Futureco or Sub to consummate the Merger.

     SECTION 3.10 Stock Agreements.

     Schedule 3.10 of the Futureco Disclosure Schedule sets forth a true and complete list of all written or oral contracts, agreements, understandings or arrangements between Futureco or Sub and any other person or party related to the purchase, sale, voting or other rights or privileges related to any shares of GZA Common Stock (each a "Stock Agreement"), and a summary of the terms of each such Stock Agreement. Futureco has previously delivered, or will deliver, to GZA prior to the Effective Time copies of (a) each written Stock Agreement and (b) the written agreement of each holder of an Excluded Share or an Excluded Option that any Shares or Stock Options owned by such holder are to be treated as Excluded Shares of Excluded Options, as the case may be, for purposes of this Agreement.

                                   ARTICLE 4

                                   COVENANTS

     SECTION 4.1 Acquisition Proposals.

     Prior to the Effective Time, GZA agrees that, except with the prior written consent of Futureco:

          (a) neither it nor any of the GZA Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of GZA or any of the GZA Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (b) it will not authorize nor permit any of its officers, directors, employees, affiliates, agents or any investment banker, attorney or other advisor or representative retained by GZA or any GZA Subsidiary to engage in any of the activities described in Section 4.1(a); and

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

          (c) it will notify Futureco immediately if GZA receives any Acquisition Proposal; provided, however, that nothing contained in this
     Section 4.1 shall prohibit GZA or the Special Committee or their agents and representatives from (i) continuing to discuss and negotiate an Acquisition Proposal with any party initially contacted by or on behalf of GZA prior to the execution of this Agreement and to provide information to and cooperate with such parties; provided the Special Committee in good faith reasonably believes that such negotiation could lead to a Superior Acquisition Proposal; (ii) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Special Committee determines in good faith that such Acquisition Proposal could lead to a Superior Acquisition Proposal, and that failure to do so could constitute a breach of the duties of the directors of GZA to the holders of the Shares, and (B) GZA shall promptly notify Futureco of such Acquisition Proposal and any Acquisition Proposal made pursuant to subparagraph c(i) hereof and keep Futureco informed of the status thereof. Nothing in this
     Section 4.1 shall (x) permit GZA to terminate this Agreement (except as specifically provided in Article 7 hereof, nor shall GZA terminate this Agreement pursuant to the provisions of Article 7, unless and until it shall have advised Futureco of the proposed terms and conditions of the proposed Superior Acquisition Proposal and given Futureco a reasonable time to respond), (y) permit GZA to enter into a definitive agreement with respect to an Acquisition Proposal during the term of this Agreement it being agreed that during the term of this Agreement, GZA shall not enter into an agreement with any person that provides for, or in any way facilitates an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)or (z) affect any other obligation of GZA under this Agreement; provided, however, that, subject to the provisions of Section 7.2, the GZA Board, upon the recommendation of the Special Committee, may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which the Special Committee determines in good faith after consultation with its financial advisor to be (I) more favorable to GZA's shareholders from a financial point of view than the Merger and (II) capable of being consummated within a reasonable period of time.

     SECTION 4.2 Conduct of GZA's Business Pending Merger.

     Prior to the Effective Time, except as (i) contemplated by this Agreement,
(ii) set forth in Section 4.2 of the GZA Disclosure Schedule or (iii) consented to in writing by Futureco, GZA shall, and shall cause each of the GZA Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, irrespective of whether or not in the ordinary course of business, GZA shall, and shall cause each of the GZA Subsidiaries to:

          (a) use its reasonable commercial efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees and preserve its relationship with customers, suppliers and others with which it has business dealings;

          (b) confer on a regular basis with one or more representatives of Futureco to report operational matters of materiality and any proposals to engage in material transactions not otherwise expressly permitted hereunder;

          (c) promptly notify Futureco of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (d) promptly deliver to Futureco true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect on the Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided GZA notifies Futureco that it is availing itself of such extensions;

          (g) not make or rescind any express or deemed election relative to Taxes (unless required by law);

          (h) not amend its Certificate of Incorporation or Bylaws or the charter, partnership agreement, joint venture agreement or comparable charter or organization document of any GZA Subsidiary;

          (i) except for dividends and distributions by a GZA Subsidiary to GZA or a wholly-owned GZA Subsidiary, not (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (y) except as contemplated by this Agreement and except for redemption or repurchase of shares of restricted stock issued to participants in the GZA Stock Purchase Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest;

          (j) not sell, lease, mortgage, subject to Lien or otherwise dispose of any material part of its assets, individually or in the aggregate, except in the ordinary course of business consistent with past practice;

          (k) not make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances and capital contributions to GZA Subsidiaries in existence on the date hereof; and (ii) advances of travel and other business expenses to employees in the ordinary course of business consistent with past practice;

          (l) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Futureco or incurred in the ordinary course of business consistent with past practice;

          (m) not enter into any one commitment, contractual obligation, capital expenditure or transaction to purchase goods or services (each, a "Commitment") which may result in total payments or liability by it in excess of $100,000;

          (n) not increase any compensation or enter into or amend any employment or severance or termination agreement or other arrangement with any of its officers, directors or employees, other than waivers by employees of benefits under such agreements; enter into any employment agreement or arrangement with any other Person not currently an employee of GZA or a GZA Subsidiary, providing for compensation in excess of $75,000 per annum; increase any compensation or enter into or amend any employment agreement or other arrangement with any new or current employee earning more than $75,000 per annum; except in each case in the ordinary course of business and consistent with past practice in timing and amount or pursuant to the terms of any such agreement or arrangement;

          (o) not adopt any new employee benefit plan, amend any existing plans, reprice, or extend the period of exercisability of options or restricted stock options or rights, except for changes which are required by law;

          (p) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement without prior written approval of Futureco;

          (q) not reduce its ownership of any of the GZA Subsidiaries;

          (r) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are Affiliates of GZA or any GZA Subsidiary or any officer, director or employee, of GZA or any GZA Subsidiary;

          (s) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity;

          (t) not issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of GZA Common Stock pursuant to the exercise of GZA options outstanding under the GZA Stock Option Plans as of the date of this Agreement and (ii) shares of GZA Common Stock issuable to participants in the GZA Stock Purchase Plan;

          (u) not incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GZA or any GZA Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (v) not make any payments outside of the ordinary course of business except reasonable and customary costs incident to the transactions contemplated by this Agreement;

          (w) not modify, amend or terminate any material contract or agreement to which GZA or any GZA Subsidiary is a party or waive, release or assign any material rights or claims thereunder; except in the instance when such modification, amendment or termination is in accordance with the GZA Contract and Proposal Policy; or

          (x) not agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (w) above.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Preparation of Proxy Statement; Stockholder Meeting

     (a) Promptly following the date of this Agreement, GZA shall prepare the
Schedule 13E-3 under the Exchange Act (the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement and a proxy statement (the "Proxy Statement") required to be distributed to holders of GZA Common Stock in connection with the Merger and include therein the Updated Fairness Opinion and the recommendation of the GZA Board that the stockholders of GZA vote in favor of the approval and adoption of this Agreement provided, however, that the GZA Board may fail to make or may withdraw or modify such recommendation, if, in accordance with the provisions hereof, the GZA Board recommends a Superior Acquisition Proposal. Subject to applicable law and the provisions of Section 7, nothing contained in this Section 5.1(a) shall limit GZA's obligation to hold and convene the GZA Stockholder's Special Meeting, hereafter defined. GZA shall use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and Schedule 13E-3 and, after consultation with Futureco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and Schedule 13E-3 and any preliminary version thereof, Futureco and Sub will cooperate with GZA in connection with the preparation of the Proxy Statement and Schedule 13E-3 including, but not limited to, furnishing to GZA any and all information regarding Futureco or Sub as may be required to be disclosed therein and executing the Schedule 13E-3. GZA will use reasonable best efforts to cause the Proxy Statement to be mailed to GZA's stockholders as promptly as practicable.

     (b) All filings with the SEC and all mailings to GZA's stockholders in connection with the Merger, including the Proxy Statement and Schedule 13E-3, shall be subject to the prior review, comment and approval of Futureco (and such approval shall not be unreasonably withheld or delayed).

     (c) Subject to GZA's receipt of the written opinion of the Financial Advisor dated as of the date of the mailing of the Proxy Statement to the stockholders of GZA, that the consideration to be received by the holders of the Shares pursuant to the Merger is fair, from a financial point of view, to such stockholders (the "Updated Fairness Opinion"), GZA shall, as promptly as practicable following the date of this Agreement and in consultation with Futureco, duly call and give notice of, and, convene and hold, the GZA Stockholders' Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement as set forth in Section 6.1 hereof (the "GZA Stockholders' Meeting"). GZA will use reasonable best efforts to hold such meeting as soon as practicable after the date hereof.

     SECTION 5.2 Access to Information; Confidentiality.

     Subject to the requirements of confidentiality agreements with third parties, GZA, Futureco and Sub shall, and GZA shall cause each of the GZA Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of GZA, Futureco and Sub shall, and GZA shall cause each of the GZA Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of GZA, Futureco and Sub shall, and GZA shall cause the GZA Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the Confidentiality Agreement dated as of March 31, 2000 between GZA and Futureco (the "Confidentiality Agreements"); provided, however, that GZA shall not be required to provide to Futureco or Sub any information related to meetings or other activities of the Special Committee or, except as otherwise provided herein, information related to a potential transaction with any third parties.

     SECTION 5.3 Best Efforts; Notification.

     (a) Subject to the terms and conditions herein provided, GZA and Futureco shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time, from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to GZA and Futureco; and (iii) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, furnishing all information required to be included in the Proxy Statement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of GZA and Futureco shall take all such necessary action.

     (b) GZA shall give prompt notice to Futureco, and Futureco shall give prompt notice to GZA, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.4 Costs of Transaction.

     In the event that the Merger is not consummated, each of Futureco and GZA shall pay their own costs and expenses relating to the Merger and the other transactions contemplated by this Agreement. This Section 5.4 shall in no way affect the rights and obligations of the parties hereto under Article 7 hereof.

     SECTION 5.5 Public Announcements.

     Futureco, Sub and GZA will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including (without limitation) the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement. For purposes of this Section 5.5, "written public statements" shall include any written statement transmitted to the Nasdaq National Market or the shareholders of Futureco or GZA.

     SECTION 5.6 Taxes.

     At Futureco's expense, GZA will and will cause each GZA Subsidiary to consult with and provide Futureco the opportunity to review and comment upon all returns, questionnaires, applications or other documents to be filed after the date hereof by GZA with respect to Taxes including, without limitation, GZA's federal, state and local income tax returns for its taxable year ended February 29, 2000 (collectively, the "GZA Tax Returns"), and shall not file any such returns without the prior review and comment of Futureco and Acquisition, which shall not be unreasonably withheld or delayed.

     SECTION 5.7 Resignations.

     On the Closing Date, if requested by Futureco, the directors of each of GZA and the GZA Subsidiaries shall have submitted their resignations from such positions, effective as of the Effective Time.

     SECTION 5.8 Indemnification.

     (a) From and after the Effective Time, the Surviving Corporation shall provide exculpation, indemnification and advancement of expenses for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of GZA or any GZA Subsidiary (the "Indemnified Parties") which is the same as the exculpation, indemnification and advancement of expenses provided to the Indemnified Parties by GZA (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Certificate of Incorporation, Bylaws and existing contractual agreements (the "Indemnification Agreements") as in effect at the close of business on the date hereof; provided, that such exculpation, indemnification and advancement of expenses covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. The Surviving Corporation shall obtain and maintain in effect from the Effective Time and continuing until the sixth anniversary thereof "tail" directors and officers liability insurance with a term, coverage amount and other terms and conditions as are at least as favorable as required by the Indemnification Agreements (the "Tail Policy"). The Surviving Corporation shall provide GZA with a true and complete copy of a binder with respect to the Tail Policy at least 10 days prior to the Effective Time, and shall use its reasonable best efforts to provide to GZA a true and complete copy of the Tail Policy as proposed to be issued prior to the Effective Time. The premium for such policy shall be paid in full at the Effective Time.

     (b) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Surviving Corporation. The Surviving Corporation shall pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Futureco or the Surviving Corporation under this Section 5.8. The provisions of this Section 5.8 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

     (c) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     SECTION 5.9 No Further Stock Agreements.

     From and after the date of this Agreement, neither Futureco, Sub nor any of their respective officers or directors shall enter into any Stock Agreement with any third party except Stock Agreements with employees of GZA necessary in order to determine the composition of the Excluded Securities Schedule which agreements, arrangements or other undertakings with respect to any Shares which could cause Futureco to be considered an "owner" of such Shares for purposes of
Section 203 of the Delaware Law shall not be entered into prior to GZA Shareholder Approval.

                                   ARTICLE 6

                               CLOSING CONDITIONS

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger.

     The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) GZA Shareholder Approval. The Merger shall have been approved and adopted by the affirmative vote of at least 66 2/3% of the outstanding shares of GZA Common Stock which are not "owned" by Futureco (as such term is defined in Section 203 of the Delaware Law).

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

     SECTION 6.2 Conditions to Obligations of Futureco and Sub.

     The obligations of Futureco and Sub to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by Futureco:

          (a) Representations and Warranties. The representations and warranties of GZA set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Futureco shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of GZA contained herein are so qualified) signed on behalf of GZA by the chief executive officer of GZA, in such capacity, to such effect. For the purposes of Section 6.2, the representations and warranties of GZA shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a GZA Material Adverse Effect.

          (b) Performance of Obligations of GZA. GZA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Futureco shall have received a certificate signed on behalf of GZA by the chief executive officer of GZA, in such capacity, to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no GZA Material Adverse Change and Futureco shall have received a certificate of the chief executive officer of GZA, in such capacity, certifying to such effect.

          (d) Opinion of Counsel. Futureco shall have received an opinion of Epstein, Becker & Green, P.C. or other counsel to GZA reasonably satisfactory to Futureco dated the Closing Date in form and substance reasonably satisfactory to Futureco.

          (e) Consents. All consents and waivers from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

          (f) Dissenters' Rights. The record holders of not more than five percent (5%) of the issued and outstanding shares of GZA Common Stock on the Effective Date are Dissenting Shares.

          (g) Financing. Futureco shall have obtained adequate financing for the Merger on terms acceptable to it, and the proceeds of such financing shall be available for the transaction.

          (h) Stock Options. Not later than one (1) business day prior to the Closing Date, GZA shall have received from each holder of a Stock Option, an Option Exercise Agreement, duly executed by or on behalf of such holder, in which such holder shall have indicated the number of shares such holder elects to purchase upon exercise of such option pursuant to such Option Exercise Agreement, and such holder shall have acknowledged that any Stock Option not exercised prior to the Closing Date shall be terminated and cancelled. On the Closing Date, GZA shall deliver to Futureco a schedule setting forth the name and address of each record holder of a Stock Option as to which such holder has executed and delivered an Option Exercise Agreement, the number of Option Shares issuable upon such exercise, and the Exercise Price Liability with respect to each such Option Share.

     SECTION 6.3 Conditions to Obligations of GZA.

     The obligation of GZA to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by GZA:

          (a) Representations and Warranties. The representations and warranties of Futureco and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and GZA shall have received certificates (which certificates may be qualified by Knowledge to the same extent as the representations and warranties of Futureco contained herein are so qualified) signed on behalf of Futureco and Sub by the President of the respective Company to such effect. For the purposes of this Section 6.3(a), the representations and warranties of Futureco and Sub shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Futureco Material Adverse Effect or a Sub Material Adverse Effect.

          (b) Performance of Obligations of Futureco and Sub. Futureco and Sub shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Effective Time, and GZA shall have received certificates of Futureco and Sub signed on behalf of Futureco and Sub by the President of the respective Company, in such capacity, to such effect.

          (c) Opinion of Counsel. GZA shall have received an opinion from Bowditch & Dewey, LLP or other counsel to Futureco reasonably satisfactory to GZA dated the Closing Date in form and substance reasonably satisfactory to GZA.

          (d) Consents. All consents and waivers from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained.

          (e) Fairness Opinion. GZA shall have received the Updated Fairness Opinion.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination.

     This Agreement may be terminated at any time prior to the acceptance of the Certificate of Merger for record by the Secretary of State of the State of Delaware, whether before or after the GZA Shareholder Approval has been obtained:

          (a) by mutual written consent duly authorized by the boards of directors of GZA and Futureco;

          (b) by Futureco, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of GZA set forth in this Agreement, such that the conditions set forth in Section 6.2(b), would be incapable of being satisfied by December 14, 2000 (or as otherwise extended);

          (c) by GZA, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Futureco set forth in this Agreement, in either case such that the conditions set forth in Section 6.3, would be incapable of being satisfied by December 14, 2000 (or as otherwise extended);

          (d) by either Futureco or GZA, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

          (e) by either Futureco or GZA, at any time after December 14, 2000 if, by that date, through no breach of the Agreement by the terminating party, the conditions set forth in Sections 6.2 or 6.3, respectively, are not satisfied;

          (f) by either Futureco or GZA, if the Merger shall not have been consummated before December 14, 2000; provided, that in the case of termination pursuant to this Section 7.1(f), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

          (g) by either Futureco or GZA if, upon a vote at a duly held GZA Shareholders Meeting or any adjournment thereof, the GZA Shareholder Approval shall not have been obtained;

          (h) by GZA, if prior to the GZA Shareholder's Meeting, the GZA Board shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved, or recommended or entered into, a Superior Acquisition Proposal;

          (i) by Futureco if (i) prior to the GZA Shareholders Meeting, the GZA Board shall have withdrawn or modified in any manner adverse to Futureco its approval or recommendation of the Merger or this Agreement in connection with, or approved, recommended or entered into, any Superior Acquisition Proposal, or (ii) GZA shall have entered into a definitive agreement with respect to any Acquisition Proposal; and

          (j) by Futureco if the record holders of more than five percent (5%) of the issued and outstanding shares of GZA Common Stock on the Effective Time are Dissenting Shares.

     SECTION 7.2 Certain Fees and Expenses.

     If this Agreement shall be terminated by GZA pursuant to Section 7.1(e) as a result of the failure of GZA to receive the Updated Fairness Opinion or pursuant to Section 7.1(h) or 7.1(i), then GZA will reimburse Futureco, within five business days of GZA's receipt of documentation reasonably satisfactory to GZA, for actual, reasonable, and customary expenses incurred by Futureco in connection with the proposed Merger, up to a maximum of $750,000.

     SECTION 7.3 Effect of Termination.

     In the event of termination of this Agreement by either GZA or Futureco as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Futureco, Sub or GZA, other than Section 7.2, this Section 7.3 and Article 8.

     SECTION 7.4 Amendment.

     This Agreement may be amended by the parties in writing by action of GZA's Board and the Boards of Directors of Futureco and Sub at any time before or after any Shareholder Approval is obtained and prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; provided, however, that, after the Shareholder Approval is obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

     SECTION 7.5 Extension; Waiver.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties.

     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time.

     SECTION 8.2 Notices.

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) If to Futureco:

        Futureco Environmental, Inc.
        9 Bridie Lane
        Norfolk, MA 02056
        Attn: William Beloff, President
        Telephone:
        Facsimile:

        With a copy to:

        Bowditch & Dewey, LLP
        311 Main Street
        Worcester, MA 01608
        Attn: Jane V. Hawkes, Esq.
        Telephone: (508) 926-3412
        Facsimile: (508) 929-3017

     (b) If to GZA:

         GZA GeoEnvironmental Technologies, Inc.
        320 Needham Street
        Newton Upper Falls, MA 02464
        Attn: Andrew P. Pajak
        Telephone: (617) 630-6240
        Facsimile: (617) 969-0715

        With a copy to:

        Epstein, Becker & Green, P.C.
        75 State Street
        Boston, MA 02109-1807
        Attn: Paul D. Broude, Esq.
        Telephone: (617) 342-4000
        Facsimile: (617) 342-4001

     All notices shall be deemed given only when actually received.

     SECTION 8.3 Incorporation.

     All references made herein to any party shall include any predecessor to such party. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.4 Counterparts.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries.

     This Agreement and the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 8.6 Governing Law.

     This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.7 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.8 Enforcement.

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that subject to Article 8, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     SECTION 8.9 Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, Futureco, Sub and GZA have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          GZA GEOENVIRONMENTAL
                                            TECHNOLOGIES, INC.

                                          By:      /s/ ANDREW P. PAJAK
                                            ------------------------------------
                                            Name: Andrew P. Pajak
                                            Its:   Chief Executive Officer

                                          FUTURECO ENVIRONMENTAL, INC.

                                          By:     /s/ WILLIAM R. BELOFF
                                            ------------------------------------
                                            Name: William R. Beloff
                                            Its:   President

                                          GEOENVIRONMENTAL ACQUISITION, INC.

                                          By:     /s/ WILLIAM R. BELOFF
                                            ------------------------------------
                                            Name: William R. Beloff
                                            Its:   President

                                 INDEX OF TERMS

                                                               PAGE
TERM                                                          NUMBER
----                                                          ------
Acquisition Proposal........................................    32
Affiliate...................................................    17
Affiliated Group............................................    20
Agreement...................................................     1
Certificate of Merger.......................................     2
Certificates................................................     4
Closing Date................................................     2
Code........................................................     6
Commitment..................................................    34
Confidentiality Agreements..................................    37
Controlled Group Member.....................................    17
Debt Documents..............................................    24
Default.....................................................    24
Delaware Law................................................     1
Deposit Date................................................     5
Dissenting Shares...........................................     4
Effective Time..............................................     2
Encumbrances................................................    13
Environmental Laws..........................................    15
Equity Participation........................................    24
ERISA.......................................................    17
Event of Default............................................    24
Exchange Act................................................    11
Excluded Option.............................................     4
Excluded Securities Schedule................................     3
Excluded Share..............................................     3
Exercise Price Liability....................................     3
Fairness Opinion............................................    25
Futureco....................................................     1
Financial Advisor...........................................    25
Futureco Disclosure Schedule................................    31
Futureco Material Adverse Effect............................    28
Futureco SEC Documents......................................    31
Futureco's Knowledge........................................    27
GAAP........................................................    11
GZA.........................................................     1
GZA Board...................................................     1
GZA Common Stock............................................     3
GZA Disclosure Schedule.....................................     7
GZA Employee Plan...........................................    17
GZA Environmental Reports...................................    15
GZA Financial Statement Date................................    12
GZA Leased Properties.......................................    14
GZA Material Adverse Change.................................    12
GZA Material Adverse Effect.................................     7

                                                               PAGE
TERM                                                          NUMBER
----                                                          ------
GZA Properties..............................................    13
GZA SEC Documents...........................................    11
GZA Shareholder Approval....................................    10
GZA Stockholders' Meeting...................................    37
GZA Stock Option Plans......................................     3
GZA Subsidiary..............................................     7
GZA Tax Returns.............................................    39
Governmental Entity.........................................    10
Hazardous Substances........................................    16
Indebtedness................................................    24
Indemnification Agreements..................................    39
Indemnified Parties.........................................    39
IRS.........................................................    17
Laws........................................................    10
Liens.......................................................     8
Merger Consideration........................................     3
Merger......................................................     1
Option Share................................................     3
Participating Share.........................................     3
Paying Agent................................................     4
Payment Fund................................................     5
Pension Plan................................................    17
Person......................................................     8
Property Restrictions.......................................    13
Proxy Statement.............................................    36
Schedule 13E-3..............................................    36
SEC.........................................................    11
Securities Act..............................................    11
Shares......................................................     3
Special Committee...........................................     1
Stock Agreement.............................................    31
Stock Option................................................     3
Sub Material Adverse Effect.................................    29
Sub.........................................................     1
Subsidiary..................................................     7
Superior Acquisition Proposal...............................    33
Surviving Corporation.......................................     1
Tail Policy.................................................    39
Tax.........................................................    22
Tax Return(s)...............................................    22
to the Knowledge of GZA.....................................    26
Updated Fairness Opinion....................................    37
Welfare Plan................................................    17

                                                                    APPENDIX A-1

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger, dated as of October 27, 2000, by and among GZA GeoEnvironmental Technologies, Inc., Futureco Environmental, Inc., and GeoEnvironmental Acquisition, Inc., each a Delaware corporation,

                                WITNESSETH THAT

     WHEREAS, the parties entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 16, 2000; and

     WHEREAS, the parties desire to amend the Merger Agreement on the terms hereinafter set forth,

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

     1. Each of subsections (b), (c), (e) and (f) of Section 7.1 of the Merger Agreement is hereby amended by deleting the date "December 14, 2000" where it appears therein and substituting therefor the date "January 20, 2001."

     2. Except as expressly amended hereby, the Merger Agreement shall remain in force and be given effect in accordance with its terms.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          GZA GEOENVIRONMENTAL
                                            TECHNOLOGIES, INC.

                                          By: /s/ ANDREW P. PAJAK
                                            ------------------------------------
                                            Andrew P. Pajak
                                            Chief Executive Officer

                                          FUTURECO ENVIRONMENTAL, INC.

                                          By: /s/ WILLIAM R. BELOFF
                                            ------------------------------------
                                            William R. Beloff
                                            President

                                          GEOENVIRONMENTAL ACQUISITION, INC.

                                          By: /s/ WILLIAM R. BELOFF
                                            ------------------------------------
                                            William R. Beloff
                                            President

                  [Houlihan Lokey Howard & Zukin Capital LOGO]

August 16, 2000

Special Committee of the Board of Directors
GZA GeoEnvironmental Technologies, Inc.
320 Needham Street
Newton Falls, MA 02464

Dear Ladies and Gentlemen:

     We understand that GZA GeoEnvironmental Technologies, Inc. ("GZA or the "Company") has received an offer from Futureco Environmental, Inc. to acquire all of the outstanding common stock of the Company for $6.40 per share. Certain officers, directors or shareholders of Futureco Environmental, Inc. are also employees or shareholders of GZA. All other common stockholders of the Company are referred to herein as the "Public Stockholders." Such transaction and all related transactions are referred to collectively herein as the "Transaction."

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          1. reviewed the Company's annual reports to shareholders and on Form 10-K for the five fiscal years ended February 29, 2000 and quarterly reports on Form 10-Q for the quarter ended May 31, 2000, which the Company's management has identified as being the most current financial statements available;

          2. reviewed the Draft Agreement and Plan of Merger dated August 7,
     2000;

          3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

          4. visited certain facilities and business offices of the Company;

          5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the year ending February 28, 2001;

          6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

          7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

          8. reviewed drafts of certain documents to be delivered at the closing of the Transaction;

          9. at the request of the Special Committee of GZA's Board of Directors, approached and held discussions with third parties to solicit indications of interest in the possible acquisition of GZA; and

          10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

Special Committee of the Board of Directors
GZA GeoEnvironmental Technologies, Inc.
August 16, 2000
Page  2

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

     This Opinion does not constitute a recommendation to the Special Committee of the Board of Directors, the Board of Directors or any shareholder of the Company as to how to vote in connection with the Transaction.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

     This Opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company in its evaluation of the Transaction and shall not be used by any other person without the prior written consent of Houlihan Lokey Howard & Zukin Capital.

/s/ Houlihan Lokey Howard & Zukin Capital
Houlihan Lokey Howard & Zukin Capital

                                                                      APPENDIX C

                     HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
                               INVESTMENT BANKERS

                                                                October 26, 2000

Special Committee of the Board of Directors
GZA GeoEnvironmental Technologies, Inc.
320 Needham Street
Newton Upper Falls, MA 02464

Ladies and Gentlemen:

     We consent to the inclusion in the definitive proxy statement for the Special Meeting of Stockholders of GZA GeoEnvironmental Technologies, Inc. to be held on December 20, 2000 (the "Proxy Statement") of our opinion addressed to you dated August 16, 2000, and to the references to our firm in the Proxy Statement.

                                  Very truly yours,


                                  /s/ HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL


                                  HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                                                                      APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

                             TITLE 8. CORPORATIONS

                           sec.262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                        CHARTER FOR THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

PURPOSE:

     The purpose of the Audit Committee (the "Committee") established pursuant to this Charter is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of GZA GeoEnvironmental Technologies, Inc. and its subsidiaries (the "Company"), to provide to the Board of Directors (the "Board") of the Company the results of its examinations and recommendations derived therefrom, to propose to the Board improvements made or to be made in internal accounting controls, to propose independent auditors to the Board and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

     In addition, the Committee shall have the authority to undertake the specific duties and responsibilities listed below and the authority to undertake such other specific duties as the Board from time to time may prescribe.

MEMBERSHIP:

     The Committee shall consist of at least three (3) members of the Board who shall meet the requirements of Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board.

RESPONSIBILITIES:

     The Committee shall have the following duties and responsibilities:

          1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls, policies and procedures and approving policies relating to internal controls and protection of assets;

          2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function to the extent that the size and operations of the Company warrant this function;

          3. Prior to the annual independent audit, reviewing with the independent auditors and management the auditors' proposed audit scope and approach and the areas of audit emphasis;

          4. Conducting a post-audit review of the audited financial statements and discussing such statements with management and the independent auditors; conducting a post-audit review of the audit findings (including any significant suggestions for improvements provided to management by the independent auditors), the form and content of the Company's financial statements and disclosures and the required communications from the independent auditors under generally accepted auditing standards and any applicable Securities and Exchange Commission ("SEC") regulations; discussing with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, relating to the conduct of the year-end audit;

          5. Reviewing and recommending to the Board the selection and retention of independent auditors and reviewing and approving the compensation of the independent auditors;

          6. Ensuring the Committee's receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

          Preparing the report required by the rules of the SEC to be included in the Company's annual proxy statement, commencing with the proxy statement for the 2000 Annual Meeting;

          8. Reviewing, in conjunction with counsel, any legal matters that could have a material impact on the Company's financial statements;

          9. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments, and approving such policies;

          10. Instituting, if necessary, special investigations and, if appropriate, hiring special counsel or experts to assist;

          11. Reviewing related party transactions for potential conflicts of interest and making recommendations to the Board with respect thereto;

          12. Providing a forum for the independent auditors to meet in closed session with the Committee;

          13. Reviewing with senior management and the independent auditors the Company's accounting and financial personnel;

          14. Receiving and reviewing the response of the management of the Company to any management letter or report from the independent auditors;

          15. Reviewing any dispute between management and the independent auditors and recommending action to the Board; and

          16. Performing other oversight functions as requested by the full
     Board.

     In addition to the above responsibilities, the Committee shall undertake such other duties as the Board delegates to it, or as may be required by law, the Company's Certificate of Incorporation or its By-Laws, and shall report to the Board regarding the Committee's examinations and recommendations, as the Committee deems appropriate.

MEETINGS:

     It is anticipated that the Committee will meet at least four times each year. The Committee may establish its own schedule. Each meeting shall include an executive session that will allow the Committee to maintain free and open communications with the Company's independent auditors.

     The Committee shall meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Committee shall meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors' examination and management report.

     The Committee is authorized, by majority vote or unanimous written consent of its members, to adopt its own rules of procedure, including the formalities of calling, noticing and holding meetings and for the taking of action of the Committee by vote at any such meeting or by unanimous written consent of the members thereof. Unless and until any such procedures are formally adopted by the Committee, the procedures with respect to calling, noticing and holding meetings of the Committee and conducting business of the Committee shall be the same as those provided in the By-laws of the Company with respect to calling, noticing and holding meetings of and taking action by the Board.

REPORTS AND RECOMMENDATIONS:

     The Committee may present its reports or recommendations to the Board in written or oral form. The Committee's recommendations shall be incorporated as a part of the minutes of the Board meeting at which those recommendations are presented.

MINUTES:

     The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

ACCOUNTABILITY OF OUTSIDE AUDITOR:

     The Company's outside auditor is ultimately accountable to the Board and the Audit Committee as representatives of shareholders. The Board shall have the authority and responsibility, with the advice and recommendation of the Committee, to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

OTHER:

     The Committee shall have the right, as and when it shall determine to be necessary or appropriate to the functions of the Committee:


          1. at the Company's expense and not at the expense of the members thereof, to retain counsel (which may be, but need not be, the regular corporate counsel to the Company) and other advisors to assist it in connection with its functions; and


          2. to request, and to rely upon, advice, orally or in writing, from the Chief Executive Officer and the Chief Financial Officer of the Company and from any representative of the independent auditors to the Company participating in such independent auditors' engagement by the Company, concerning aspects of the operation or financial condition of the Company relevant to the functions of the Committee.

     The officers of the Company are requested to cooperate with the Committee and to render assistance to it as it shall request in carrying out its functions.

ANNUAL REVIEW:

     The Committee will review and reassess the adequacy of this Charter on at least an annual basis and will report to the Board the results of such review and reassessment.

                                      PROXY
                     GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
                               320 Needham Street
                     Newton Upper Falls, Massachusetts 02464
      Proxy for Special Meeting in Lieu of Annual Meeting of Stockholders
                         to be held on December 21, 2000



The undersigned hereby constitutes and appoints Donald T. Goldberg, Andrew P. Pajak and William R. Beloff , and each of them acting singly, as proxies of the undersigned, each with full power to appoint his substitute, and authorizes each of them, and each substitute so appointed, to represent and vote all shares of Common Stock of GZA GeoEnvironmental Technologies, Inc. (the "Company") held of record by the undersigned at the close of business on November 9, 2000 at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on December 21, 2000, at 10:00 a.m. local time and at any adjournment thereof.



The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting in Lieu of Annual Meeting of Stockholders and of the Proxy Statement relating thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoke at any time before it is exercised.

                     GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.


Your vote must be received prior to the Special Meeting of Stockholders, December 21, 2000, in order to be voted at the meeting.


Thank you in advance for your prompt consideration of these matters.

Sincerely,

GZA GeoEnvironmental Technologies, Inc.





                 Please Detach and Mail in the Envelope Provided


A     [X] Please mark your
          votes as in this
          example.

1. Proposal to approve and adopt the Merger   3. Proposal to elect the following
Agreement dated as of August 16, 2000            nominees to serve three-year
providing for the merger of                      terms as Class II Directors:
GeoEnvironmental Acquisition, Inc. with and
into the Company:

     [  ]    FOR                              Nominees:
     [  ]    AGAINST                                 William R. Beloff
     [  ]    ABSTAIN                                 Lewis Mandell
                                                     William S. Zoino
2. Proposal to authorize management to        [  ]   FOR ALL NOMINEES
adjourn the Special Meeting to a date or      [  ]   WITHHOLD AUTHORITY
dates not later than January 20, 2001 in      To withhold authority to vote for
order to solicit additional proxies in the    any individual nominee, check the
event that the number of shares of Common     "For All Nominees" box and strike
Stock present or represented at the Special   a line through that nominee's name
Meeting is insufficient to approve the        in the list above.
Merger Agreement:

[  ]    FOR
[  ]    AGAINST
[  ]    ABSTAIN


This proxy is being solicited on behalf of the Board of Directors. When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND FOR ALL NOMINEES FOR DIRECTOR. THE COMPANY HAS RECEIVED NO NOTICE OF ANY OTHER MATTER THAT WILL BE PRESENTED AT THE MEETING. PURSUANT TO RULE 14a-4(c)(1), THIS PROXY WILL BE VOTED IN THE

DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO ANY OTHER MATTER TO COME PROPERLY BEFORE THE MEETING. Any stockholder who wishes to vote in accordance with the recommendations of the Board of Directors need only sign and date this proxy and return it in the enclosed envelope.

RECORD DATE SHARES:


                                          Signature ____________________________
Date _____________, 2000


                                      -3-